     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2004


                                                     REGISTRATION NO. 333-109835

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ELECTRIC CITY CORP.
             (Exact Name of Registrant as Specified in its Charter)

                    DELAWARE                                           3699                                         36-4197337
        (State or other jurisdiction of            (Primary Standard Industrial Classification                   (I.R.S. Employer
         incorporation or organization                             Code Number)                                Identification No.)

     1280 LANDMEIER ROAD, ELK GROVE VILLAGE, ILLINOIS, 60007, (847) 437-1666
         (Address, and Telephone Number of Principal Executive Offices)

                               JEFFREY R. MISTARZ
                      CHIEF FINANCIAL OFFICER AND TREASURER
          ELECTRIC CITY CORP., 1280 LANDMEIER ROAD, ELK GROVE VILLAGE,
                         ILLINOIS, 60007, (847) 437-1666
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                                ANDREW H. CONNOR
                   SCHWARTZ COOPER GREENBERGER & KRAUSS, CHTD.
                        180 N. LASALLE STREET, SUITE 2700
                             CHICAGO, ILLINOIS 60601
                                 (312) 346-1300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================

                                   PROSPECTUS


                           (ELECTRIC CITY CORP. LOGO)


                               ELECTRIC CITY CORP.

                         941,698 SHARES OF COMMON STOCK


         The selling stockholders are offering up to 941,698 shares of our Common Stock, par value $0.0001 per share. The selling stockholders can sell these shares on any exchange on which the shares are listed , in the over the counter market, or in privately negotiated transactions, whenever they decide and at the prices they set. We may issue up to 420,000 of these shares upon exercise of warrants held by some of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our Common Stock, but will receive proceeds from the exercise of any of such warrants.



         Our Common Stock is quoted on The American Stock Exchange under the symbol "ELC." On April 29, 2004, the closing sale price for shares of our Common Stock was $1.71 per share.



         Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-1666. Our web site is located at http://www.elccorp.com. The information contained on our web site is not part of this prospectus.


                                   ----------

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS DESCRIBED BEGINNING ON PAGE 3.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                  The date of this prospectus is May 3, 2004.

                                TABLE OF CONTENTS


About This Prospectus...................................................................1
Cautionary Note Regarding Forward-Looking Statements....................................1
Prospectus Summary......................................................................2
Risk Factors............................................................................3
Use Of Proceeds........................................................................10
Plan Of Distribution...................................................................11
Legal Proceedings......................................................................13
Directors, Executive Officers, Promoters And Control Persons...........................14
Selling Security Holders...............................................................16
Description Of Securities..............................................................17
Experts................................................................................28
Commission Position On Indemnification For Securities Act Liability....................29
Description Of Business................................................................29
Management's Discussion And Analysis Or Plan Of Operation..............................36
Description Of Property................................................................50
Certain Relationships And Related Transactions.........................................50
Market For Common Equity And Related Stockholder Matters...............................51
Executive Compensation.................................................................52
Security Ownership Of Principal Stockholders And Management............................58
Where You Can Find More Information....................................................63
Financial Statements...................................................................64

                              ABOUT THIS PROSPECTUS


         This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC" or "Commission") using a "shelf registration" process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

         Unless the context otherwise requires, "Electric City," the "Company," "we," "our," "us" and similar expressions refers to Electric City Corp. and its subsidiaries, and the term "Common Stock" means Electric City Corp.'s common stock, par value $0.0001 per share.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS



         This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under "Risk Factors," that could cause our actual results, performance, prospects or opportunities in 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, our reliance on licensed technologies, customers' acceptance of our new and existing products, the risk of increased competition, products and technologies, our ability to manage our growth, our commercial scale development of products and technologies to satisfy customers' demands and requirements, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

OUR COMPANY


         We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our issued and outstanding Common Stock to the approximately 330 stockholders of Pice Products Corporation ("Pice"), an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our Common Stock. Trading in our Common Stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC". Since December 12, 2000, our Common Stock has traded on the American Stock Exchange under the trading symbol "ELC".


OUR PRODUCTS

         We are a developer, manufacturer and integrator of energy saving technologies and building automation controls as well as an independent developer of scalable, negative power systems. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual "Negawatt" Power Plan ("VNPP"), which is essentially a negative power system which we market primarily to utilities as a demand response system. In addition to our EnergySaver system, we also provide, through our subsidiary, Great Lakes Controlled Energy Corporation ("Great Lakes"), integrated building and environmental control solutions for commercial and industrial facilities. Until June 1, 2003, we also manufactured custom electrical switchgear through Switchboard Apparatus Inc. ("Switchboard"), a wholly owned subsidiary located in Broadview, Illinois. In an effort to refocus our resources and shed the continuing losses from the switchgear business, we sold the operating assets of Switchboard to a group of investors, including the President of Switchboard, effective as of May 31, 2003.

         Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Building and environmental control services and solutions provided by Great Lakes are based out of a separate facility also located in Elk Grove Village, Illinois.


         Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino relating to the license of the EnergySaver technology in the United States and certain other markets.


         We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force, distributors and manufacturers' representatives.

THE OFFERING

Securities Offered.                 The selling stockholders are offering up to
                                    941,698 shares of our Common Stock.


Terms of the Offering.              We have agreed to use our best efforts to
                                    keep this registration statement effective until all the registered shares of Laurus
                                    Master Fund, Ltd., one of the selling
                                    stockholders, have been sold or may be sold without volume restrictions pursuant to the Securities Act of 1933.


Use of Proceeds.                    We will not receive any of the proceeds from
                                    any sale of the shares offered by this
                                    prospectus by the selling stockholders. To the extent the selling stockholders exercise their warrants, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel, and consolidating our manufacturing facilities.

American Stock Exchange Symbol.     ELC


                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below and all of the other information included in this prospectus before you decide whether to purchase shares of our Common Stock. Any of the following risks could materially adversely affect our business, financial condition or operating results and could negatively affect the value of your investment.

RISKS RELATED TO OUR BUSINESS

     WE HAVE A LIMITED OPERATING HISTORY UPON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

         We were formed in December 1997. To date, we have only generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.



     WE HAVE INCURRED SIGNIFICANT OPERATING LOSSES SINCE INCEPTION AND MAY NOT ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

         We have incurred substantial net losses in each year since we commenced operations in December 1997. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we expect to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

     A DECREASE IN ELECTRIC RETAIL RATES COULD LESSEN DEMAND FOR OUR ENERGYSAVER PRODUCTS.

         Our principal products, our EnergySaver products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current high levels. Due to a potential overbuilding of power generating stations throughout certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for energy saving devices such as our EnergySaver products.

     WE HAVE A LICENSE UNDER CERTAIN PATENTS AND OUR ABILITY TO SELL OUR PRODUCTS MAY BE ADVERSELY IMPACTED IF THE LICENSE EXPIRES OR IS TERMINATED.


         We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi's U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire around November 2017. The license agreement may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in those countries where Mr. Reverberi holds valid patents relating to our products, including the United States.


IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AGAINST INFRINGEMENT OR OTHERS OBTAIN INTELLECTUAL PROPERTY RIGHTS RELATING TO ENERGY MANAGEMENT TECHNOLOGY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE IN THE ENERGY MANAGEMENT MARKET.

         We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our non-union employees and consultants during March 2001 (and non-union employees hired since March 2001 have also signed these agreements), the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect our competitive advantage in the energy management market. Furthermore, our license to use Mr. Reverberi's patents may have little or no value to us if Mr. Reverberi's patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.

         Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

     THE LOSS OF KEY PERSONNEL MAY HARM OUR ABILITY TO OBTAIN AND RETAIN CUSTOMERS, MANAGE OUR RAPID GROWTH AND COMPETE EFFECTIVELY.


         Our future success will depend significantly upon the continued contributions of certain members of our senior management, including John P. Mitola, our Chief Executive Officer, because he is critical to obtaining and retaining customers, managing our growth and the future development of our Virtual Negawatt Power Plan ("VNPP") concept. Our future success will also depend upon our ability to attract and retain highly qualified technical, operating and marketing personnel. We believe that there is intense competition for qualified personnel in the energy management industry. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to successfully manufacture and market our products.


         IF WE ARE UNABLE TO MANAGE OUR GROWTH, IT WILL ADVERSELY AFFECT OUR BUSINESS, THE QUALITY OF OUR PRODUCTS AND OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

         We are subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:

         o further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

         o improve our business development, marketing and sales capabilities; and

         o        expand, train, motivate and manage our employee base.

         Our current senior management has limited experience managing a publicly traded company. Our systems currently in place may not be adequate if we continue to grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we continue to grow.

     IF OUR ENERGYSAVER PRODUCTS DO NOT ACHIEVE OR SUSTAIN MARKET ACCEPTANCE, OUR ABILITY TO COMPETE WILL BE ADVERSELY AFFECTED.

         To date, we have not sold our EnergySaver product line in very large quantities and a sufficient market may not develop for it. Significant marketing will be required in order to establish a sufficient market for the EnergySaver products. The technology underlying these products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market.

     FAILURE TO MEET CUSTOMERS' EXPECTATIONS OR DELIVER EXPECTED TECHNICAL PERFORMANCE COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY.

         Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption. We rely on outside contractors to install our EnergySaver products. Any defects in this equipment and/or its installation or any other failure to meet our customers' expectations could result in:

         o        delayed or lost revenues due to adverse customer reaction;

         o requirements to provide additional products and/or services to a customer at no charge;

         o negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

         o claims for substantial damages against us, regardless of our responsibility for such failure.

     IF SUFFICIENT ADDITIONAL FUNDING IS NOT AVAILABLE TO US, THE
     COMMERCIALIZATION OF OUR PRODUCTS AND OUR ABILITY TO GROW MAY BE HINDERED.

         Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.


     RAISING ADDITIONAL CAPITAL OR CONSUMMATION OF ADDITIONAL ACQUISITIONS THROUGH THE ISSUANCE OF EQUITY OR EQUITY-LINKED SECURITIES COULD DILUTE YOUR OWNERSHIP INTEREST IN US.



         We may need to obtain additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, or to continue to fund operating losses until our cash flow turns positive. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.




         If we receive additional funds through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our Common Stock.

     FAILURE TO EFFECTIVELY MARKET OUR ENERGY MANAGEMENT PRODUCTS COULD IMPAIR OUR ABILITY TO SELL LARGE QUANTITIES OF THESE PRODUCTS.

         One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over more traditional products and competitive products. As we grow, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver products and are dependent upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days' written notice. Without these relationships, our ability to market and sell our EnergySaver products could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues could be seriously harmed.


         The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, are now, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories, but are not achieving our goals. During 2000, we repurchased for cash and stock consideration the distribution rights from three distributors that were not meeting our sales goals. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights that we have granted or may grant in the future.


     IF OUR "VIRTUAL NEGAWATT POWER PLAN" CONCEPT IS UNSUCCESSFUL, DISTRIBUTION OF OUR ENERGYSAVER PRODUCT LINE MAY BE IMPAIRED AND OUR GROWTH COULD SUFFER.


         During 2001, we announced our "Virtual Negawatt Power Plan" concept. The VNPP is intended to allow a utility to remotely control commercial, industrial and government lighting systems over a managed and secure IP network. It is envisioned that through the use of the EnergySaver/GlobalCommander system, a utility will be able to reduce electric demand requirements during periods of peak demand, providing nearly instantaneous control, measurement and verification of load reduction. The successful implementation of the VNPP concept could significantly increase the sales and profitability of our EnergySaver product line. We recently announced an agreement with Commonwealth Edison to implement a 50-Megawatt VNPP system in northern Illinois. A VNPP agreement was executed with ComEd during the third quarter of 2003 under which ComEd will make quarterly payments for verified load reduction capacity, and we began installing product under the program in late 2003. As of December 31, 2003 we had begun installing EnergySavers but we have not recognized revenue on the shipments. We are currently negotiating to transfer the ComEd VNPP contract to a limited liability company (the "LLC") being created by a Chicago based investment bank. The LLC would in turn purchase from us all the equipment installed under the ComEd program and receive payment for the curtailment capacity from ComEd over the term of the contract. Under this arrangement the LLC is expected to pay us approximately $17 million to $20 million for equipment and installation as the equipment is installed and accepted. We expect to receive these payments over an 18 to 24 month period.



     While we have made significant progress toward implementing this program with ComEd, we still have a number of hurdles to clear before we can start recognizing revenue related to this program, including legal and financing issues, the failure to accomplish any one of which could delay or cancel the program. Also, if we fail to recruit enough customers to participate in the program we may not be able to deliver 50MW of demand curtailment, which would result in less revenue from the program than we expect. If our attempts to advance the VNPP concept are unsuccessful, our plans to significantly increase the distribution of our EnergySaver product line may not develop and our growth may be impaired.


     IF WE DO NOT SUCCESSFULLY COMPETE WITH OTHERS IN THE VERY COMPETITIVE ENERGY MANAGEMENT MARKET, WE MAY NOT ACHIEVE PROFITABILITY.

         In the energy management market, we compete with other manufacturers of traditional energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.

     PRODUCT LIABILITY CLAIMS COULD RESULT IN LOSSES AND COULD DIVERT OUR MANAGEMENT'S TIME AND RESOURCES.

         The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

     OUR CURRENT INTERNAL MANUFACTURING CAPACITY IS LIMITED AND IF DEMAND FOR OUR PRODUCTS INCREASES SIGNIFICANTLY AND WE ARE UNABLE TO INCREASE OUR CAPACITY QUICKLY AND EFFICIENTLY OUR BUSINESS COULD SUFFER.


         Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced over 1,000 EnergySaver units over the past six years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We will probably have to hire contract manufacturers and outsource the manufacturing of some or all of our products. We have had discussions with several potential contract manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.




RISKS RELATED TO THIS OFFERING

     BECAUSE OF THE CURRENT MARKET PRICE OF OUR COMMON STOCK, IN CONJUNCTION WITH THE FACT THAT WE ARE A RELATIVELY SMALL COMPANY WITH A HISTORY OF OPERATING LOSSES, THE FUTURE TRADING MARKET FOR

     OUR STOCK MAY NOT BE ACTIVE ON A CONSISTENT BASIS, WHICH MAY MAKE IT DIFFICULT FOR YOU TO SELL YOUR SHARES.

           The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our Common Stock on AMEX, you may have difficulty selling your shares.

     THE NEED TO RAISE ADDITIONAL CAPITAL WILL MOST LIKELY BE DILUTIVE TO OUR CURRENT STOCKHOLDERS AND COULD RESULT IN NEW INVESTORS RECEIVING RIGHTS THAT ARE SUPERIOR TO THOSE OF EXISTING STOCKHOLDERS.


         Since September 2001, we have issued shares of our preferred stock convertible into 21,703,000 shares of our Common Stock. These shares of preferred stock are accruing dividends at the rate of 6% per year, though prior to March 22, 2004 they were accruing at the rate of 10% per year. To date we have issued shares of convertible preferred stock convertible into 5,967,689 shares of Common Stock in satisfaction of accrued dividends. The preferred stockholders all have rights that are superior to the rights of our Common Stockholders, including:

         o a liquidation preference of $200 per share (under our Series E Preferred which was issued on March 22, 2004 in a 1 for 10 exchange for the outstanding Series A, C and D Preferred shares. See Liquidity and Capital Resources.);

         o special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company that would have the right to receive dividends or the right to participate in any distribution upon liquidation which was senior to or equal to the rights of the Series E Preferred (other than to pay dividends on the preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

         o a conversion price that may be below the market price of our Common Stock;

         o        the right to elect up to four directors;

         o the right to vote with the holders of Common Stock on an "as converted" basis on all matters on which holders of our Common Stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

         o a right of first offer on the sale of equity by the Company in a private transaction; and

         o anti-dilution protection that would adjust the conversion price on their preferred shares and the exercise price on their warrants in the event we issue equity at a price which is less than the conversion price or exercise price of their securities.


         These rights associated with our preferred stock are substantially different than the rights of our common stockholders and may materially decrease the value of our Common Stock.


     JOSEPH MARINO, RICHARD KIPHART AND DYDX MAY BE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL OR COULD CAUSE OUR STOCK PRICE TO DECLINE THROUGH FUTURE SALES BECAUSE THEY BENEFICIALLY OWN A LARGE PERCENTAGE OF OUR COMMON STOCK.



         There are 40,922,021 shares of our Common Stock outstanding as of April 20, 2004, of which Joseph C. Marino beneficially owns approximately 20%, Richard Kiphart beneficially owns approximately 18% and DYDX beneficially owns approximately 8% (each of the aforementioned percentages include stock options that are currently exercisable). As a result of their significant ownership, Mr. Marino, Mr. Kiphart and DYDX may have the ability to exercise a controlling influence over our business and corporate actions requiring stockholder approval, including the election of our directors (other than those directors to be chosen by the holders of our preferred stock), a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our Common Stock. Also, in the event of a sale of our business, Mr. Marino and Mr. Kiphart and DYDX could elect to receive a control premium to the exclusion of other stockholders.



         A significant percentage of the outstanding shares of our Common Stock, including the shares beneficially owned by Mr. Marino, Mr. Kiphart or DYDX and the shares offered under this prospectus can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws and by trading agreements entered into with us. The market price of our Common Stock could decline as a result of sales of a large number of our presently outstanding shares of Common Stock by Mr. Marino, Mr. Kiphart, DYDX or other stockholders (including the selling stockholders under this prospectus) in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.


     PROVISIONS OF OUR CHARTER AND BY-LAWS, IN PARTICULAR OUR "BLANK CHECK" PREFERRED STOCK, COULD DISCOURAGE AN ACQUISITION OF OUR COMPANY THAT WOULD BENEFIT OUR STOCKHOLDERS.


         Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine and which are acceptable to the holders of our Series E Preferred Stock. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and discourage these investors from acquiring a majority of our Common Stock. In addition, the price that future investors may be willing to pay for our Common Stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.



                                 USE OF PROCEEDS


         We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their warrants, we will receive up to $1,201,800 from the issuance of shares of Common Stock to the selling stockholders. Under such warrants, the selling stockholders have exercise prices ranging from $2.44 to $3.18 per share. To the extent the selling stockholders exercise their warrants, we intend to use the proceeds we receive for general corporate purposes.

                              PLAN OF DISTRIBUTION


         We have agreed to register for public resale shares of our Common Stock which have been issued to the selling stockholders or may be issued in the future to selling stockholders upon the exercise of warrants or the conversion of convertible notes we have issued. We have agreed to use our best efforts to keep this registration statement effective until all the shares of Laurus Master Fund, Ltd. registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our Common Stock offered pursuant to this prospectus.



         The selling stockholders may, from time to time, sell all or a portion of the shares of our Common Stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our Common Stock at various times in one or more of the following transactions:


         o on any national securities exchange or market on which our Common Stock may be listed at the time of sale;

         o        in an over-the counter market in which the shares are traded;

         o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

         o through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        through options, swaps or derivatives;

         o        in privately negotiated transactions;

         o        in transactions to cover short sales; and

         o        through a combination of any such methods of sale.

         The selling stockholders may also sell their shares of our Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.


         The selling stockholders may sell their shares of our Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.


         Certain of the selling stockholders have agreed not to engage in short sales, but from time to time the other selling stockholders may engage in short sales, short sales against the box, puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our Common Stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.


         A portion of the shares of Common Stock which are being registered hereunder may be issued upon conversion of promissory notes which we have issued, or may in the future issue, to Laurus Master Fund, Ltd. See "Description of Securities" and "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources". This prospectus does not cover the sale or transfer of such convertible promissory notes or of any of the warrants referred to under "Description of Securities". If the selling stockholders transfer any of those derivative securities prior to conversion or exercise, the transferee of such derivative securities may not sell the shares of Common Stock issuable upon conversion or exercise of such derivative securities under the terms of this prospectus unless we amend or supplement this prospectus to cover such sales.

         Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.


         We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $38,198 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or "blue sky" laws, legal fees and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.


         Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.



                                LEGAL PROCEEDINGS


         From time to time, the Company has been a party to pending or threaten legal proceedings and arbitrations that are routine and incidental to its business. In early October 2003, the Company notified one of its significant distributors that the Company was terminating the distributorship agreement between the parties due to certain unresolved issues (including breaches by such distributor), such termination to be effective after 60 days. In such notice, the Company indicated that it would be willing to enter into a new agreement with such distributor if the disputed issues could be resolved to the mutual satisfaction of the parties. Subsequent to giving such notice, the Company has received a demand for arbitration from such distributor pursuant to the provisions of the agreement, seeking, among other things, money damages in an unspecified amount and a declaration of the meaning of certain provisions of the distributorship agreement. The Company intends to defend the arbitration, but cannot predict the outcome at this time. Based upon information presently available, and in light of legal and other defenses available to the Company, management does not consider the liability from any threatened or pending litigation (including the foregoing arbitration) to be material to the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The table below shows certain information about our directors, executive officers and significant employees:


         NAME                                 AGE        PRINCIPAL POSITIONS
         ---------------------------------    -------    --------------------------------------------------
         John P. Mitola................         39       Chief Executive Officer and Director (1)
         Jeffrey R. Mistarz............         46       Executive Vice President, Chief Financial Officer,
                                                         Treasurer and Assistant Secretary
         Denis Enberg..................         55       Senior Vice President, Engineering
         Michael S. Stelter............         47       Director (1)
         David Asplund.................         46       Director (1)(5)
         Frederic F. Brace.............         46       Director (2)
         John C. Bukovski                       61       Director (3)
         Felicia Ferguson..............         44       Director (2)(5)
         Robert J. Manning.............         61       Director (1)(4)(5)
         Gerald A. Pientka.............         48       Director (1)(3)(4)
         Robert D. Wagner, Jr..........         62       Director (2)(3)(4)



----------
(1) These directors were elected by a majority of stockholder votes cast during our Annual Meeting of Stockholders held September 24, 2003.

(2) Messrs. Brace, and Wagner and Ms. Ferguson were appointed by the holders of our Convertible Preferred Stock.

(3)      Member of our Audit Committee.

(4)      Member of our Compensation Committee.

(5)      Member of our Governance and Nominating Committee.


         Our Board of Directors is currently authorized for a membership of twelve directors, up to four of which (depending on the number of shares of Series E Preferred Stock outstanding) are to be elected by the holders of the Series E Preferred Stock. As of March 31, 2004, our Board of Directors had three vacancies, of which one is to be filled by the holders of our Series E Convertible Preferred Stock.



         John P. Mitola has been one of our directors since November 1999 and has been our chief executive officer since January 2000. From August 1993 until joining us, Mr. Mitola was with Unicom Thermal Technologies (now Exelon Thermal Technologies), Unicom (now Exelon) Corporation's largest unregulated subsidiary, serving most recently as vice president and general manager. Mr. Mitola led the growth of Unicom Thermal through the development of Unicom Thermal's Northwind(TM) ice technology and through thermal energy joint ventures between Unicom Thermal and several leading electric utility companies across North America. Prior to his appointment at Unicom Thermal, Mr. Mitola was director of business development for Commonwealth Edison Company, the local electric utility serving Chicago, Illinois and the northern Illinois region. Since April 2003, Mr. Mitola has also served as the chairman of the Illinois State Toll Highway Authority, appointed by the Governor of Illinois.


         Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000 and our assistant secretary since February 2003. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, responsible for all areas of finance and accounting, managing capital and shareholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation

(now Bank One Corporation) for 12 years where he held positions in corporate lending, investment banking and credit strategy.

         Denis Enberg has been our Senior Vice President of Engineering since Electric City acquired his company, Great Lakes Controlled Energy Corporation, in June 2001. Mr. Enberg co-founded Great Lakes Controlled Energy Corp in 1985. From 1975 to 1985 he was president of C.E. Electric Incorporated, a Chicago licensed commercial and industrial electrical contracting firm that also specialized in industrial automation and controls. Mr. Enberg is a charter life member of the Association of Energy Engineers and holds certifications as "Certified Energy Manager", "Certified Lighting Efficiency Professional" and "Certified Demand-Side Management" professional and is considered one of the early pioneers in the building automation industry.



         David R. Asplund was nominated to our board of directors during June 2002. Mr. Asplund is, and has been, the founder and President of Delano Group Securities, LLC since October 1999. From March 1995 through October 1999, Mr. Asplund was employed by Bear, Stearns and Company, Inc., serving as a Senior Managing Director from July 1997 until October 1999.


         John C. Bukovski has been one of our directors since January 2004. From January 1992 until his retirement in January 2002, Mr. Bukovski was the Senior Vice President and Chief Financial Officer of Commonwealth Edison Company, the largest subsidiary of Unicom Corporation (now Exelon). During his thirty-seven year career with Commonwealth Edison Mr. Bukovski held a variety of management positions within the company. During the 1990's Mr. Bukovski served on the Board of Directors of Northwestern Memorial Hospital in Chicago Illinois.


         Frederic F. Brace has been one of our directors since October 2001 and is an appointee of the holders of our Series E Convertible Preferred Stock. Mr. Brace is, and has been, the Executive Vice President and Chief Financial Officer of UAL Corporation, the parent of United Airlines since July 2002. From September 2001 through July 2002, Mr. Brace was Senior Vice President and Chief Financial Officer of UAL Corporation. From July 1999 through September 2001, Mr. Brace was Senior Vice President and Treasurer of United Airlines and its Vice President of Finance from October 1996 through July 1999.


         Felicia A. Ferguson has been one of our directors since February 2004 and is an appointee of the holders of our Series E Convertible Preferred Stock. Ms. Ferguson is the Managing Director of Cinergy Ventures, LLC, the private equity investment unit of Cinergy Corp. Prior to becoming the Managing Director, Ms. Ferguson was Vice President and Chief Financial Officer of Cinergy's Power Technology and Infrastructure Services business unit, which was responsible for investments in non-regulated domestic energy infrastructure services businesses. Ms. Ferguson has also held management positions in finance, accounting, information technology, and investor relations at Cinergy Corp. Besides Electric City, Ms. Ferguson is the Chairman of the Board of Reliant Services, Inc.


         Robert J. Manning has been one of our directors since May 2000 and Chairman of our Board of Directors since January 2001. Mr. Manning is a co-founder and a member of Groupe Manning LLC, an energy consulting company. From April 1997 until his retirement in January 2000, Mr. Manning served as executive vice president of Unicom Corporation and its largest subsidiary, Commonwealth Edison Company, where his responsibilities included managing the sale of Commonwealth Edison's fossil generating fleet. During his thirty-five year career at Exelon, Mr. Manning directed all aspects of electric generation, consumer service and transmission and distribution operations.

         Gerald A. Pientka has been one of our directors since May 2000. Mr. Pientka is currently, and has been since September 2003, a Principal of Verus Partners, a real estate development company located in Chicago, Illinois. Prior to this, from May 1999 through March 2003, Mr. Pientka was President of Higgins Development Partners, LLC (the successor to Walsh, Higgins & Company), a national real estate development company controlled by the Pritzker family interest. From May 1992 until May 1999, Mr. Pientka served as President of Walsh, Higgins & Company. Mr. Pientka is also a member of Leaf Mountain Company, LLC, which is an investor in our Series E Convertible Preferred Stock.



         Michael S. Stelter is one of our co-founders and has been one of our directors since our incorporation in June 1998. Currently, Mr. Stelter is employed by and a part owner of Switchboard Apparatus, Inc., which was divested by Electric City effective May 31, 2003. Since our organization as a limited liability company in December 1997, through May 2003, Mr. Stelter served as our Vice President of Switchgear Sales. Mr. Stelter was our Corporate Secretary from June 1998 until October 2000. From 1986 until May 1999, Mr. Stelter served as Vice President of Marino Electric.



         Robert D. Wagner, Jr. has been one of our directors since October 2001 and is an appointee of the holders of our Series E Convertible Preferred Stock. Mr. Wagner is currently a partner of Rivington Capital, which provides advisory services and debt and equity placements for independent oil and gas producers. Mr. Wagner served as Managing Director of the corporate finance group of Arthur Andersen LLP from May 1999 until his retirement in April 2001. From June 1998 through May 1999, Mr. Wagner served as Managing Director of M2 Capital. From April 1989 through June 1998, Mr. Wagner served as Managing Director for Bankers Trust/BT Alex Brown.


                            SELLING SECURITY HOLDERS


         All of the selling stockholders named below acquired or have the right to acquire upon the exercise of warrants or the conversion of notes we have issued into Common Stock, the shares of our Common Stock being offered under this prospectus directly from us in a private transaction. The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of April 29, 2004 as provided by the selling stockholders. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to warrants or the conversion of notes that are exercisable within 60 days of April 30, 2004. Shares issuable pursuant to warrants or the conversion of notes are considered outstanding for computing the percentage of the person holding the warrants or such notes but are not considered outstanding for computing the percentage of any other person.



         The percentage of beneficial ownership for the following table is based on 40,922,021 shares of Common Stock outstanding as of April 29, 2004 (excluding shares issuable on exercise of outstanding options and warrants or pursuant to conversion of outstanding Series E Preferred Stock or convertible debt securities). To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by such person.



         None of the selling stockholders has had any position, office or other material relationship with us within the past three years. The table assumes that the selling stockholders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur, except that as of the date of this prospectus 50,000 of the shares offered hereby have been sold by Wall & Broad Equities. All of such shares were acquired pursuant to exercise of warrants and we received $50,000 of proceeds from such exercise. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.



         The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of Common Stock held by such stockholder including shares issuable (pursuant to warrants or conversion into Common Stock of convertible notes) to such stockholder. The second column lists the shares of Common Stock (including shares issued or issuable upon exercise of warrants or conversion into Common Stock of convertible notes) being offered by this prospectus by each selling stockholder. The column titled "Ownership After Offering" assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of its shares in this offering.



                                                                                               OWNERSHIP AFTER
                              OWNERSHIP PRIOR TO OFFERING                                          OFFERING
                           ------------------------------------                         ---------------------------------
                                                                  SECURITIES BEING
SELLING STOCKHOLDER (23)       SHARES                  %               OFFERED              SHARES               %
------------------------   ---------------      ---------------   ----------------      ---------------   ---------------
Laurus Master Fund, Ltd.           891,698(1)             2.157%           891,698(1)                 0                 0%
Wall & Broad Equities              100,000                    *             50,000               50,000                 0%


      *  Less than 1%


(1)      Includes warrants to purchase 420,000 shares of Common Stock.



                            DESCRIPTION OF SECURITIES


         In the following summary, we describe the material terms of our capital stock by summarizing material provisions of our charter, by-laws and the certificate of designation of our Series E convertible preferred stock. We have incorporated by reference these organizational documents as exhibits to the registration statement of which this prospectus is a part.


GENERAL


         As of April 29, 2004, we had 120,000,000 authorized shares of Common Stock of which:

         o        40,922,021shares are issued and outstanding;

         o 21,703,000 shares of Common Stock are issuable upon conversion of Series E Convertible Preferred Stock

         o 11,119,867 shares of Common Stock are issuable upon exercise of outstanding Common Stock warrants;

         o 375,000 shares of Common Stock are issuable upon exercise of outstanding Series E Convertible Preferred Stock warrants and conversion of the shares of Series E Convertible Preferred Stock which is issuable thereunder;

         o 10,622,181 shares of Common Stock are issuable upon exercise of outstanding stock options,

         o 319,240 shares of Common Stock issuable upon conversion of a secured convertible term note, and

         o up to 943,396 shares of Common Stock issuable upon conversion of a secured convertible revolving notes which we may issue to Laurus Master Fund, Ltd. (see "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources").


COMMON STOCK


         Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, except that the holders of the Series E Preferred have the right to appoint and elect up to four of the members of our board of directors (out of a board of 12) and the holders of Series E Preferred have the right to approve certain other actions by the Company (See "Series E Preferred Stock - Voting Rights"). Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of Common Stock will share ratably on a per share basis on any dividends. Except pursuant to agreements entered into with our preferred stockholders applicable to certain shares of Common Stock held or hereafter acquired by such preferred stockholders, holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of Common Stock will share ratably on a per share basis in all of our assets. All shares of Common Stock currently outstanding are fully paid and nonassessable. Any shares of Common Stock which the selling stockholders acquire through exercise of their warrants or conversion of convertible notes will also be fully paid and nonassessable.





SERIES E PREFERRED STOCK

         On March 19, 2004, we entered into a Redemption and Exchange Agreement with the holders of our outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the "Existing Preferred Stock") under which we agreed to redeem 538,462 shares of Existing Preferred Stock at a price of $13 per share (the "Redemption") and to exchange shares of our newly authorized Series E Convertible Preferred Stock (the "Series E Preferred") for all remaining outstanding shares of Existing Preferred Stock (the "Exchange") on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Existing Preferred Stock). We used $7 million of the proceeds from an issuance on March 19, 2004 of our Common Stock and warrants to accomplish the Redemption, which closed on March 22, 2004.

         Under the Redemption and Exchange transaction, the Company redeemed 538,462 shares of our outstanding Existing Preferred Stock which were convertible into 5,384,620 shares of Common Stock, at a price equivalent to $1.30 per common share, and exchanged 210,451 shares of the new Series E Preferred for the remaining 2,104,509 outstanding shares of the Existing Preferred Stock. All of the Existing Preferred Stock has been cancelled.

         TERMS OF THE SERIES E CONVERTIBLE PREFERRED STOCK

         CONVERSION

         Each share of Series E Convertible Preferred Stock is convertible at the option of the holder into a number of shares of our Common Stock as determined by dividing $100.00 by the conversion price, which was initially and is currently $1.00.

         All outstanding shares of Series E Convertible Preferred Stock will be automatically converted if either of the following occurs:

         o at such time as the closing price of our Common Stock exceeds $12.00 per share (as adjusted for stock splits, stock combinations and the like) as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) for twenty consecutive trading days and the average trading volume for the same 20-day period exceeds 500,000 shares; or

         o we complete a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more (as adjusted for stock splits, stock combinations and the like) in which we raise aggregate gross proceeds of at least $35 million (a "Qualified Primary Offering").

         Shares of Series E Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series E Convertible Preferred Stock to the price per share of any Common Stock we issue, or are deemed to have issued, if that price per share is less than the then existing conversion price for the Series E Convertible Preferred Stock. For example, if we issue shares of Common Stock at $0.50 per share, the conversion price of the Series E Convertible Preferred Stock will automatically be adjusted from $1.00 to $0.50. The Series E Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

         DIVIDENDS

         Each outstanding share of Series E Convertible Preferred Stock is entitled to cumulative quarterly dividends at a rate of 6% per annum of its stated value, which is $100.00. Dividends on the Series E Convertible Preferred Stock are payable and compounded quarterly. The Series E Convertible Preferred Stock dividends are payable, at our option, in cash or additional shares of Series E Convertible Preferred Stock.

         LIQUIDATION

         Upon a liquidation, dissolution or winding up of the affairs of the Company, the holder of Series E Convertible Preferred Stock will be entitled to receive for each share of Series E Convertible Preferred Stock it holds, before any other security holder of the Company, the higher of:

         o        $200 plus accrued and unpaid dividends; or

         o an amount equal to the "Market Price" of our Common Stock into which one share of Series E Convertible Preferred Stock is then convertible. "Market Price" means the average closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading) over a period of ten consecutive days ending two days prior to the date as of which "Market Price" is being determined.

         REDEMPTION

         Outstanding shares of the Series E Convertible Preferred Stock are not subject to mandatory redemption. At any time, we have the option to redeem all outstanding shares of Series E Convertible Preferred Stock if the following two conditions are satisfied:

         o the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) exceeds $7.50 per share (as adjusted for stock splits, stock combinations and the like) for at least 20 consecutive trading days immediately preceding the date we send a notice or redemption to all holders of Series E Convertible Preferred Stock; and

         o the average daily trading volume of our Common Stock for the same period exceeds 500,000 shares.

         We also have a right to redeem in connection with a sale or merger of the Company which the holders of the Series E Preferred do not approve if less than 45,000 shares of Series E Preferred Stock are then outstanding. See "Special Approval Rights" below.

         The redemption price will be:

               1. cash in the amount of $100.00 per share plus accrued but unpaid dividends; and

               2. that number of shares of Common Stock having a value equal to 70% of the excess of (i) the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which our shares of Common Stock are listed for trading) on the day before the redemption date multiplied by the number of shares of Common Stock into which a share of Series E Convertible Preferred Stock is then convertible, over (ii) $10.00.

         VOTING RIGHTS

         The Series E Convertible Preferred Stock has the right to elect up to four directors depending on the number of shares of Series E Convertible Preferred Stock outstanding at any time (as adjusted for stock splits, stock combinations and the like) as follows:

         o for so long as at least 90,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect four directors;

         o for so long as at least 65,000 but less than 90,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect three directors;

         o for so long as at least 45,000 but less than 65,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect two directors; and

         o for so long as at least 20,000 but less than 45,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director.

         Except for the election of directors and as to any special approvals or as otherwise provided by law, the Series E Convertible Preferred Stock is entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote. However, if less than 20,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, unless otherwise provided by law, each holder of record of Series E Convertible Preferred Stock has the right to vote on an as-converted basis together with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

         SPECIAL APPROVAL RIGHTS

         The holder of Series E Convertible Preferred Stock also has the following approval rights with respect to certain actions of the Company:

         o For so long as any shares of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the shares of Series E Convertible Preferred Stock then outstanding:

                    o enter into any agreement that would restrict our ability to perform under the Redemption and Exchange Agreement;

                    o amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series E Convertible Preferred Stock;

                    o engage in any transaction that would impair or reduce the rights, powers or preferences of the Series E Convertible Preferred Stock as a class;

                    o sell control of the Company or sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 45,000 shares of the Series E Convertible Preferred Stock are then outstanding and the then holders of Series E Convertible Preferred Stock refused to consent to such a transaction, we may at our option, in connection with consummating such transactions, redeem all, but not less than all, of such Series E Convertible Preferred Stock at a redemption price per share equal to the amount the Series E Convertible Preferred Stock would receive upon a liquidation); or

                    o change the authorized number of directors of our Board of Directors.

               o For so long as at least 90,000 shares in the aggregate of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66-2/3% of the aggregate shares of Series E Convertible Preferred Stock then outstanding:

               o amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

               o authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the existing revolving lines of credit as of March 19, 2004 or the replacement thereof on substantially similar terms, except that we may issue additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

               o purchase, redeem, or otherwise acquire any of the Company's capital stock, other than the redemption of the Series E Convertible Preferred Stock;

               o enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

               o sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

               o declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series E Convertible Preferred Stock;

               o authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

               o enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

     o For so long as at least 130,000 shares of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66-2/3% of the shares of Series E Convertible Preferred Stock then outstanding:

               o terminate or newly appoint the chief executive officer or president of the Company;

               o approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

               o approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

         VIOLATION OF SPECIAL APPROVAL RIGHTS

         In the event we violate any of these special approval rights and do not cure the violation within the prescribed cure period, which is 30 days for the first such violation and 10 days for any subsequent violation, following notice of that violation from any holder of Series E Convertible Preferred Stock, the holders of the Series E Convertible Preferred Stock have the right to elect that number of additional directors to our board of directors necessary for them to elect a majority of the Board of Directors.

         ANCILLARY AGREEMENTS

         In addition to the Redemption and Exchange Agreement, the holders of our Series E Convertible Preferred Stock, CIT Capital Securities, Inc. (which acquired certain Common Stock warrants in connection with the initial issuance of our Series A Preferred Stock in 2001) and the Company entered into three ancillary agreements, each of which is described below. These three agreements amended and restated certain existing agreements entered into in connection with the original issuances of Existing Preferred Stock.

         AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

         Under the Amended and Restated Investor Rights Agreement, the holders of our Series E Convertible Preferred Stock and CIT Capital Securities, Inc. may require the Company to register "Eligible Securities" as defined therein. The holders of Eligible Securities, as a group, may require an aggregate of four such registrations provided that each such registration is of an amount of shares representing at least $5 million of market value.

         The holders of Eligible Securities are also entitled to customary "piggy-back" registration rights in the event that the Company proposes to register shares of its Common Stock for sale to the public (excluding shares being registered hereunder and excluding any registration statements on Forms S-4 or S-8), whether for its own account or for the account of other security holders (or both). If such registration is, in whole or in part, an underwritten public offering and the underwriters institute customary cut-back procedures, then such piggy-back registration rights shall be subject to cut-back pro rata with any other shares proposed to be registered and sold in such offering, other than shares to be sold by the Company. In the event that underwriters institute customary cut-back procedures in respect of a registration requested by the holders of Eligible Securities, however, any shares registered pursuant to a registration requested by the holders of Eligible Securities will have priority over the shares sought to be included therein by any other selling stockholder.

         Under the Amended and Restated Investor Rights Agreement, each investor and CIT Capital Securities, Inc., subject to certain exceptions, have a right of first offer with respect to future sales by the Company of shares of its capital stock, in order to maintain their respective percentage ownership interests, and also have the right to acquire any shares that the other parties within this group decline to purchase.

         AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         The holders of our Series E Convertible Preferred Stock (other than SF Capital Partners, Ltd.) and the Company also entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, the Company and such holders (the "Holders") agree:

         o For so long as the aggregate number of issued and outstanding shares of Series E Preferred Stock is at least 90,000 shares, the four Holders holding the greatest number of shares of Series E Preferred Stock, for so long as each such Holder and its Affiliates hold in the aggregate at least 12.5% of the aggregate number of issued and outstanding shares of

                  Series E Preferred Stock as of March 22, 2004, shall each be entitled to designate for nomination by the Board one nominee for election to the Board by the holders of the Series E Preferred Stock each time Directors of the Company are to be elected.

         o For so long as the aggregate number of issued and outstanding shares of Series E Preferred Stock is at least 65,000 shares but less than 90,000 shares, the three Holders holding the greatest number of shares of Series E Preferred Stock, for so long as each such Holder and its Affiliates hold in the aggregate at least 9.375% of the aggregate issued and outstanding shares of Series E Preferred Stock as of March 22, 2004 shall each be entitled to designate for nomination by the Board one nominee for election to the Board by the holders of the Series E Preferred Stock each time Directors of the Company are to be elected.

         o For so long as the aggregate number of issued and outstanding shares of Series E Preferred Stock is at least 45,000 shares but less than 65,000 shares, a majority-in-interest of the outstanding shares of Series E Preferred Stock shall be entitled to designate for nomination by the Board two nominees for election to the Board by the holders of the Series E Preferred Stock each time Directors of the Company are to be elected.

         o For so long as the aggregate number of issued and outstanding shares of Series E Preferred Stock is at least 20,000 shares but less than 45,000 shares a majority-in-interest of the outstanding shares of Series E Preferred Stock shall be entitled to designate for nomination by the Board one nominee for election to the Board by the holders of the Series E Preferred Stock each time Directors of the Company are to be elected.

         If a Holder possesses the right to designate for nomination to the Board its nominee, or no longer possesses a right to designate for nomination to the Board a nominee, but such Holder and its Affiliates hold at least an aggregate of 2,000,000 shares of the Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangable for shares of Common Stock, and the exchange or conversion of all securities convertible or exchangeable for Common Stock), then such Holder shall be entitled to designate one individual to serve as a Board Observer, provided that, notwithstanding the foregoing, (i) while Leaf Mountain Company LLC holds 10,000 or more shares of Series E Preferred Stock (as adjusted for stock splits, stock combinations and the like), Leaf Mountain shall be entitled to designate one individual to serve as a Board Observer , and (ii) while Morgan Stanley Dean Witter Equity Funding, Inc. and Originators Investment Plan, L.P. collectively hold 7,500 or more shares of Series E Preferred Stock (as adjusted for stock splits, stock combinations and the like), Morgan Stanley Dean Witter Equity Funding, Inc. shall be entitled to designate one individual to serve as a Board Observer.

         Each Holder also agrees that if it converts more than 50% of the Series E Convertible Preferred Stock received by it upon closing under the Redemption and Exchange Agreement, it will, at the request of the Company, convert the remainder of its Series E Convertible Preferred Stock into shares of Common Stock.

         AMENDED AND RESTATED STOCK TRADING AGREEMENT

         Each holders of our Series E Convertible Preferred Stock, CIT Capital Securities, Inc. and certain officers of the Company entered into an Amended and Restated Stock Trading Agreement that provides for restrictions on their sale of Common Stock into the public market. Under such Amended and Restated Stock Trading Agreement, the terms of the prior Stock Trading Agreements (the "Prior

Agreements") continue to be effective through September 7, 2004. As part of the Prior Agreements the parties agree not to sell their respective shares of Common Stock into the public market except that the parties may sell their respective shares subject to the following restrictions:



     o the closing price of our Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

     o the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day;

     o the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day must exceed 150,000 shares;

     o the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed fifteen percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement pursuant to which such party executed the applicable Prior Agreement (as adjusted for stock splits, stock combinations and the like); and

     o sales of 10,000 shares or more of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation service on which our shares of Common Stock are listed for trading).

          Also under the Prior Agreements, subject to the expiration of any "lock-up period" related to a qualified primary offering, each party may sell shares of Common Stock into the public market following a "Qualified Primary Offering" (a firmly underwritten primary public offering of our Common Stock at a price of $5.00 per share or more in which we raise gross proceeds of at least $35 million) subject to the following restrictions:

     o the number of shares of Common Stock sold by a party on any trading day may not exceed five percent of the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day,

     o the number of shares of Common Stock sold by a party into the public market in any three-month period may not exceed twenty percent of that party's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of the closing of the transactions contemplated by the securities purchase agreement pursuant to which such party executed the applicable Prior Agreement (as adjusted for stock splits, stock combinations and the like), and

     o sales of at least 10,000 shares of Common Stock must be executed at a minimum price of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national security exchange or automated quotation services on which our shares of Common Stock are listed for trading).

         Each party to a Prior Agreement has a right of first offer if any other party to such Prior Agreement intends to sell its shares in a private transaction. The Prior Agreements were scheduled to terminate September 7, 2004. However, if a Qualified Primary Offering is completed prior to September 7, 2004, two of the Prior Agreements would instead terminate 18 months after the completion of the Qualified Primary Offering.

         Under the Amended and Restated Stock Trading Agreement, effective September 8, 2004, the foregoing restrictions will end and thereafter no party may sell any of its Common Stock into the public market except in accordance with the following trading restrictions:

                  (a) At any time the Closing Price on the then prior trading day is $4.00 per share or more, no trading restrictions shall apply.

                  (b) Until September 8, 2007, at any time the Closing Price on the prior trading day is at least $2.00 per share but less than $4.00 per share, such party may sell any of its Common Stock into the public market, subject to the following conditions:


                           (i) the number of shares of Common Stock sold by such party on any trading day may not exceed fifteen percent (15%) of the average daily trading volume; and

                                    (i)      (ii) sales of 10,000 shares or more
                                             by such party must be executed at a
                                             minimum price per share of 90% of
                                             the ask price as reported on the
                                             American Stock Exchange (or, if not
                                             traded on the American Stock
                                             Exchange, any national securities
                                             exchange
                                             or automated quotation services on
                                             which the Common Stock is then
                                             listed for trading).

                  (c) Until September 8, 2007, at any time the Closing Price on the prior trading day is at least $1.00 per share but less than $2.00 per share, such party may sell any of its Common Stock into the public market, subject to the following conditions:

                           (i) the number of shares of Common Stock sold by such party on any trading day may not exceed ten percent (10%) of the average daily trading volume; and

                           (ii) sales by such party of 10,000 shares or more must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

                  (d) Until September 8, 2007, at any time the Closing Price on the prior trading day is less than $1.00 per share, such Party may sell any of its Common Stock into the public market, subject to the following conditions:

                           (i) the number of shares of Common Stock sold by such party on any trading day may not exceed five percent (5%) of the average daily trading volume; and

                        (ii) sales by such party of 10,000 shares of more must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

         Certain shares held by Leaf Mountain Company, LLC, SF Capital Partners, Ltd., and Richard Kiphart are not subject to the Amended and Restated Trading Agreement.


OTHER PREFERRED STOCK

         Our board of directors, without further stockholder approval (other than the approval of the holders of the Series E Convertible Preferred Stock described above under "Special Approval Rights"), may issue additional preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Subject, in each case, to obtaining any required approval of the holders of the Series E Convertible Preferred Stock, our board of directors (1) may authorize the issuance of preferred stock that ranks senior to our Common Stock for the payment of dividends and the distribution of assets on liquidation, (2) can fix limitations and restrictions upon the payment of dividends on our Common Stock to be effective while any shares of preferred stock are outstanding, and (3) can also issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.





DELAWARE ANTI-TAKEOVER LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

         o before the date on which the stockholder became an interested stockholder, the corporation's board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

         o the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

         o the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

         An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. Business combinations include, without limitation, mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS


         Our charter and by-laws contain provisions relating to corporate governance and to the rights of stockholders. Our by-laws provide that special meetings of stockholders may only be called by our Board of Directors, our Chairman of the Board or our President and shall be called by our Chairman, President or Secretary at the request in writing of stockholders owning at least one-fifth of the outstanding shares of capital stock entitled to vote. In addition, our charter provides that our Board of Directors may issue preferred stock without further stockholder approval (other than approval of the holders of Series E Convertible Preferred Stock described above under "Special Approval Rights") and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Common Stock is LaSalle Bank N.A.



                                     EXPERTS

         The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon said authority of said firm as experts in auditing and accounting.

       COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             DESCRIPTION OF BUSINESS

OVERVIEW/HISTORY

         On December 5, 1997, we were initially formed as Electric City LLC, a Delaware limited liability company, by Joseph C. Marino, one of our principal stockholders, and NCVC, LLC, an entity controlled by Victor Conant, Kevin McEneely and DYDX Consulting LLC, an entity that is controlled by Nikolas Konstant. In May 1998, Mr. Marino assigned his membership interest in us to Pino Manufacturing, LLC, an entity controlled by Mr. Marino.

         On June 5, 1998, we changed from a limited liability company into a corporation by merging Electric City LLC into Electric City Corp., a Delaware corporation. In connection with our merger, NCVC, LLC and Pino Manufacturing, LLC received shares of Common Stock in Electric City Corp. in exchange for their membership interests in Electric City LLC.

         On June 10, 1998, Electric City issued 1,200,272 shares of its Common Stock with a fair market value of $1,200,272 representing approximately six (6%) percent of Electric City's issued and outstanding Common Stock, to the approximately 330 shareholders of Pice Products Corporation ("Pice"), an inactive, unaffiliated company with minimal assets, pursuant to merger agreement under which Pice was merged with and into Electric City. The number of shares issued to Pice was determined and negotiated with the principals of Pice by the Company's Board of Directors as a whole and was concluded by the Board to be an "arm's length transaction" in that none of the Board of Directors was in any way affiliated with, or related to the principals of Pice. The purpose of the merger was to substantially increase the number of our shareholders to facilitate the establishment of a public trading market for our Common Stock. Trading in our Common Stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol "ECCC".

         In May 1999, we purchased most of the assets of Marino Electric, Inc., an entity controlled by Mr. Marino, for $1,792,000 in cash and 1,600,000 shares of our Common Stock. Marino Electric was engaged in the business of designing and manufacturing custom electrical switchgear and distribution panels. Under the terms of the purchase agreement, we were obligated to pay the cash portion of the purchase price upon the closing of our private issuance of Common Stock that commenced in July 1999. In May 2000, Mr. Marino waived this requirement and instead received a payment of $820,000 in cash and a subordinated secured term note for the principal amount of $972,000 at an interest rate of 10% per annum, payable in equal installments over 24 months. This note was repaid in full in May 2002.


         On August 31, 2000, pursuant to an Agreement and Plan of Merger among us, Switchboard Apparatus, Inc. and Switchboard Apparatus's stockholders, Dale Hoppensteadt, George Miller and Helmut Hoppe, we acquired Switchboard Apparatus in a transaction in which Switchboard Apparatus was merged into our wholly-owned subsidiary, with our subsidiary continuing as the surviving corporation under the name Switchboard Apparatus, Inc. The aggregate purchase price of $1,941,750 was paid in the form of 551,226 shares of our Common Stock.


         Effective December 4, 2000, Joseph P. Marino, one of our founders and former Chairman of the Board of Directors, resigned his position as Chairman and terminated his employment with us. Concurrent with his resignation, Mr. Marino became a distributor for our EnergySaver products in the states of California, Arizona and Nevada (See, "Certain Relationships and Related Transactions").

         On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation ("Great Lakes") and Great Lakes' stockholders, Eugene Borucki and Denis Enberg, we acquired Great Lakes. Great Lakes is an independent systems integrator and facilities support specialist and focuses on building automation controls for lighting and HVAC systems for commercial applications. Great Lakes is also a national representative and distributor of select energy metering and control systems. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corporation The aggregate purchase price of $678,500 was paid to the Sellers in the form of 212,904 shares of our Common Stock.

         On June 3, 2003, we entered into an Asset Purchase Agreement with Hoppensteadt Acquisition Corp. ("Hoppensteadt"), whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of Switchboard Apparatus, Inc., as of May 31, 2003 in exchange for $929,032 in cash. In addition, Electric City agreed to allow Hoppensteadt to assume the name "Switchboard Apparatus, Inc." after completion of the sale. Hoppensteadt is controlled by Dale Hoppensteadt, who was president of Switchboard from September 1, 2000 until the sale was consummated on June 3, 2003. As part of the transaction both parties entered into a Strategic Alliance, Co-Marketing and License Agreement under which Electric City will continue to market Switchboard products and Switchboard will continue to manufacture Electric City's TP3 line of switchgear.

PRODUCTS AND SERVICES

         The Company currently manufactures products or provides services under two distinct business segments; the energy technology segment and the building control and automation segment. The energy technology segment includes the EnergySaver and GlobalCommander product lines manufactured and sold by Electric City Corp. In addition, this segment markets the Virtual "Negawatt" Power Plan ("VNPP"), which is essentially a negative power system which is designed for utilities as a demand response system. The building control and automation segment is served by Great Lakes Controlled Energy Corporation, a wholly owned subsidiary of Electric City Corp., which specializes in the installation and maintenance of building control and automation systems. Until June 1, 2003, we also manufactured custom electrical switchgear through Switchboard Apparatus Inc., a wholly owned subsidiary located in Broadview Illinois. In an effort to refocus our resources and shed the continuing



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


losses from the switchgear business, we sold the operating assets of Switchboard to a group of investors, including the President of Switchboard, effective as of May 31, 2003.

ENERGYSAVER

         The EnergySaver system is a state-of-the-art lighting control system that reduces energy consumption in indoor and outdoor commercial, institutional and industrial ballasted lighting systems, while maintaining appropriate lighting levels. The EnergySaver is a freestanding enclosure that contains control panels with electrical parts and is connected between the incoming power line and the building's electrical lighting circuits. The EnergySaver also contains a computer with software that allows the customer to control the amount of energy savings desired which, depending on the application, can be as high as 50%, and provides self-diagnosis and self-correction. The customer can access the EnergySaver's computer directly or remotely via modem, network or two-way radio.

         The EnergySaver is manufactured to varying sizes and capacities to address differing lighting situations. We can interface our EnergySaver products with new and existing lighting panels, ballasts and lamps without modification. In addition, the EnergySaver system reduces the power consumed by lamps and ballasts and reduces power spikes, drops and surges inherent in any power supply, resulting in a reduction of heat generated within the lighting system, which enhances ballast and lamp life and reduces the amount of air conditioning necessary to cool the building.

GLOBALCOMMANDER


         The GlobalCommander system is an advanced lighting controller capable of providing large-scale demand side management and savings measurement and verification without turning off the user's lights. The GlobalCommander bundles the EnergySaver technology with an area-wide communication package to allow for maximum energy reductions across entire systems in response to the guidelines of a customer's facility manager. In addition, the GlobalCommander has the ability to measure and store information about the actual savings generated from the use of the EnergySaver. This information, which can be viewed in a tabular or graphical format and can be downloaded to a user's computer, is often required for a customer to qualify for utility incentives for energy savings and curtailment. The GlobalCommander also allows customers to control their facilities' loads and lighting requirements from a single control point. This single-point control is available for a virtually unlimited number of remote facilities and can be accessed through the Internet, intranet or over standard telephone lines through dial-up modems.


VIRTUAL NEGAWATT POWER PLAN


         The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual "Negawatt" Power Plan ("VNPP"), which is essentially a negative power system which we market primarily to utilities as a demand response system. The VNPP allows a utility to remotely control commercial, industrial and government lighting systems over a managed and secure IP network. Through the use of the EnergySaver/GlobalCommander system, the utility is able to reduce electric demand requirements during periods of peak demand, providing instantaneous control, measurement and verification of load reduction. The demand reduction can be specifically placed across a utility grid targeting potential "hot spots" such as particular substations, etc. We believe that the Electric City VNPP will be the first demand response system to provide this level of control to a utility without requiring active customer participation and without impacting a customer's operations or ability to do business.



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





         Our first VNPP system is under development for ComEd in Chicago. The 50 MW system will represent one of the largest deployments of demand control technology in the United States. The system will cost approximately $17 million to $20 million and is expected to incorporate approximately 1,500 EnergySaver systems (the actual cost and number of units installed will depend on many factors including the mix of EnergySaver models installed and the cost of installation which will vary by site). We expect that the cost of the system will be financed by third party investors, supported through a long-term agreement with ComEd. In exchange for hosting the system and allowing remote control over peak demand, ComEd customers will receive the technology for free and will receive free steady state energy savings. For additional information regarding the VNPP please see the discussion under the section entitled "Risks Related to Our Business."


BUILDING CONTROL AND AUTOMATION

         Through our wholly owned subsidiary, Great Lakes Controlled Energy Corporation, we provide integration of building and automation control systems for commercial and industrial customers. Great Lakes has been providing building automation services for over 20 years and is an authorized distributor for Delta Controls, WattStopper and Power Measurement Ltd., and is a dealer for Novar Controls and ABB Drives.

MARKETING, SALES AND DISTRIBUTION


         We have established relationships with distributors (also referred to as "State Representatives") to market and distribute our EnergySaver products to end-users. As of December 31, 2003, we had eight distributor/state representative agreements covering Arizona, California, Illinois, Indiana, Nevada, New Jersey, Pennsylvania, and Texas. Each distributor is responsible for developing and managing a sales network within its respective territory. Typically the distributor does this by establishing direct relationships with end-users or through dealerships within the territory and overseeing the sales, installation and maintenance of our products by those dealerships. If a distributor sells any of our products outside its territory, such distributor operates as a dealer, meaning it manages end-user sales only. The distributor earns a commission on any sale of our products in its territory whether initiated by the distributor itself, a dealer, or by us.


         Our standard distribution agreement gives the distributor certain exclusive rights of distribution in a particular territory, includes sales quotas that increase periodically throughout the term of the agreement, and requires the distributor to make payment to us within 30 to 60 days of product shipment. The agreement contains penalties for failure to meet quotas or make payments, including the loss of certain exclusive rights of distribution. Currently, a number of our distributors have violated the terms of their agreements for failing to meet their quotas and are delinquent in payments due Electric City. We are working with our distributors to address these issues. In addition, the standard distribution agreement has a term of 10 years after which it is renewable at our discretion. The standard distribution agreement can be terminated at our discretion if the distributor fails to meet the terms of the distribution agreement.

         National accounts (such as chain stores, and large multi-site corporations), municipalities and other large campus customers are managed by our corporate sales engineering group. This group concentrates its sales efforts on the energy engineering staffs of these types of entities, which analyze and recommend the purchase of products like ours for their multiple sites. The sales force also supports, coordinates and manages multiple sales channels.



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



         Our Utility Development area is responsible for marketing the VNPP to utilities. Once a utility signs a VNPP agreement we work jointly with the utility to sign up energy users to participate in the curtailment program by agreeing to permit the installation of the EnergySaver in their facilities at no cost to the user.



         Great Lakes sells its building automation control systems either directly to end-users (typically commercial or industrial building owners) or by bidding on contracts let by general contractors for new construction or building renovation projects.


CUSTOMERS


         During 2003, sales to our top five EnergySaver customers accounted for 90% of total EnergySaver sales. The top five customers for 2003 were Cal State University, Electric City of Pennsylvania, M&A Railroad and Electric Supply, the New York Power Authority and Sports Chalet, two of which were dealers or distributors of the Company's products. End user customers for the EnergySaver during 2003 included, but were not limited to, A&P, Federal Express, Gillette, Raley's, Telmex, PetSmart and U.S. Foodservice. During 2002, sales to our top five EnergySaver customers accounted for 79% of total EnergySaver sales. The top five customers for 2002 were Electric City of Pennsylvania, The Illinois Department of Central Management Services, LGI Energy Solutions, M&A Railroad and Electric Supply and PSEG Energy Technologies, all but one of which are dealers or distributors of the Company's products. The end user customers of these dealers and distributors include Linens 'N Things, Toyota Motors, and Lifetime Fitness. Other end user customers for the EnergySaver during 2002 included, but were not limited to Bunzl Distribution, Gillette, Reckitt Benckiser, Sage Products, the U.S. Post Office and Union Pacific.



         During 2003, sales to the top five customers of Great Lakes Controlled Energy accounted for 85% of Great Lakes' sales. Great Lakes' top five customers were Claire's Stores, Discover Card Financial, Hill Mechanical, Jacobsen-Power and Teschky, Inc. During 2002, sales to the top five customers of Great Lakes Controlled Energy accounted for 88% of Great Lakes' sales. Great Lakes' top five customers for 2002 were 5445 Edgewater Plaza Condo Association, BBM Engineering, Golub & Company, Jacobson-Power, and Teschky, Inc.


COMPETITION

         There are a number of products on the market that directly or indirectly compete with the EnergySaver products. These competing products can be categorized into three general types:

         o        those that convert AC to DC at a central location,

         o        those that pulsate the power to the lighting system; and

         o        other control products similar to the EnergySaver system.

         Products that fall into the first category convert AC to DC at a central location and do so more efficiently than it is done by the standard electronic ballast in each light fixture. The main drawback to this technology is that the transmission of DC power over any distance is generally less efficient and more dangerous than transmitting AC power. This technology also requires the rewiring of every light fixture on the circuit.

         Products that pulsate the power in the lighting system turn the power off and on so quickly (120 times/second) that the lights remain on. This process, which is generally known as "wave chopping," distorts the AC waveform and thereby produces harmonics in a building's electrical system that can damage other electrical components such as electric motors and electronic devices. The process also contributes to the reduction of life of lamps and ballasts in lighting fixtures.


         Control products control power consumption at the lights, at the lighting circuit or at the control panel. Products that control the power at the lights or at the lighting circuit must be wired to each fixture or to each circuit, resulting in high installation cost, which makes these products less competitive from an economic perspective. The EnergySaver controls power consumption at the lighting panel, making it much simpler and less expensive to install and maintain. There are other products on the market that also control power consumption at the lighting panel, but the EnergySaver is the only product that we are aware of that offers total real time variability of savings levels, remote communications and savings measurement and verification capabilities. We also believe that the EnergySaver has the largest installed base of any lighting control power reduction system of its type.


         Great Lakes Controlled Energy competes against both large national controls companies and smaller regional distributors of building controls. Two of the large national controls companies that Great Lakes competes with are Siemens and Johnson Controls, both of whom have significantly greater financial and operating resources than Great Lakes. Great Lakes sells its products and services based on system capabilities, experience, service and price.

MANUFACTURING


         Our EnergySaver and GlobalCommander product lines are manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. We believe that our facility can support sales of $15 to $20 million without significant additional investment in fixed assets. Rather than adding significantly to our manufacturing overhead to meet anticipated increases in demand, we plan to leverage a new outsourcing relationship recently established with GE Industrial to provide major system components and outsourced production for our EnergySaver product line. The three-year non-binding agreement includes reciprocal purchasing, VNPP participation, joint product development and additional joint efforts.


         The primary components for the EnergySaver are sourced from multiple manufacturers. We are in continuous discussion with additional parts suppliers, seeking to ensure lowest cost pricing and reliability of supply.


          During 2003, approximately 40% of our consolidated material purchases were made from Delta Controls. Great Lakes is a distributor of Delta Controls products and uses Delta's products extensively in its building control projects. Delta components are also used in our EnergySaver product line.


COMPLIANCE WITH ENVIRONMENTAL LAWS

         Neither the Company's production nor sales of its products in any material way generate activities or materials that require compliance with federal, state or local environmental laws.

RESEARCH AND DEVELOPMENT


         The Company, through the day-to-day use of the EnergySaver and its components, and use at various testing sites around the country, develops modifications and improvements to its products.



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



Total research and development costs charged to operations were approximately $70,000 and $65,000 for the years ended December 31, 2003 and December 31, 2002, respectively.


INTELLECTUAL PROPERTY

         Certain technologies underlying the EnergySaver products have been patented in the U.S. and Italy by Giorgio Reverberi. A U.S. patent application was filed by Mr. Reverbveri in November 1997, and a patent was issued in June 2000.


         Since January 1, 1998, we, along with Mr. Reverberi and Mr. Marino, have entered into a number of agreements relating to the license of the EnergySaver technology, which grant us the exclusive license rights of Mr. Reverberi's patent of the EnergySaver technology in all of North America, Central America, South America (excluding the countries of Argentina, Brazil, Chile, Paraguay and Uruguay) and the Caribbean (except Cuba), as well as Africa (excluding the countries of Algeria, Libya, Morocco and Tunisia). Our license expires upon the expiration of Mr. Reverberi's last expiring patent, which we expect to be on or around November 2017. If either party materially breaches the license and fails to cure the breach within 180 days after notice by the other party of the breach, the other party can terminate the license. We pay Mr. Reverberi a royalty of $200 and Mr. Marino a royalty of $100 for each EnergySaver product we make or sell in territories in which Mr. Reverberi holds a valid patent.



         We have applied for several patents on improvements we have made to the core technology developed by Mr. Reverberi. On April 6, 2004 we received a 20-year patent on the core technology utilized by the GlobalCommander. We have other patents that are pending before the U.S. Patent and Trademark Office, as well as foreign patent offices.



         We have applied for registration of the name EnergySaver pursuant to a U.S. trademark application filed September 15, 2000. In addition, we filed with the U.S. Patent and Trademark Office an intent-to-use trademark application for each of GlobalCommander, Virtual Negawatt Power Plant and VNPP on November 13, 2000. During January 2002, we were notified that the application for the name GlobalCommander and VNPP had been approved. We abandoned efforts to register the name Virtual Negawatt Power Plant because of existing trademarks that included similar terms. The registration of the name EnergySaver is still pending with the U.S. Patent and Trademark Office.


         During March 2001, we established a new policy that requires all non-union employees to sign an Employee Innovations and Proprietary Rights Assignment Agreement. This agreement is intended to ensure that any intellectual property or know-how developed as part of an employee's work for the Company is and remains the property of the Company. All current non-union employees have signed such an agreement.


         On April 12, 2001, Denis Enberg assigned his rights to any technology developed by him for, or on behalf of the Company or Switchboard Apparatus to the Company. Mr. Enberg had been working for the Company on the GlobalCommander Technology. Mr. Enberg was also a shareholder and director of Great Lakes, which we acquired on June 7, 2001.


EMPLOYEES


         As of April 29, 2004, we had 27 full time employees, of which five were management and corporate staff, three were engineers, six were engaged in sales and marketing, six were engaged in field service and seven were engaged in manufacturing. Of those employees engaged in manufacturing, five are covered by collective bargaining agreements between each of Electric City and the International Brotherhood of Electrical Workers ("IBEW"), which is affiliated with the American Federation of Labor and Congress of Industrial Organizations (AFL-CIO). In May of 2002 we renewed the collective bargaining agreement covering all union employees. The new agreement will expire on May 31, 2005.



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


         The following discussion regarding us and our business and operations contains "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative of such terms or other variations of such terms or comparable terminology. You are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Except as required by law, we do not have a policy of updating or revising forward-looking statements and, therefore, you should not assume that our silence over time means that actual events are bearing out as estimated in such forward-looking statements.


         We have a short operating history. All risks inherent in a new and inexperienced enterprise are inherent in our business.

CRITICAL ACCOUNTING POLICIES


         The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the notes to the consolidated financial statements.


         USE OF ESTIMATES

         Preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses and related contingent liabilities. On an on-going basis, the Company evaluates its estimates, including those related to revenues, bad debts, income taxes and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

         REVENUE RECOGNITION


         The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists;
(ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received or invoiced prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet. The most common source of deferred revenue for the Company is building automation projects in which the customer is billed in advance for some portion of the work to be performed. The Company also records the purchase price for certain distributor territories as deferred revenue, recognizing the purchase price as revenue over the term of the underlying distribution agreement.


         PROFIT RECOGNITION ON LONG-TERM CONTRACTS


         We account for long-term contracts under the percentage of completion method. Effective January 1, 2003, due to our limited experience in estimating the profitability on long-term building automation control contracts, we elected to begin to defer profit on all long-term building automation control contracts until completion of the job, at which time the actual profit on the job will be known and recognized.


         ALLOWANCE FOR DOUBTFUL ACCOUNTS


         We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and the Company's historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customer's ability to pay are incorrect, additional allowances may be required. During 2003, the Company recovered $66,632 on receivables that it had previously reserved for as doubtful. As of December 31, 2003, the Company's allowance for doubtful accounts was approximately $326,000, or 18.3% of the outstanding accounts receivable.


         IMPAIRMENT OF LONG-LIVED ASSETS.

         We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

         GOODWILL


         The Company made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Estimated fair value is less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss, including economic and competitive conditions, operating costs and efficiencies. Another estimate using different, but still reasonable, assumptions could produce a significantly different result. During the year ended December 31, 2002, the Company determined that the estimated fair value of goodwill associated with its power management business exceeded the carrying value and as a result recognized an impairment loss of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle. As part of our 2002 year-end assessment of the fair value of our goodwill we determined that the carrying value of the goodwill associated with the building automation and control business exceeded the fair value by $108,000. This difference between the carrying value and the estimated fair value of the goodwill was recorded as an impairment loss in 2002. As part of our 2003 year-end assessment, we updated our long-term projections for the building automation and controls business and estimated the fair value based on the discounted current value of the expected future cash flows. We then compared the implied fair value of the goodwill to its carrying value and determined that the value of the goodwill was not impaired. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, we may have to take additional charges in future periods to recognize a further write-down of the value of the goodwill attributed to our acquisitions to their estimated fair values.


RESULTS OF OPERATIONS


          Our revenues reflect the sale of our products and services, net of allowances for returns and other adjustments. Electric City's sales are generated from the sale of products and services, primarily in the U.S. Each of four customers individually accounted for more than 10% of our consolidated sales during the years ended December 31, 2003, and December 31, 2002, though only one of these customers individually accounted for more than 10% of our consolidated sales in both years.

         Our cost of goods sold consists primarily of materials and labor. Also included in our cost of goods sold are freight, the costs of operating our manufacturing facility, charges from outside contractors used to install our product in our customers' facilities, charges for potential future warranty claims and royalty costs related to EnergySaver sales.

         Sales and gross profits depend in part on the volume and mix of products sold during any given period. Generally, products that we manufacture have a higher gross profit margin than products and services that we purchase and resell.

         A portion of our operating expense is relatively fixed, such as the cost of our facilities. Accordingly, an increase in the volume of sales will generally result in an increase to our gross margins since these fixed expenses do not increase proportionately with sales. We have never fully utilized the manufacturing capacity of our facilities and, therefore, believe that the fixed nature of some of our expenses would contribute to an increase in our gross margin in future periods if sales volumes increase. In particular we believe that our facility in Elk Grove Village can support a sales level of EnergySavers of approximately $15 million to $20 million without a significant investment in fixed assets. It is our intent to outsource manufacturing to third party contract manufacturers once we approach the capacity of our current facility. As is discussed under "Risk Factors", we have no history of outsourcing.

         Selling, general and administrative ("SG&A") expenses include the following components:

                  o direct labor and commission costs related to our employee sales force;

                  o expenses related to our non-manufacturing management, supervisory and staff salaries and employee benefits;

                  o commission costs related to our independent sales representatives and our distributors;

                  o costs related to insurance, travel and entertainment and office supplies and the cost of non-manufacturing utilities;

                  o costs related to marketing and advertising our products;

                  o        research and development expenses;

                  o costs related to administrative functions that serve to support the existing businesses of the Company, as well as to provide the infrastructure for future growth.

         Interest expense for continuing operations includes the costs and expenses associated with working capital indebtedness, the mortgage on our headquarters building, a convertible term loan, and various auto loans, all as reflected on our current and prior financial statements. Also included in interest expense for 2003 is amortization of the debt discount which includes the fair value of the warrants issued to Laurus Master Funds, as well as the value of beneficial conversion feature attributed to the Convertible Term Loan. Also reported as interest expense is the amortization of deferred financing costs related to the credit facility with Laurus Master Funds.

         Audited Twelve-Month Period Ended December 31, 2003 Compared With the Audited Twelve-Month Period Ended December 31, 2002

         REVENUE. Our revenue declined $902,689 or 16.3% to $4,631,833 during the twelve months ended December 31, 2003 from $5,534,522 for the year earlier period. Revenue from the sale of the EnergySaver and GlobalCommanders decreased 32% or $888,000, to $1.83 million in 2003 from $2.72 million in 2002.
EnergySaver unit sales decreased 34% from 327 units in 2002 to 217 units in 2003. The average selling price per EnergySaver unit increased slightly from $8,300 in 2002 to $8,400 in 2003. This increase in the average selling price is a reflection of change in the mix of models sold.

         We believe the decline in EnergySaver revenue in 2003 is the result of
(1) our customers' continued deferral of discretionary expenditures until economic conditions improve, and (2) to management's decision to shift resources to focus on the Company's new utility initiative, and in particular the Commonwealth Edison (ComEd) VNPP. This shift created a lag in revenue experienced in the latter part of 2003 due to the startup of our ComEd VNPP. The ComEd VNPP agreement was finalized during the third quarter of 2003 and as a result the Company's in house sales resources have been actively seeking customers to participate in the newly created program. As of December 31, 2003 we had begun shipment of EnergySavers as part of the ComEd program, but we have not recognized revenue on the shipments.

         Under the ComEd agreement, ComEd will make quarterly payments based on verified load reduction capacity. We are currently negotiating to transfer the ComEd contract to a limited liability company (the "LLC") being created by a Chicago based investment bank. The LLC will in turn purchase all the equipment installed under the ComEd program from us and receive payments for the curtailment capacity from ComEd. Under this arrangement ComEd secures a long-term source of curtailment, which among other things reduces its requirements for peak generating capacity and provides a hedge against rising fuel costs, the LLC would hold a long-term contract providing for payments and we would receive payment for the equipment within a few months of installation and acceptance, thereby reducing our working capital requirements. We are currently in the process of negotiating and structuring this transaction and have not yet received a firm commitment from the investment bank. We are also reviewing revenue recognition methodologies related to this transaction to determine if we will be able to recognize revenue at the time we transfer equipment to the LLC, or if we will be required to recognize revenue as service revenue over a longer period. We have targeted the second quarter of 2004 for the closing date of this transaction, at which time if we close we will transfer ownership of the first batch of installed units to the LLC and receive payment on the installed units. After the first transfer to the LLC, we anticipate transferring ownership of newly installed equipment and receiving payment on a quarterly basis. The ComEd agreement is expected to result in sales of approximately 1,500 units over the next 18 to 24 months. EnergySaver shipments are expected to increase significantly, beginning in the second quarter 2004, primarily as a result of the ComEd program in combination with continuing and new sales to large scalable commercial customers including among others, the Chicago Public Schools and Xcel Energy.

         Revenue from building controls and automation increased $123,000 or 5%, to $2.60 million in 2003 from $2.48 million in 2002. Great Lakes' 2003 revenue was derived primarily from five major building automation projects, two of which were begun during 2002 and completed in 2003. One of the projects begun in 2002 and completed in 2003 was the expansion of the Discover Card headquarters in Riverwoods, Illinois. While the profit earned on this contract will not cover all of Great Lakes' fully allocated costs, we believe it was a strategically important contract for Great Lakes because we believe the building automation system installed by Great Lakes is one of the most sophisticated systems ever completed. The success of this project has resulted in Great Lakes receiving opportunities to bid on other projects of similar size, but with better projected profit margins. Due to constraints on Great Lakes' capacity to handle additional business, we expect revenue to remain relatively unchanged for 2004, but it is our hope that we can increase the capacity of this division in order to realize increased revenue in future periods.

         Other revenue decreased by $133,000 or 36% to $232,000 in 2003 compared to $365,000 recorded in 2002. Other revenue includes revenue from the installation of EnergySavers, freight, and the pro-rata recognition of a one time payment received for the right to certain EnergySaver distributorships.

         GROSS PROFIT. Our consolidated gross profit decreased $5,024, or 2.6%, to $190,146 for 2003 compared to $195,170 for 2002. Our gross profit as a percentage of sales increased to 4.1% during 2003 compared to 3.5% during 2002. The gross margin earned on EnergySaver sales, including ancillary products and service, increased from 10.8% in 2002 to 14.3% in 2003. The improvement in the EnergySaver margin was primarily the result of increased labor efficiency and a shift in the mix of products sold. We expect to see continued improvement in the gross margin as our capacity utilization increases due to higher volumes resulting from sales under the ComEd program.

         Our building automation and controls business reported a loss at the gross profit line during 2003 and 2002 of approximately $106,000 and $115,000, respectively. We account for long-term building automation control contracts under the percentage of completion method. Effective January 1, 2003, due to our limited experience in estimating the profitability on long-term contracts, we elected to begin to defer profit on all long-term contracts until completion of the job, at which time the actual profit on the job will be known and recognized. We estimate that had we not made this change, this segment of our business would have reported a gross profit for 2003 of $193,000, an improvement of $308,000 from the prior year. Due to the change in our accounting policy, most of this deferred profit will be recognized in 2004 when we complete the associated project and the actual profit is known. We expect a continued improvement in the gross margin earned by this segment as its mix of business shifts from projects where it aggressively bid in order to establish itself in a new market segment to more profitable jobs.

         SG&A EXPENSES. SG&A expense declined 29.0% or $1,753,507 to $4,290,078 for the year ended December 31, 2003 from $6,043,585 during the year ended December 31, 2002. Labor expense was reduced by $837,000, or 30% as a result of the annualization of layoffs implemented in 2002 and further reductions in labor during 2003. Bad debt expense declined $410,000 during 2003 and sales commissions declined $271,000, the result of fewer sales by third party dealers and reduced sales into territories owned by state distributors. We expect consolidated SG&A expense to increase moderately in 2004, as we hire additional salespeople and field support technicians to support the increase in expected business activity resulting primarily from the ComEd VNPP program.

         IMPAIRMENT LOSS. The Company reported an impairment loss of $108,000 during 2002 related to the reduction in the carrying value of the goodwill associated with the acquisition of Great Lakes Controlled Energy to its estimated fair value. Under SFAS 142 we are required to assess our goodwill for impairment at least annually. We used a discounted cash flow valuation to determine the estimated fair value of the goodwill utilizing assumptions based on known facts and circumstances and estimates of future revenues and profits for the business. As a result of the losses incurred by the building automation and controls segment of our business during 2002, we adjusted our estimates for future profitability, which led to the reduction in the estimated fair value of the goodwill.

         OTHER NON-OPERATING INCOME (EXPENSE). Other non-operating expense is comprised of interest expense and interest income. Interest expense increased $308,798 to $365,688 during 2003 as compared to $56,890 for the year ended December 31, 2002. As is more fully explained in note 9 to the consolidated financial statements, included in the 2003 interest expense is amortization of the deferred issuance costs and debt discount related to the Laurus convertible term loan totaling $305,621. The other components of 2003 interest expense included $32,000 on our mortgage, $18,000 on our convertible term loan and $9,500 on our revolving line of credit.

         Interest income earned during the year ended December 31, 2003 decreased $12,946 or 56% to $10,329 from $23,275 earned during the same period in 2002. The decline in interest income was the result of lower average cash balances during 2003 as compared to 2002 and lower interest rates paid on invested balances.

         DISCONTINUED OPERATIONS. During 2003 we agreed to sell substantially all of the assets and to transfer most of the liabilities of our Power Management segment (the business conducted by Switchboard Apparatus) to a group of investors that included members of the segment's management. The sale closed on June 3, 2003, effective as of May 31, 2003. As required by SFAS 144 we have presented the operating results as well as the loss on disposal for this segment as discontinued operations. During the twelve-month period ended December 31, 2003 the Power Management segment's operating loss was $262,503 as compared to an operating loss of $1,017,897 for the year earlier period. We also recorded a $764,148 loss on the disposal of the segment during 2003.

         CUMULATIVE EFFECT OF ACCOUNTING CHANGE. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, we completed our transitional impairment testing of intangible assets during the second quarter of fiscal 2002. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, we finalized the testing of goodwill subject to SFAS
142. The testing resulted in a write-down of recorded goodwill related to our Power Management segment in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle.

         PREFERRED STOCK DIVIDENDS. There were three series of our convertible preferred stock issued and outstanding at various times during 2002 and 2003, up to March 22, 2004, including: our Series A Convertible Preferred Stock ("Series A Preferred Stock"), which was first issued during September 2001, our Series C Convertible Preferred Stock ("Series C Preferred Stock"), which was first issued during June 2002 and our Series D Convertible Preferred Stock ("Series D Preferred Stock"), which was first issued in June 2003.

         The Series A Preferred Stock accrued a dividend at the rate of 10%, which was payable during the first three years following initial issuance at our option in cash or additional shares of Series A Preferred Stock (the dividend rate was scheduled to increase by 1/2% each six months, beginning on October 1, 2004 until the dividend rate equaled 15%). We accrued dividends on the shares of Series A Preferred Stock totaling $2,041,992 and $2,253,978 during 2002 and 2003, respectively, which we elected to pay by issuing additional shares of Series A Preferred Stock. We were required to recognize non-cash deemed dividends of $495,589 and $1,627,985 during 2002 and 2003, respectively, due to the fact that the conversion price on these dividend shares was lower than the market price of our Common Stock on the dates of issuance. The increase in this deemed dividend is primarily the result of the increased difference in the market price of our Common Stock relative to the conversion price of the dividend shares on the dates we issued the dividend shares.

         On June 4, 2002, we raised $2.0 million in gross proceeds through the issuance of a package of securities that included shares of our Series C Convertible Preferred Stock, shares of our Common Stock, warrants to purchase additional shares of our Series C Convertible Preferred Stock (which have expired unexercised) and warrants to purchase additional shares of our Common Stock. For accounting purposes, proceeds from this transaction were allocated to the Series C Convertible Preferred Stock, the Common Stock and warrants issued as part of the transaction based on their relative fair values. The difference between the value allocated to the Series C Convertible Preferred Stock and the market price of our Common Stock on the date of issue, in addition to the value of the stock and warrants issued as part of the transaction, were deemed to be equivalent to a non-cash preferred stock dividend. We recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $1,444,697, without any effect on total stockholders equity.

         The Series C Preferred Stock accrued a dividend at the rate of 10%, which was payable during the first three years following initial issuance at our option in cash or additional shares of Series C Preferred Stock (the dividend rate was scheduled to increase by 1/2% each six months, beginning on July 1, 2005 until the dividend rate equaled 15%). We accrued dividends on the shares of Series C Preferred Stock totaling $116,426 and $219,712 during 2002 and 2003, respectively, which we elected to pay by issuing additional shares of Series C Preferred Stock. We were required to recognize non-cash deemed dividends of $12,403 and $158,691 during 2002 and 2003, respectively, due to the fact that the conversion price on these dividend shares was lower than the market price of our Common Stock on the dates of issuance. The increase in this deemed dividend is related to the fact that the Series C was outstanding for the entire twelve month period during 2003, where as it was only outstanding for slightly more than six months during 2002. Also contributing to the increase in the deemed dividend was the increased difference in the market price of our Common Stock relative to the conversion price of the dividend shares on the dates we issued the dividend shares.

         On June 27, 2003, we raised $1.5 million in gross proceeds through the issuance of a package of securities that included shares of our Series D Convertible Preferred Stock, shares of our Common Stock, warrants to purchase additional shares of our Series D Convertible Preferred Stock and warrants to purchase additional shares of our Common Stock. For accounting purposes, proceeds from this transaction were allocated to the Series D Convertible Preferred Stock, the Common Stock and warrants issued as part of the transaction based on their relative fair values. The difference between the value allocated to the Series D Convertible Preferred Stock and the market price of our Common Stock on the date of issue, in addition to the value of the stock and the warrants issued as part of the transaction, were deemed to be equivalent to a non-cash preferred stock dividend. We recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $386,984, without any effect on total stockholders equity.

         The Series D Preferred Stock accrued a dividend at the rate of 10%, which was payable during the first three years following initial issuance at our option in cash or additional shares of Series D Preferred Stock (the dividend rate was scheduled to increase by 1/2% each six months, beginning on July 1, 2006 until the dividend rate equaled 15%). We accrued dividends on the shares of Series D Preferred Stock totaling $77,689 during 2003, which we elected to pay by issuing additional shares of Series D Preferred Stock. We were required to recognize non-cash deemed dividends of $92,878 during 2003, due to the fact that the conversion price on these dividend shares was lower than the market price of our Common Stock on the dates of issuance.

         All outstanding shares of Series A, Series C and Series D Preferred stock were redeemed or exchanged for shares of Series E Convertible Preferred stock on March 22, 2004. See "Description of Securities - Series E Preferred Stock" above, and "Liquidity and Capital Resources" below, for additional information on this transaction.

         The dividend expense recognized during 2003 and 2002 is comprised of the following:

Year ended December 31,                               2003              2002
---------------------------------------          --------------    --------------
Accrual of Dividend on Series A                  $    2,253,978    $    2,041,992
Convertible Preferred

Deemed dividend associated with
beneficial conversion price on shares
issuable in satisfaction of Series A
Convertible Preferred dividend                        1,627,985           495,589

Deemed dividend associated
with beneficial conversion feature of
Series C Convertible Preferred Stock
dividend                                                     --         1,444,697

Accrual of Series C Preferred dividend                  219,712           116,426

Deemed dividend associated with
beneficial conversion price on shares
issued in satisfaction of Series C
Preferred dividend                                      158,691            12,403

Deemed dividend associated
with beneficial conversion feature of
Series D Convertible Preferred Stock
dividend                                                386,984                --

Accrual of Series D Preferred dividend                   77,689                --

Deemed dividend associated with
beneficial conversion price on shares
issued in satisfaction of Series D
Preferred dividend                                       92,878                --
                                                 --------------    --------------
Total                                            $    4,817,917    $    4,111,107
                                                 ==============    ==============

         LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 2003, we had cash and cash equivalents of $2,467,023, compared to cash and cash equivalents of $1,555,904 on December 31, 2002. Our debt obligations as of December 31, 2003 consisted of a convertible term loan in the amount of $947,654, a mortgage in the amount of $634,000 on our facility in Elk Grove Village Illinois, and a vehicle loan of $8,766.

         The Company's principal cash requirements are for operating expenses, including employee costs, the costs related to research and development, advertising costs, the cost of outside services including those providing accounting, legal, engineering and electrical contracting services, and the funding of inventory and accounts receivable, and capital expenditures. The Company has financed its operations since inception primarily through the private placement of its common and preferred stock, as well as through various forms of secured debt.

         Net cash increased $911,119 during the year ended December 31, 2003 while net cash decreased $3,930,169 during the year ended December 31, 2002. The cash consumed by operating activities declined $4,050,394 or 58.9% to $2,830,117 during the twelve-month period ended December 31, 2003 as compared to $6,880,511 consumed during the twelve-month period ended December 31, 2002. Cash used to fund the net loss, calculated at the net loss less non-cash charges declined $2,209,897 or 35.7% in 2003 to $3,973,968 from $6,183,865 in 2002. The improvement in cash used to fund the net loss is primarily due to a $1.753 million reduction in SG&A expense, and the $755,394 reduction in the loss from discontinued operations. The net loss less non-cash charges is calculated as the net cash used in operating activities, less the changes in assets and liabilities as reported on the statement of cash flows.

         Changes in net working capital generated $1,143,851 in cash during 2003 as compared to consuming $696,646 during 2002. Increases in accounts receivable consumed cash of $22,101 during 2003 as compared to consuming $252,138 during 2002. The increase in accounts receivable during 2003 is the result of project retainage in the Building Automation and Control segment. For large building construction projects it is typical for the building owner to retain 5% to 10% of the contractor's billing until the end of the project to ensure that all the final punchlist items are completed. Since a greater portion of Great Lakes' projects are larger, longer-term projects, it has experienced a significant increase in the amount of retainage withheld by its customers. We expect to collect a significant portion of this retainage during 2004. Reductions in inventory generated $713,689 during 2003 as we continued to focus on reducing inventory in the Energy Technology segment by doing a better job of forecasting our requirements for raw material and finished goods. Increases in inventory consumed $941,584 during 2002, most of which was related to product shipped to three large EnergySaver customers for whom all of our revenue recognition requirements had not been satisfied. In situations such as this, we carry the product as outside inventory until the revenue recognition requirements are met, then we record the revenue and move the product from inventory to cost of goods sold. Changes in other current assets consumed $87,660 during 2003 as compared to generating $12,639 during 2002. The 2003 increase was largely the result of increases in prepaid insurance premiums and deferred expenses related to the ComEd program. These deferred expenses are the costs of installing EnergySaver at various ComEd customer sites, which will be recognized concurrently with recognition of the revenue from the sale of the units.

         Increases in accounts payable generated $74,346 during 2003 as compared to generating $416,867 during 2002. The increase in accounts payable is primarily related to the various building automation control projects that Great Lakes is currently working on. In order to better manage our working capital requirements related to these jobs, we have agreements with our larger subcontractors that their payments are contingent on us receiving payment from our customers. This has resulted in a large increase in the accounts payable at Great Lakes. The increase in accounts payable during 2002 was generally the result of increased business activity in both the Energy Technology and Building Automation Controls segments. Changes in accrued expenses consumed cash of $328,898 during 2003 and generated cash of $555,167 during 2002. Most of the increase in the accrued expenses during 2002 was related to these accrued contractor fees. At the end of 2002 we had accrued $350,000 in contractors fees for work related to various building automation projects underway at the time. Subsequent to year-end we received invoices from these contractors and moved the expense from accrued expense to accounts payable. Deferred revenue increased $283,308 during 2003 as compared to decreasing $487,597 in 2002. The increase in deferred revenue during 2003 is attributable to situations where the Building Automation Controls segment invoiced its customers in advance of completing the work for which it had invoiced, a practice which is typical for its industry. The decline in deferred revenue is the result of completing work during 2002 that was invoiced during 2001. Changes in customer deposits generated $511,167 during 2003, largely the result of a $500,000 prepayment received from ComEd pursuant to the VNPP contract.

         Investing activities generated cash of $896,728 during the twelve-month period ended December 31, 2003 as compared to consuming cash of $6,987 during 2002. In June 2003, we sold certain assets and transferred certain liabilities of our Power Management business, generating cash proceeds of $929,032. This source of cash was partially offset by the purchase of equipment during 2003 totaling $32,304. During 2002 we spent $17,487 on new equipment, but this use of cash was partially offset by $10,500 generated through the sale of equipment we no longer used.

         Financing activities generated cash of $2,845,162 and $2,957,329 during 2003 and 2002, respectively. In September 2003 we raised $1,000,000 in gross proceeds through the issuance of a convertible term loan to Laurus Funds. These proceeds were partially offset by issuance costs totaling $308,228. In November 2003 Laurus converted $52,346 in principal into shares of our Common Stock. We also raised gross proceeds of $1.5 million from the issuance of our Series D Convertible Preferred Stock and $1,669,914 from the issuance of shares of our Common Stock in three separate private placements during 2003. The proceeds from these private placements of our Common Stock were partially offset by issuance costs of $297,462. During 2003, various holders of warrants exercised their rights under the warrants to purchase 197,000 shares of Common Stock for $197,000 in cash. We used a portion of the proceeds generated from the sale of our Power Management segment to repay $298,000 in equipment loans and to pay down the outstanding balance on our revolving line of credit of $500,000. We also prepaid $47,000 on our mortgage as an inducement for the lender to refinance the mortgage and extend the maturity until February 1, 2005. During 2003 we made scheduled payments of $33,000 on our mortgage, $51,500 on our equipment loan, and $7,014 on various auto loans. During 2003 we also received a payment of $798 from a board member that represented the short-swing profit inadvertently earned when he purchased shares of our stock within six months of selling shares, which is a violation of section 16(b) of the Securities Exchange Act of 1934.

         During 2002 we issued preferred and Common Stock which generated net proceeds of $2,800,257. We also refinanced the mortgage on our building and our equipment loan, generating $22,000 after the repayment of the existing loans, and borrowed $500,000 on our line of credit. Offsetting these sources of cash were scheduled payments of $147,000 on our long-term debt and $219,067 on the Marino Sellers note. During 2002 we also received $1,300 from one of our 10% stockholders, which represented the short-swing profit inadvertently earned when he purchased shares of our stock within six months of selling shares, which is a violation of section 16(b) of the Securities Exchange Act of 1934.

         Our working capital line of credit with American Chartered Bank expired on September 30, 2003. We entered into new a financing arrangement with Laurus Master Fund, Ltd. ("Laurus") as of September 11, 2003, providing for a $1,000,000 term loan (the "Term Loan") and a revolving credit facility of up to $2,000,000. The Term Loan has a term of two years and accrues interest at the greater of prime (currently 4.00%) plus 1.75%, or 6%. Interest on the Term Loan is due monthly in arrears and the loan amortizes at the rate of $50,000 per month beginning February 1, 2004. We have the option of paying scheduled interest and principal or prepaying all or a portion of the Term Loan with shares of our Common Stock at the fixed conversion price of $2.12 per share (which was equal to 103% of the recent market price of our Common Stock on September 11, 2003), provided that the closing price of the Common Stock is greater than $2.43 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with Securities and Exchange Commission. Those shares are part of the shares offered under this prospectus and the registration statement of which this prospectus is a part. Laurus also has the option to convert all or a portion of the Term Loan into shares of our Common Stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all our assets, except for our real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of our Common Stock at prices ranging from $2.44 per share to $3.07 per share. The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of our eligible accounts receivable. We have not borrowed under the facility, thus it remains fully available to the extent we have eligible receivables to support borrowings. The revolving credit facility also has a term of two years and accrues interest at the rate of prime (currently 4.00%) plus 1.75%. We have the option of paying interest and principal, or prepaying all or a portion of the advances under each Secured Convertible Revolving Note with shares of our Common Stock at the fixed conversion price of $2.12 per share, provided that the closing price of our Common Stock is greater than $2.43 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission. In addition, Laurus has the option to convert all or a portion of the advances under any Secured Convertible Revolving
Note into shares of our Common Stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is also secured by a blanket lien on all of our assets, except for our real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of our Common Stock at prices ranging from $2.54 per share to $3.18 per share. On November 26, 2003, Laurus converted $52,346 of principal and $664 of accrued interest on the Term Loan into 25,000 shares of our Common Stock. The conversion was offset against the scheduled principal payments for February and March of 2004. During January 2004, Laurus converted $270,864 of principal and $4,736 of accrued interest on the Term Loan into 130,000 shares of our Common Stock. The January conversions were offset against principal payments scheduled for March through August 2004.

         In March 2004, we closed on a series of transactions in which we issued 5 million shares of our Common Stock and five year warrants to purchase an additional 1,750,000 shares of Common Stock at $2.42 per share to four affiliated investors in exchange for $11 million in gross proceeds. We used $7 million of the proceeds from the transaction to facilitate a redemption and exchange offering for our outstanding preferred stock, in order to eliminate the requirement that we begin paying dividends in cash at the end of 2004, and to reduce the dividend rate on the remaining preferred. Under the redemption and exchange offering we redeemed 538,462 shares of our outstanding convertible preferred stock which was convertible into 5,384,620 shares of Common Stock, and exchanged the remaining 2,104,509 shares of convertible preferred stock into 210,451 shares of a new Series E Convertible Preferred Stock (the "Series E Preferred"). (In February and March 2004, a total of 145,000 shares of Series A Preferred were converted to 1,450,000 shares of Common Stock and thus were not included in the redemption and exchange.) The Series E Preferred is convertible into Common Stock at any time at the rate of 100 shares of Common Stock for each share of Series E Preferred stock. The Series E Preferred Stock carries a dividend rate of 6%, which is payable at our election in cash or additional shares of Series E Preferred stock. We retained approximately $3.3 million of the proceeds from the Common Stock sale after the redemption and all offering costs. These funds will be used for general corporate purposes. All shares of Series A, Series C and Series D Preferred stock have been cancelled.

         Our ability to continue the development, manufacturing and expansion of sales of our products, including the EnergySaver and the GlobalCommander, will require the continued commitment of significant funds. The actual timing and amount of our future funding requirements will depend on many factors, including the amount and timing of future revenues, the level and amount of product marketing and sales efforts, the magnitude of research and development, and our ability to improve margins on our products.

         During the last four fiscal years we have raised net proceeds of $25.2 million through the issuance of shares of our common and preferred stock, which has allowed us to continue to execute our business plan. Most of these funds have been consumed by operating activities, either used to fund our losses or working capital requirements. As of December 31, 2003 our cash balance was $2,467,023. In an attempt to move the Company to a position where it can start to generate positive cash flow our management has set the following key objectives for cash flow improvement in 2004:

   o Successfully execute on the ComEd contract. We believe that this is important from several different perspectives. First we anticipate that it will have an immediate positive impact on our cash flow. Secondly, we believe it will establish Electric City as the leader in negative power development, thereby supporting VNPP opportunities with other utilities. And finally we believe it will lead to increased commercial sales of the EnergySaver as customers who participate in the ComEd VNPP with operations outside the ComEd territory gain exposure to the technology. This project is under contract, therefore we are focusing a great deal of our resources on this project and will be hiring additional personnel in an attempt to keep this project on schedule.

   o Increase the profitability of EnergySaver sales. Increasing the margins earned on EnergySaver sales will also have an immediate and positive impact on our cash flow. We have seen improvements in EnergySaver margins over the past two years, but believe that the product has the potential for significantly higher margins. We believe that increased volumes that will result from the ComEd program will lead to higher margins as a result of increased capacity utilization. In addition, a price increase that we implemented effective January 1, 2004 should also lead to improved profitability of the EnergySaver.

   o Build on the recent project successes at Great Lakes Controlled Energy to make the Building Controls and Automation business grow and become profitable. Great Lakes has recently been awarded new business and is currently working on existing projects that we believe will result in this segment turning profitable during 2004. This segment must execute effectively in order to realize the profitability potential of these projects.

   o Continue to aggressively manage our costs in order to conserve cash. While we made significant progress in reducing our costs during the last two years, we must continue to effectively manage all of our costs so that they do not negate the anticipated improvement in profitability in our Energy Technology and Building Automation and Control segments.

   o Be prepared to raise additional capital in limited amounts if necessary to continue to fund operations until the business turns cash flow positive. Our ability to raise additional capital in the future will depend a great deal on our ability to make progress toward the goals outline above.

         Our projections indicate that if we are successful in achieving these priorities we should have sufficient liquidity to allow us to operate until our operations turn cash flow positive. These projections contain certain key assumptions, which may or may not occur. If, for one reason or another certain key assumptions contained in our projections are proven to be wrong, we may begin to experience a liquidity shortage sometime next year which could force us to scale back our growth plans, or in the worst case cease operations.

         If we determine we need to raise additional capital in the future (which may require stockholder approval), our existing stockholders will likely experience dilution of their present equity ownership position and voting rights, depending upon the number of shares issued and the terms and conditions of the issuance. The new equity securities will likely have rights, preferences or privileges senior to those of our Common Stock.



         RECENT ACCOUNTING PRONOUNCEMENTS


         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have a material impact on its consolidated financial statements since it currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities ("SPE"). The consolidation requirements apply to all SPE's in the first fiscal year or interim period ending after December 15, 2003. The Company adopted the provisions of FIN 46R effective December 29, 2003 and such adoption did not have a material impact on its consolidated financial statements since it currently has no SPE's.

         In April 2003, FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS No. 149"). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS No. 149 effective June 30, 2003 and such adoption did not have a material impact on its consolidated financial statements since the Company has not entered into any derivative or hedging transactions.

         In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

   o a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

   o a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer's equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

   o a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer's equity shares, or
         (3) variations inversely related to changes in the fair value of the issuer's equity shares.

         In November 2003, FASB issued FASB Staff Position No. 150-3 ("FSS 150-3") which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and measurement provisions of SFAS 150 are deferred indefinitely. The measurement provisions of SFAS 150 are also deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 4, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period.

                 On December 17, 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not materially affect our revenue recognition policies, nor our results of operations, financial position or cash flows.



                             DESCRIPTION OF PROPERTY


         Our headquarters and the EnergySaver system production facility are located at 1280 Landmeier Road in Elk Grove Village, Illinois. This facility is approximately 13,000 square feet and houses the corporate headquarters, manufacturing operations and warehouse. We acquired this facility in August 1998 for a purchase price of $1,140,000, $800,000 of which we financed through a mortgage and $340,000 of which we paid by issuing to the sellers 340,000 shares of our Common Stock. The mortgage was refinanced in May 2002, bears interest at the rate of prime plus 0.5%, and is payable in monthly installments of $3,000 plus interest, until a final balloon payment which is due on February 1, 2005. There is no penalty for prepayment of the mortgage. As of March 1, 2004, the outstanding principal amount of the mortgage was $625,000.


         On June 7, 2001, we acquired Great Lakes Controlled Energy Corporation. Great Lakes currently operates its business from a facility located in Elk Grove Village, Illinois, which is approximately 10,000 square feet. In connection with our acquisition of Great Lakes, we entered into a three-year lease beginning on the date of the acquisition at a monthly rate of $10,000, with an option to purchase the facility. The building is owned by the former shareholders of Great Lakes, Eugene Borucki and Denis Enberg, both of whom are currently employed by the Company.


         We believe that the space and location of our current facilities in combination with the planned outsourcing of a portion of our manufacturing will be sufficient to reach a level of production projected for the current year.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Our wholly-owned subsidiary, Great Lakes Controlled Energy Corporation ("Great Lakes"), leases its office and warehouse facility in Elk Grove Village, Illinois from Eugene Borucki and Denis Enberg, the former owners of Great Lakes who are currently officers of our Company. We paid $120,000 and $70,000 during 2002 and 2001, respectively, in lease payments. The lease commenced with the purchase of Great Lakes in June 2001 and expires in June 2004.

         On June 3, 2003, the Company entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of the Company' Power Management segment as of May 31, 2003, in exchange for $929,032 in cash. Hoppensteadt Acquisition Corp. is owned by a group of investors that includes Michael Stelter, one of our directors. Mr. Stelter holds a minority position in Hoppensteadt Acquisition Corp.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our Common Stock has traded since December 12, 2000 on The American Stock Exchange under the symbol "ELC."


         The following table sets forth the quarterly high and low closing prices for our Common Stock as reported on The American Stock Exchange since January 1, 2002.



                                                                           COMMON STOCK
                                                                    -----------------------------
                                                                        HIGH             LOW
                                                                    -------------   -------------
         FISCAL YEAR ENDED DECEMBER 31, 2002:
              Fiscal Quarter Ended March 31, 2002 ...............   $        2.29   $        1.15
              Fiscal Quarter Ended June 30, 2002 ................   $        1.68   $        1.15
              Fiscal Quarter Ended September 30, 2002 ...........   $        1.60   $        1.10
              Fiscal Quarter Ended December 31, 2002 ............   $        1.15   $        0.75

         FISCAL YEAR ENDED DECEMBER 31, 2003:
              Fiscal Quarter Ended March 31, 2003 ...............   $        1.70   $        0.70
              Fiscal Quarter Ended June 30, 2003 ................   $        1.66   $        0.90
              Fiscal Quarter Ended September 30, 2003 ...........   $        2.21   $        0.92
              Fiscal Quarter Ended December 31, 2003 ............   $        2.70   $        2.03

         FISCAL YEAR ENDED DECEMBER 31, 2004:
              Fiscal Quarter Ended March 31, 2004 ...............   $        2.40   $        1.83



HOLDERS


         As of April 30, 2004 we had approximately 6,500 holders of record of our Common Stock and 40,922,021 shares of Common Stock outstanding.


DIVIDENDS


         For the three months ended December 31, 2003, we declared and paid the following dividends on our preferred stock:

         o On December 22, 2003, the Board of Directors declared and paid dividends on our Series A, Series C and Series D Convertible Preferred Stock for the fourth calendar quarter ending December 31, 2003 to shareholders of record of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock as of December 31, 2003. The dividends were paid in additional shares of Series A, Series C and/or Series D Convertible Preferred Stock to the holders as follows: 58,453 shares to the holders of the Series A Convertible Preferred Stock, 5,698 shares to the holders of the Series C Convertible Preferred Stock and 3,848 shares to the holders of the Series D Convertible Preferred Stock. Each share of Series A, Series C and Series D Convertible Preferred Stock is convertible into 10 shares of our Common Stock.

          As the result of a redemption and exchange offering completed March 22, 2004, the dilutive effect of the payment-in-kind dividend on the preferred stock will be reduced significantly in the future due to a reduction in the number of shares of preferred stock outstanding and a reduction in the dividend rate on the preferred stock. We project that without this redemption and exchange we would have issued shares of preferred stock as dividends over the next three years that would have been convertible into 10,306,790 shares of Common Stock. As a result of the redemption and exchange we only expect to issue preferred stock as dividends over the same period that will be convertible into 4,473,919 shares of Common Stock, a reduction of 5,832,871 shares or 56.6%. For a further discussion of this transaction please see "Item 6 - Management's Discussion and Analysis or Plan of Operations - Liquidity and Capital Resources," or Note 19 to the Consolidated Financial Statements.

         For a further discussion regarding preferred stock dividends, see "Item 6 - Management's Discussion and Analysis or Plan of Operations - Preferred Stock Dividends."

         We have never declared or paid any cash dividends on our Common Stock and we do not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."



                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


The following table summarizes the total compensation paid or awarded to each of our executive officers and to other officers whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2003.


                                                                                            LONG TERM
                                                        ANNUAL COMPENSATION                COMPENSATION
                                            -------------------------------------------- -----------------
                                                                                            SECURITIES
                                  YEAR                                   OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION       ENDED       SALARY (2)     BONUS       COMPENSATION       OPTIONS (#)     COMPENSATION (4)
------------------------------ ------------ ------------- ------------ ----------------- ----------------- -----------------
John P. Mitola                  12/31/03        $233,844      --            $6,600 (3)       750,000                 $3,552
 our chief executive officer    12/31/02        $337,821      --            $6,600 (3)          --                   $8,079
                                12/31/01        $350,000      --            $6,600 (3)          --                   $7,770

Jeffrey R. Mistarz              12/31/03        $159,070      --           --                400,000                 $8,312
 our chief financial officer    12/31/02        $172,308      --           --                   --                   $7,945
 and treasurer                  12/31/01        $175,000      --           --                   --                   $7,657

William A. Karambelas (1)       12/31/03        $176,394      --           --                   --                   $1,616
 our senior vice president      12/31/02        $202,789      --           --                   --                   $1,575
 of sales                       12/31/01        $167,197      --           --                150,000                   $110

Denis Enberg (1)                12/31/03        $160,417      --           --                   --                     $759
 our senior vice president      12/31/02        $175,000      --           --                   --                     $948
 of engineering                 12/31/01        $119,283      --           --                200,000                    $79

----------

(1) Messrs. Karambelas and Enberg are not executive officers of the Company but are included for purposes of compensation disclosure. Mr. Karambelas' position with the Company was eliminated as part of a restructuring April 1, 2004.

(2) Certain employees of the Company, including Messrs. Mitola, Mistarz and Enberg voluntarily reduced their salaries for all of 2003.

(3)  This represents a monthly auto allowance of $550 for Mr. Mitola.

(4) Amounts of All Other Compensation are the amounts paid for long-term disability insurance for the Named Officers and the cost of life insurance for Messrs. Mitola and Mistarz.

EMPLOYMENT AGREEMENTS

         Effective January 1, 2003, we entered into a new employment agreement with John Mitola for a three-year period ending on December 31, 2005. The new agreement, which is structured to place more emphasis on achieving important corporate milestones, reduced Mr. Mitola's base salary to $250,000 per year, but provides for a discretionary bonus of up to one hundred percent of his annual salary payable if he meets or exceeds certain annual goals as established by the Board of Directors, and a guaranteed bonus of $250,000 upon the achievement of two consecutive calendar quarters of positive net income by the Company (such net income to be that as reflected in the Company's quarterly reports filed with the Securities and Exchange Commission). The agreement also provides for a monthly automobile allowance of $550.00 and the reimbursement of Mr. Mitola's business-related expenses.

         Under the employment agreement, we granted to Mr. Mitola an option to purchase 750,000 shares of our Common Stock at a price per share of $0.845, which is equal to the average closing price of the Company's Common Stock as measured over the thirty (30) trading day period prior to the effective date of the contract. The option, which was granted under the 2001 Stock Incentive Plan, vests in amounts of 250,000 shares on each December 31st of 2003, 2004 and 2005, except on a change of control in which case all the options will immediately vest.

         The employment agreement imposes on Mr. Mitola non-competition, non-solicitation and confidentiality obligations.

         Effective January 1, 2003, we entered into a new employment agreement with Mr. Mistarz for a three-year period ending on December 31, 2005. The new agreement provides for an annual base salary of $175,000 through December 31, 2003, increasing to $210,000 effective January 1, 2004 through December 31, 2005. In addition, Mr. Mistarz is eligible to participate in an annual bonus plan with certain other management employees. The new agreement provides Mr. Mistarz with options to purchase 400,000 shares of our Common Stock at a price of $1.00 per share, which options vest 133,334 shares on December 31, 2003 and 133,333 shares each on December 31, 2004 and 2005, except on a change of control in which case all the options will immediately vest. These options were granted under the 2001 Stock Incentive Plan.

         The employment agreement imposes on Mr. Mistarz non-competition, non-solicitation and confidentiality obligations.

2003 OPTION GRANTS

         The following table sets forth information regarding stock option grants made to each of the above named executive and principal officers during the fiscal year ended December 31, 2003.

                                            NUMBER OF         PERCENT OF
                                              SHARES         TOTAL OPTIONS
                                            UNDERLYING        GRANTED TO         EXERCISE
                                         OPTIONS GRANTED     EMPLOYEES IN          PRICE         EXPIRATION
               NAME                            (#)              PERIOD           ($/SHARE)          DATE
-----------------------------------     -----------------    -------------      -----------     --------------
John P. Mitola...............               750,000              64.1%            $0.845          12/31/2012

Jeffrey R. Mistarz...........               400,000              34.2%             $1.00          12/31/2012

William A. Karambelas........                  0                  --                --                --

Denis Enberg.................                  0                  --                --                --



OPTION VALUES


         The following table sets forth information regarding the number and value of unexercised options held by each of the above named executive and principal officers as of December 31, 2003. None of our named executive or principal officers hold any stock appreciation rights and none of them exercised any options during the fiscal year ended December 31, 2003.

                                                   NUMBER OF SHARES                  VALUE OF UNEXERCISED IN-THE-MONEY
                                          UNDERLYING UNEXERCISED OPTIONS AT                     OPTIONS AT
                                                DECEMBER 31, 2003 (#)                      DECEMBER 31, 2003 ($)
                                       -----------------------------------------    ------------------------------------
              NAME                       EXERCISABLE           UNEXERCISABLE          EXERCISABLE         UNEXERCISABLE
----------------------------------     ----------------    ---------------------    ---------------     ----------------
John P. Mitola...............             1,250,000              500,000               $378,750            $757,500

Jeffrey R. Mistarz...........               311,112              288,888               $181,334            $362,666

William A. Karambelas........                75,000               75,000                  $0                  $0

Denis Enberg.................                66,668              133,332                  $0                  $0




STOCK OPTIONS AND INCENTIVE COMPENSATION


         During the Company's annual meeting of shareholders held on August 30, 2001, our shareholders approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), which provides that up to 800,000 shares of the Company's Common Stock may be issued under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of Common Stock to be reserved for issuance under the Plan on January 1 of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 500,000 shares. The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment or stock of the Company, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of Common Stock. Approximately 27 employees, officers and directors of the Company are currently eligible to participate in the Plan.

         The exercise price for any incentive stock option ("ISO") may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the Common Stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Committee or Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options.


         The term of all options granted under the Plan shall be determined by the Compensation Committee or Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof and, further provided, that if, at the time an ISO is granted, the optionee owns (or is deemed to own under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, of any of its Subsidiaries or of a Parent, the term of the ISO shall not exceed five years from the date of grant. The right of exercise will be cumulative, so that shares that are not purchased in one year may be purchased in a subsequent year. The options may not be assigned. Upon exercise of any option, in whole or in part, payment in full is required (unless the applicable award contract permits installment payments or cashless exercise) for the number of shares purchased. Payment may be made in cash, by delivery of shares of the Common Stock of equivalent fair market value or by any other form of legal consideration that is acceptable to the Board.

         In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant shares of Common Stock and/or stock appreciation rights to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Compensation Committee may determine, in its sole discretion. The grant may require the holder to pay such price per share therefore, if any, as the Compensation Committee may determine. Such shares may be subject to such contingencies and restrictions as the Compensation Committee may determine.


         If an employee's employment is terminated by reason of death, disability or retirement, either the employee or his or her beneficiary will have the right for eighteen months to exercise the option to the extent the option was exercisable on the date of death or disability, but in no event after the date the award would otherwise have expired. If a Plan participant's relationship with the Company is terminated for any reason other than death, disability or retirement and other than for cause or without the Company's consent (in which case the option shall terminate immediately), he or she may, for a period of one year, exercise the option to the extent that it was exercisable on the date of termination, but in no event after the date the award would otherwise have expired.



         The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board is also authorized to adjust the number of shares available under the Plan, the number of shares subject to outstanding options and the option prices to take into account the Company's capitalization by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other similar event.

         The Board may amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved for option under the Plan, (iii) modify the requirements for participation in the Plan, or (iv) modify the Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed.


         Under current Federal law, no taxable income will be recognized by the recipient of an incentive stock option within the meaning of Section 422 of the Code upon either the grant or exercise of the incentive stock option (provided the exercise occurs while the participant is an employee of the Company or within three months after termination of employment), nor will a deduction be allowed the Company by reason of the grant or exercise, provided the employee does not dispose of the shares issued upon exercise within two years from the date the option was granted and within one year from the date the shares were issued. If the recipient fails to satisfy these holding period requirements, the difference between the amounts realized upon disposition of the shares and the adjusted basis of the shares is includible as compensation in the recipient's gross income and the Company will be entitled to a deduction in that amount.


         Under current law, the holder of a non-qualified stock option is taxed at the time of exercise on the difference between the exercise price and the fair market value of the shares on the date of exercise. Upon disposition of the stock, the stockholder is taxed upon the difference between the basis of the stock (which is equal to the fair market value at the time the option was exercised) and the amount realized upon the disposition.


         A grant of shares of Common Stock that is subject to no vesting restrictions will result in taxable income for federal income tax purposes to the recipient at the time of grant in an amount equal to the fair market value of the shares awarded. The Company would be entitled to a corresponding deduction at that time for the amount included in the recipient's income.

         Generally, a grant of shares of Common Stock under the Plan subject to vesting and transfer restrictions will not result in taxable income to the recipient for federal income tax purposes or a tax deduction to the Company in the year of the grant. The value of the shares will generally be taxable to the recipient as compensation income in the years in which the restriction on the shares lapse. Such value will be the fair market value of the shares on the dates the restrictions terminate. Any recipient, however, may elect pursuant to
Section 83(b) of the Code to treat the fair market value of the shares on the date of such grant as compensation income in the year of the grant of restricted shares, provided the recipient makes the election within 30 days after the date of the grant. In any case, the Company will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the recipient's income in the year in which that amount is so included.


         As of December 31, 2003, there were 1,800,000 shares of Common Stock reserved under the Plan. The Company granted options to purchase 1,150,000 under the plan during 2003, and options to purchase 1,150,000 shares were outstanding under the Plan as of December 31, 2003. Only the directors' options described below were granted outside of the plan during 2002 or 2003. No grants of shares or stock appreciation rights have been made under the Plan.





DIRECTOR COMPENSATION


         Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2001 Stock Incentive Plan described above. The director's stock option plan provides that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 75,000 shares of our Common Stock at a price equal to the greater of the closing price of our Common Stock on the grant date, or $1.00. These options have a term of ten years and vest in three equal amounts, beginning on the grant date and on the next two anniversaries of the grant date, assuming the individual is still a member of the Board of Directors on such anniversary date. Mr. Kushman received options pursuant to this provision of our directors' option plan, which he assigned to Cinergy Ventures II, LLC.

         Eligible directors are also granted additional options to purchase 25,000 shares of our Common Stock on the anniversary of their appointment to the Board if they are still a member of the Board of Directors on such anniversary date. These options have an exercise price equal to the greater of the closing price of our Common Stock on the grant date, or $1.00. These options also have a term of ten years and vest in three equal amounts, beginning on the grant date and on the next two anniversaries of the grant date, assuming the individual is still a member of the Board of Directors on such anniversary date. Messrs. Asplund, Brace, Manning, Pientka and Wagner received options pursuant to this provision of our directors' option plan.

         The Company granted options to purchase 200,000 shares under the director's stock option plan during 2003, and options to purchase 983,335 shares were outstanding under this plan as of December 31, 2003.

            Directors who are also employees of the Company receive no additional compensation for their services as directors. Directors who are not employees of the Company, in addition to stock options, are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at such meetings.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following tables list certain information, as of April 29, 2004, regarding the beneficial ownership of our outstanding Common Stock by (1) each of our directors and named executive officers, the persons known to us to beneficially own greater than 5% of each class of our voting securities and our directors and executive officers, as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.

COMMON STOCK

                                                COMMON SHARES      COMMON
                                                ISSUABLE UPON      SHARES      COMMON SHARES
                                    COMMON      CONVERSION OF   ISSUABLE UPON  ISSUABLE UPON
                                    SHARES        PREFERRED      EXERCISE OF    EXERCISE OF
NAME                             DIRECTLY HELD    STOCK (1)       WARRANTS      OPTIONS (2)     TOTAL           %
-------------------------------  -------------  -------------   -------------  -------------   ---------     --------
DIRECTORS, EXECUTIVE OFFICERS
AND 5% HOLDERS
David Asplund                          4,574        300,500         52,173(3)      91,667        448,914      1.085%
Frederic F. Brace                         --             --             --        116,667        116,667      *
John Bukovski                             --             --             --         25,000         25,000      *
Cinergy Ventures II (4)               73,199      3,119,400        834,375(5)      50,000(6)   4,076,974      9.075%
DYDX Consulting LLC (7)            2,491,954(8)          --             --        947,546(9)   3,439,500      8.215%
Felicia Ferguson (22)                     --             --             --             --             --      *
Richard P. Kiphart (10)              563,594      7,261,500      1,259,128(11)         --      9,084,222     18.373%
Nikolas Konstant                   2,491,954(8)          --             --        947,546(9)   3,439,500      8.215%
Kevin Kushman (22)                        --             --             --             --(6)          --      *
Leaf Mountain Company, LLC (12)      395,122      2,156,200        421,875             --      2,973,197      6.835%
Robert J. Manning                      2,000             --             --        141,667        143,667      *
Joseph C. Marino                   6,377,516(13)         --             --      2,150,000(14)  8,527,516     19.798%
Jeffrey R. Mistarz                     9,200             --             --        311,112        320,312      *
John P. Mitola                         9,750(15)         --             --      1,250,000      1,259,750      2.987%
CIT Capital Securities, Inc.(16)      80,217      3,347,300      4,064,830(17)         --      7,492,347     15.501%
Newcourt Capital USA, Inc. (16)       80,217      3,347,300      4,064,830(17)         --      7,492,347     15.501%
Gerald A. Pientka (18)                22,000             --             --        133,333        155,333      *
Pino Manufacturing, LLC (13)       5,986,852             --             --      1,700,000      7,686,852     18.035%
Security Benefit Group             6,000,000             --      1,750,000             --      7,750,000     18.162%
SF Capital Partners Ltd. (19)        471,276      2,404,200             --(20)         --      2,875,476      6.637%
Michael S. Stelter                 1,044,252             --             --             --      1,044,252      2.552%
Robert D. Wagner, Jr.                     --             --             --        116,667        116,667      *

All directors and executive
officers as a group (10
persons)**                         1,091,776        300,500         52,173      2,186,113      3,630,562      8.354%

*   Denotes beneficial ownership of less than 1%.

**  Eliminates duplication

SERIES E CONVERTIBLE PREFERRED STOCK (21)

                                                               SERIES E
                                                                SHARES
                                              SERIES E         ISSUABLE
                                               SHARES            UPON
                                              DIRECTLY        EXERCISE OF
NAME                                            HELD            WARRANTS          TOTAL       % OF CLASS
----------------------------------------- ----------------- ----------------- -------------- --------------
DIRECTORS, EXECUTIVE OFFICERS AND
5% HOLDERS
David Asplund                                     3,005                94             3,099         1.427%
Augustine Fund, L.P.                             14,869                --            14,869         6.851%
Frederic F. Brace                                    --                --                --            --
John Bukovski                                        --                --                --            --
Cinergy Ventures II (4)                          31,194             1,500            32,694        14.961%
Felicia Ferguson                                     --                --                --            --
Richard P. Kiphart (10)                          72,615             1,312            73,927        33.858%
Kevin Kushman                                        --                --                --            --
Leaf Mountain Company, LLC (12)                  21,562                --            21,562         9.935%
Robert J. Manning                                    --                --                --            --
Jeffrey R. Mistarz                                   --                --                --            --
John P. Mitola                                       --                --                --            --
CIT Capital Securities, Inc. (16)                33,473                --            33,473        15.423%
Newcourt Capital USA, Inc. (16)                  33,473                --            33,473        15.423%
Gerald A. Pientka (19)                               --                --                --            --
SF Capital Partners Ltd. (19)                    24,042               750            24,792        11.384%
Michael S. Stelter                                   --                --                --            --
Robert D. Wagner, Jr.                                --                --                --            --

All directors and executive officers as
a group (10 persons)**                            3,005                94             3,005         1.427%

*   Denotes beneficial ownership of less than 1%.

**  Eliminates duplication

(1) Represents shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock.

(2)      Represents options to purchase Common Stock exercisable within 60 days.

(3) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 94 shares of Series E Convertible Preferred Stock, which would be convertible into 9,400 shares of Common Stock.

(4) Cinergy Technologies, Inc. is a wholly-owned subsidiary of Cinergy Corp. and is also the sole member of Cinergy Ventures II, LLC. The business address of Cinergy Ventures II, LLC is 139 East Fourth Street, Cincinnati, Ohio 45202.

(5) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 1,500 shares of Series E Convertible Preferred Stock, would be convertible into 150,000 shares of Common Stock.

(6) Reflects stock options awarded to Kevin Kushman, a former director of the Company, pursuant to the Directors' Stock Option Program. The policies of Cinergy Ventures II, who is Mr. Kushman's employer, provide that director compensation be paid to the company rather than to the individual.

(7) The business address of DYDX Consulting, LLC ("DYDX") is 221 N. LaSalle Street, Suite 3900, Chicago, Illinois 60601.

(8) Includes 2,491,954 shares of Common Stock held of record by DYDX. Mr. Konstant holds a 100% membership interest in DYDX and, in such capacity, has sole voting and investment power with respect to the shares of Common Stock held by DYDX and, therefore, is deemed to be the beneficial owner of these shares.

(9) Includes options to acquire 947,546 shares of Common Stock at $1.10 per share held by DYDX.

(10) The business address of Mr. Kiphart is c/o William Blair & Company, LLC, 222 W. Adams Street, Chicago, Illinois 60606.

(11) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 1,312 shares of Series E Convertible Preferred Stock, which would be convertible into 131,200 shares of Common Stock.

(12) The business address of Leaf Mountain Company, LLC is 190 South LaSalle Street, Suite 1700, Chicago, IL 60603.

(13) Includes 6,224,352 shares of Common Stock held of record by Pino Manufacturing, LLC ("Pino"). Mr. Marino holds a 100% membership interest in Pino and, in such capacity, has sole voting and investment power with respect to the shares of Common Stock held by Pino and, therefore, is deemed to be the beneficial owner of these shares.

(14) Includes options to acquire 1,700,000 shares of Common Stock at $1.10 per share held by Pino. In addition, Mr. Marino holds options to acquire 450,000 shares of Common Stock at $3.50 per share, which he received as our Chairman prior to his resignation in December 2000.

(15) In December 2002, Mr. Mitola gifted approximately 40,000 shares of Common Stock to his wife and children now held in accounts in which Mr. Mitola does not own or control.

(16) CIT Capital Securities, Inc. (formerly named Newcourt Capital Securities, Inc.) is a wholly owned subsidiary of Newcourt Capital USA, Inc. Accordingly, Newcourt Capital USA is deemed to be the beneficial owner of shares held by CIT Capital Securities. The business address of Newcourt Capital USA, Inc. is 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036.

(17) Includes warrants to acquire 3,314,830 shares of Common Stock at an initial exercise price of $1.00 per share held by CIT Capital Securities, Inc.

(18) Mr. Gerald Pientka, who is one of our directors, is also a member of Leaf Mountain Company, LLC.

(19) SF Capital Partners, Ltd. is a British Virgin Island company. Staro Asset Management, L.L.C., a Wisconsin limited liability company, acts as investment manager and has sole power to direct the management of SF Capital Partners. Through Staro Asset Management, Mr. Michael A. Roth and Brian J. Stark possess sole voting and dispositive power over all shares owned by SF Capital Partners. The business address for Staro Asset Management, LLC is 3600 South Lake Drive, St. Francis, WI 53235.

(20) SF Capital owns warrants to purchase 642,188 shares of Common Stock and a warrant to purchase 750 shares of Series E Convertible Preferred Stock, which would be convertible into 75,000 shares of Common Stock. These warrants contain provisions known as "exercise caps" which prohibit the holder of the warrants (and its affiliates) from exercising such warrants to the extent that giving effect to such exercise, such holder would beneficially own in excess of 4.999% and 9.999% of the Company's outstanding Common Stock, as the case may be. The holder can waive the 4.999% limit, but such waiver will not become effective until the 61st day after such notice is delivered to the Company, and these limits will not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above reflects the operation of such exercise caps in that we have not included 717,188 shares of Common Stock issuable pursuant to such warrants as SF Capital has advised us that it does not beneficially own such shares due to the fact that it cannot exercise its right to purchase these shares at this time. In the absence of such caps, SF Capital would be able to purchase all the shares issuable upon exercise of these warrants and would have a beneficial ownership percentage of 8.157%.

(21) The Series E Convertible Preferred Stock has the right to elect up to four directors depending on the number of shares of Series E Convertible Preferred Stock outstanding at any time (as adjusted for stock splits, stock combinations and the like) as follows:

         o for so long as at least 90,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect four directors;

         o for so long as at least 65,000 but less than 90,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect three directors;

         o for so long as at least 45,000 but less than 65,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, will be entitled to elect two directors; and

         o for so long as at least 20,000 but less than 45,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director.

         Except for the election of directors or as otherwise provided by law, the Series E Convertible Preferred Stock is entitled to vote with the holders of our Common Stock on an as-converted basis on all matters on which our holders of Common Stock are entitled to vote. However, if less than 20,000 shares of Series E Convertible Preferred Stock remain issued and outstanding, unless otherwise provided by law, each holder of record of Series E Convertible

         Preferred Stock has the right to vote on an as-converted basis together with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote, including the election of directors.

         Our Board of Directors has fixed by resolution the number of directors at 12. As of February 29, 2004, the holders of our Series E Convertible Preferred Stock had appointed three of the four directors they are entitled to appoint. At our Annual Meeting of Stockholders held on September 24, 2003, our six director nominees were elected by a majority of the votes cast. There are currently three vacancies on our Board of Directors, of which one is reserved for appointment by the holders of our Series E Convertible Preferred Stock.

         Holders of Series E Convertible Preferred Stock also have the following approval rights with respect to certain actions of the Company:

         o For so long as any shares of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without approval of at least 75% of the shares of Series E Convertible Preferred Stock then outstanding:

                  - enter into any agreement that would restrict our ability to perform under the Redemption and Exchange Agreement;

                  - amend our Certificate of Incorporation or bylaws in any way that could adversely affect, alter or change the rights, powers or preferences of the Series E Convertible Preferred Stock;

                  - engage in any transaction that would impair or reduce the rights, powers or preferences of the Series E Convertible Preferred Stock as a class;

                  - sell control of the Company or sell all or substantially all of the assets of the Company or merge with or into another company, or liquidate the Company (provided that if less than 45,000 shares of the Series E Convertible Preferred Stock are then outstanding and the then holders of Series E Convertible Preferred Stock refused to consent to such a transaction, we may at our option, in connection with consummating such transactions, redeem all, but not less than all, of such Series E Convertible Preferred Stock at a redemption price per share equal to the amount the Series E Convertible Preferred Stock would receive upon a liquidation); or

                  - change the authorized number of directors of our Board of Directors.

         o For so long as at least 90,000 shares of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of at least 66-2/3% of the shares of Series E Convertible Preferred Stock then outstanding:

                  - authorize or issue any capital stock with rights senior to or equal to the Series E Convertible Preferred Stock or securities convertible or exchangeable into such capital stock;

                  - amend or alter any outstanding options, rights or warrants in a manner that reduces or that has the effect of reducing the per share exercise price for any outstanding options, rights or warrants;

                  - authorize or issue any debt securities of the Company or any of its subsidiaries, other than debt under the existing revolving lines of credit as of March 19, 2004 or the replacement thereof on substantially similar terms, except that we may issue additional debt up to $1,000,000 in the aggregate in the ordinary course of business and may incur trade payables in the ordinary course of business;

                  - purchase, redeem, or otherwise acquire any of the Company's capital stock, other than the redemption of the Series E Convertible Preferred Stock;

                  - enter into an acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

                  - sell or lease assets of the Company or any of its subsidiaries, except in the ordinary course of business;

                  - declare or pay any cash dividends or make any distributions on any of our capital stock, other than on the Series E Convertible Preferred Stock;

                  - authorize the payment of, or pay to any individual employee of the Company, cash compensation in excess of $500,000 per annum; or

                  - enter into any transaction (or series of transactions), including loans, with any employee, officer or director of the Company or to or with his, her or its affiliates or family members (other than with respect to payment of compensation to actual full-time employees in the ordinary course of business) involving $50,000 or more per year individually or $250,000 or more per year in the aggregate.

         o For so long as at least 130,000 shares of Series E Convertible Preferred Stock remain issued and outstanding we cannot, without the approval of the holders representing 66-2/3% of the shares of Series E Convertible Preferred Stock then outstanding:

                  - terminate or newly appoint the chief executive officer or president of the Company;

                  - approve any annual capital expense budget if such budget provides for annual capital expenditures by the Company and its subsidiaries in excess of $1,000,000 in the aggregate in any year; or

                  - approve the incurrence of any single capital expenditure (or series of related capital expenditures) in excess of $500,000.

(22) Effective March 1, 2004, Mr. Kushman took a new position at Cinergy and resigned from our Board of Directors. He was replaced by Ms. Felicia Ferguson.



SECURITIES UNDER EQUITY COMPENSATION PLANS

         The following information reflects certain information about our equity compensation plans as of December 31, 2003:

                                                 Equity Compensation Plan Information
                                     -------------------------------------------------------------
                                             (a)                 (b)                  (c)
                                     -------------------- ------------------- --------------------
                                                                                   Number of
                                                                                  securities
                                                                                   remaining
                                                                                 available for
                                          Number of                             future issuance
                                      securities to be                           under equity
                                         issued upon       Weighted-average   compensation plans
                                         exercise of      exercise price of       (excluding
                                         outstanding         outstanding          securities
                                      options, warrants   options, warrants      reflected in
Plan Category                            and rights           and rights          column (a))
-----------------------------------  -------------------- ------------------- --------------------
Equity compensation plans approved             1,150,000               $0.90              650,000
  by security holders (1)

Equity compensation plans not                  9,072,181               $3.77                   --
  approved by security holders (2)(3)
                                     -------------------- ------------------- --------------------
    Total                                     10,222,181               $3.45              650,000

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         Our Common Stock is listed on the American Stock Exchange (AMEX: ELC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

                              FINANCIAL STATEMENTS



INDEX TO FINANCIAL STATEMENTS                                                                               PAGE
                                                                                                          ---------
    Report of Independent Certified Public Accountants                                                    F-1

    Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002                             F-2 - F-3

    Consolidated Statements of Operations for the years ended December 31, 2003 and December 31, 2002     F-4

    Statements of Stockholders' Equity for the years ended December 31, 2003 and December 31, 2002        F-5

    Statements of Consolidated Cash Flows for the years ended December 31, 2003 and December 31, 2002     F-6 - F-8

    Notes to Consolidated Financial Statements                                                            F-9 - F-39

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Electric City Corp.
Elk Grove Village, Illinois

We have audited the accompanying consolidated balance sheets of Electric City Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electric City Corp. at December 31, 2003 and 2002, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.






Chicago, Illinois                   /s/ BDO SEIDMAN, LLP
February 9, 2004, except
Note 19, which is as of
March 19, 2004

                                                             ELECTRIC CITY CORP.


                                                     CONSOLIDATED BALANCE SHEETS





December 31,                                                                 2003             2002
                                                                         -------------   -------------
ASSETS

CURRENT ASSETS
      Cash and cash equivalents                                          $   2,467,023   $   1,555,904
      Accounts receivable, less allowance for doubtful accounts of
           $326,000 and $410,000 at December 31, 2003 and 2002,
           respectively (Note 17)                                            1,450,811       2,681,772
      Inventories (Note 4)                                                   1,200,146       2,596,218
      Prepaid expenses and other                                               203,870         116,210
                                                                         -------------   -------------

TOTAL CURRENT ASSETS                                                         5,321,850       6,950,104

NET PROPERTY AND EQUIPMENT (Note 5)                                          1,132,592       1,539,919

DEFERRED FINANCING COSTS, net of amortization of $203,616 (Note 9)             482,612              --

COST IN EXCESS OF ASSETS ACQUIRED                                              416,573         416,573

OTHER ASSETS                                                                        --           1,955
                                                                         -------------   -------------



                                                                         $   7,353,627   $   8,908,551
                                                                         =============   =============

                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.


                                                     CONSOLIDATED BALANCE SHEETS

December 31,                                                                                     2003             2002
                                                                                             -------------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Line of credit (Note 8)                                                                $          --    $     500,000
      Current maturities of long-term debt (Notes 9 and 10)                                        536,809          148,531
      Accounts payable                                                                           1,298,821        1,732,719
      Accrued expenses (Note 6)                                                                    541,588          972,584
      Deferred revenue                                                                             383,308           50,000
      Customer deposits                                                                            511,167               --
                                                                                             -------------    -------------

TOTAL CURRENT LIABILITIES                                                                        3,271,693        3,403,834
                                                                                             -------------    -------------

DEFERRED REVENUE                                                                                   229,166          279,166

LONG-TERM DEBT, less current maturities net of unamortized
      discount of $241,775 as of December 31, 2003 (Notes 9 and 10)                                811,836          941,260
                                                                                             -------------    -------------

COMMITMENTS (Note 13)

STOCKHOLDERS' EQUITY (Notes 14, 15 and 16)
      Preferred stock, $.01 par value; 5,000,000 shares authorized, Series A
           -2,396,590 and 2,171,192 issued and outstanding
             as of December 31, 2003 and December 31, 2002, respectively
             (liquidation value of $47,932,000 and $43,424,000 at December 31,
             2003 and December 31, 2002, respectively)
           Series C - 233,614 and 211,643 issued and outstanding as of December
             31, 2003 and December 31, 2002, respectively (liquidation value of
             $4,672,000 and $4,233,000 at December 31, 2003 and December 31,
             2002,
             respectively)                                                                          23,966           21,712
                                                                                                     2,336            2,116
           Series D - 157,769 and 0 issued and outstanding as of
             December 31, 2003 and December 31, 2002, respectively (liquidation value of
             $3,155,000 and $0 at December 31, 2003 and December 31, 2002, respectively)             1,578               --
      Common stock, $.0001 par value; 120,000,000 shares authorized,
           34,342,022 issued as of December 31, 2003 and 32,283,335
      issued as of December 31, 2002                                                                 3,436            3,229
      Additional paid-in capital                                                                51,376,137       47,150,313
      Accumulated deficit                                                                      (48,366,521)     (42,884,579)
                                                                                             -------------    -------------

                                                                                                 3,040,932        4,292,791
      Less treasury stock, at cost, 0 and 1,000 shares as of
           December 31, 2003 and December 31, 2002, respectively                                        --           (8,500)
                                                                                             -------------    -------------

TOTAL STOCKHOLDERS' EQUITY                                                                       3,040,932        4,284,291
                                                                                             -------------    -------------

                                                                                             $   7,353,627    $   8,908,551
                                                                                             =============    =============

                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.


                                           CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEAR ENDED          YEAR ENDED
                                                                            DECEMBER            DECEMBER
                                                                            31, 2003            31, 2002
                                                                        --------------       --------------
Revenue                                                                 $    4,631,833       $    5,534,522
                                                                        --------------       --------------

Expenses
      Cost of sales                                                          4,441,687            5,339,352
      Selling, general and administrative                                    4,290,078            6,043,585
      Impairment loss                                                               --              108,000
                                                                        --------------       --------------
                                                                             8,731,765           11,490,937
                                                                        --------------       --------------
Operating loss                                                              (4,099,932)          (5,956,415)
                                                                        --------------       --------------

Other Income (Expense)
      Interest income                                                           10,329               23,275
      Interest expense                                                        (365,688)             (56,890)
                                                                        --------------       --------------

Total other income (expense)                                                  (355,359)             (33,615)
                                                                        --------------       --------------

Loss from continuing operations before discontinued operations
      and cumulative effect of accounting change                            (4,455,291)          (5,990,030)

Discontinued Operations:
      Loss from operation of discontinued business                            (262,503)          (1,017,897)
      Loss on disposal of switchgear business                                 (764,148)                  --
                                                                        --------------       --------------
      Loss from discontinued operations                                     (1,026,651)          (1,017,897)

Net loss before cumulative effect of accounting change                      (5,481,942)          (7,007,927)
Cumulative effect of accounting change                                              --           (4,103,872)
                                                                        --------------       --------------
Net Loss after cumulative effect of accounting change                       (5,481,942)         (11,111,799)
                                                                        --------------       --------------

Preferred Stock Dividends                                                   (4,817,917)          (4,111,107)
                                                                        --------------       --------------

Net Loss Available to Common Shareholders                               $  (10,299,859)      $  (15,222,906)
                                                                        ==============       ==============

Basic and diluted loss per common share from
      continuing operations                                             $        (0.27)      $        (0.33)

Discontinued operations                                                          (0.03)               (0.03
Cumulative effect of accounting change                                              --                (0.13)

Basic and Diluted Loss Per Common Share                                 $        (0.30)      $        (0.49)
                                                                        ==============       ==============

Weighted Average Common Shares Outstanding                                  33,761,489           31,213,165
                                                                        ==============       ==============






                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY


                                                                                                        SERIES A        SERIES A
                                                                                         COMMON        PREFERRED       PREFERRED
                                                                    COMMON SHARES        STOCK           SHARES          STOCK
                                                                    -------------     ------------    ------------    ------------

BALANCE, December 31, 2001                                             31,113,842     $      3,112       1,966,993    $     19,670

    Issuance of Series C Convertible Preferred Stock for
        cash (net of offering costs of $119,743)                               --               --              --              --
    Issuance of common stock to purchasers of
        Series C Convertible Preferred Stock                               30,082                3              --              --
    Issuance of common stock (net of offering costs
        of $80,000)                                                     1,086,957              109              --              --
    Cumulative dividends on Preferred Stock                                    --               --              --              --
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                                     --               --         204,199           2,042
    Short-swing profit contribution                                            --               --              --              --
    Warrants issued in exchange for services received                          --               --              --              --
    Exercise of warrant in exchange for services received                  52,454                5              --              --
    Net loss for the year ended December 31, 2002                              --               --              --              --

BALANCE, December 31, 2002                                             32,283,335     $      3,229       2,171,192    $     21,712
                                                                     ------------     ------------    ------------    ------------

    Issuance of common stock (net of offering costs of $154,790)        1,815,125              182              --              --
    Issuance of Series D Convertible Preferred Stock for
        cash (net of offering costs of $142,672)                               --               --              --              --
    Issuance of common stock to purchasers of
        Series D Convertible Preferred Stock                               22,562                2              --              --
    Cumulative dividends on Preferred Stock                                    --               --              --              --
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                                     --               --         225,398           2,254
    Warrants issued in connection with convertible debt issuance
        and line of credit                                                     --               --              --              --
    Value of beneficial conversion feature on convertible debt                 --               --              --              --
    Conversion of term note                                                25,000                3              --              --
    Exercise of warrants                                                  197,000               20              --              --
    Warrants issued in exchange for services received                          --               --              --              --
    Short-swing profit contribution                                            --               --              --              --
    Retirement of shares held in treasury                                  (1,000)              --              --              --
    Net loss for the year ended December 31, 2003                              --               --              --              --

                                                                     ------------     ------------    ------------    ------------
BALANCE, December 31, 2003                                             34,342,022     $      3,436       2,396,590    $     23,966
                                                                     ------------     ------------    ------------    ------------


                                                                      SERIES C        SERIES C        SERIES D        SERIES D
                                                                     PREFERRED       PREFERRED       PREFERRED       PREFERRED
                                                                       SHARES          STOCK           SHARES          STOCK
                                                                    ------------    ------------    ------------    ------------

BALANCE, December 31, 2001                                                    --    $         --              --    $         --

    Issuance of Series C Convertible Preferred Stock for
        cash (net of offering costs of $119,743)                         200,000           2,000              --              --
    Issuance of common stock to purchasers of
        Series C Convertible Preferred Stock                                  --              --              --              --
    Issuance of common stock (net of offering costs
        of $80,000)                                                           --              --              --              --
    Cumulative dividends on Preferred Stock                                   --              --              --              --
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                                11,643             116              --              --
    Short-swing profit contribution                                           --              --              --              --
    Warrants issued in exchange for services received                         --              --              --              --
    Exercise of warrant in exchange for services received                     --              --              --              --
    Net loss for the year ended December 31, 2002                             --              --              --              --

BALANCE, December 31, 2002                                               211,643    $      2,116              --    $         --
                                                                    ------------    ------------    ------------    ------------

    Issuance of common stock (net of offering costs of $154,790)              --              --              --              --
    Issuance of Series D Convertible Preferred Stock for
        cash (net of offering costs of $142,672)                              --              --         150,000           1,500
    Issuance of common stock to purchasers of
        Series D Convertible Preferred Stock                                  --              --              --              --
    Cumulative dividends on Preferred Stock                                   --              --              --              --
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                                21,971             220           7,769              78
    Warrants issued in connection with convertible debt issuance
        and line of credit                                                    --              --              --              --
    Value of beneficial conversion feature on convertible debt                --              --              --              --
    Conversion of term note                                                   --              --              --              --
    Exercise of warrants                                                      --              --              --              --
    Warrants issued in exchange for services received                         --              --              --              --
    Short-swing profit contribution                                           --              --              --              --
    Retirement of shares held in treasury                                     --              --              --              --
    Net loss for the year ended December 31, 2003                             --              --              --              --

                                                                    ------------    ------------    ------------    ------------
BALANCE, December 31, 2003                                               233,614    $      2,336         157,769    $      1,578
                                                                    ------------    ------------    ------------    ------------








                                                                     ADDITIONAL                                            TOTAL
                                                                      PAID-IN        ACCUMULATED        TREASURY       STOCKHOLDERS'
                                                                      CAPITAL          DEFICIT           STOCK            EQUITY
                                                                    ------------     ------------     ------------     ------------

BALANCE, December 31, 2001                                          $ 44,215,331     $(31,772,780)    $     (8,500)    $ 12,456,833

    Issuance of Series C Convertible Preferred Stock for
        cash (net of offering costs of $119,743)                       1,878,257               --               --        1,880,257
    Issuance of common stock to purchasers of
        Series C Convertible Preferred Stock                                  (3)              --               --               --
    Issuance of common stock (net of offering costs
        of $80,000)                                                      919,891               --               --          920,000
    Cumulative dividends on Preferred Stock                           (2,158,418)              --               --       (2,158,418)
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                             2,156,260               --               --        2,158,418
    Short-swing profit contribution                                        1,300               --               --            1,300
    Warrants issued in exchange for services received                     80,000               --               --           80,000
    Exercise of warrant in exchange for services received                 57,695               --               --           57,700
    Net loss for the year ended December 31, 2002                             --      (11,111,799)              --      (11,111,799)

BALANCE, December 31, 2002                                          $ 47,150,313     $(42,884,579)    $     (8,500)    $  4,284,291
                                                                    ------------     ------------     ------------     ------------

    Issuance of common stock (net of offering costs of $154,790)       1,514,944               --               --        1,515,126
    Issuance of Series D Convertible Preferred Stock for
        cash (net of offering costs of $142,672)                       1,355,828               --               --        1,357,328
    Issuance of common stock to purchasers of
        Series D Convertible Preferred Stock                                  (2)              --               --               --
    Cumulative dividends on Preferred Stock                           (2,551,379)              --               --       (2,551,379)
    Satisfaction of accrued dividends through the issuance
        of preferred stock                                             2,548,827               --               --        2,551,379
    Warrants issued in connection with convertible debt issuance
        and line of credit                                               541,400               --               --          541,400
    Value of beneficial conversion feature on convertible debt           180,381               --               --          180,381
    Conversion of term note                                               52,997               --               --           53,000
    Exercise of warrants                                                 196,980               --               --          197,000
    Warrants issued in exchange for services received                    393,550               --               --          393,550
    Short-swing profit contribution                                          798               --               --              798
    Retirement of shares held in treasury                                 (8,500)              --            8,500               --
    Net loss for the year ended December 31, 2003                             --       (5,481,942)              --       (5,481,942)

                                                                    ------------     ------------     ------------     ------------
BALANCE, December 31, 2003                                          $ 51,376,137     $(48,366,521)    $         --     $  3,040,932
                                                                    ------------     ------------     ------------     ------------


                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.


                                                        STATEMENTS OF CASH FLOWS


                                                                        YEAR ENDED           YEAR ENDED
                                                                        DECEMBER 31,        DECEMBER 31,
                                                                           2003                 2002
                                                                      ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                        $    (5,481,942)     $   (11,111,799)
      Adjustments to reconcile net loss to net cash used in
        operating activities, net of assets disposed of:
           Cumulative effect of accounting change                                  --            4,103,872
           Provision for (recovery on) bad debts                              (66,632)             343,160
           Depreciation and amortization                                      110,632              232,051
           Amortization of deferred financing costs                           203,616                   --
           Amortization of original issue discount                            102,006                   --
           Issuance of shares and warrants in exchange for
                services received                                             393,550              137,700
           Accrued interest converted to common stock                             654                   --
           Impairment of goodwill                                                  --              108,000
           Loss on disposal of discontinued operations                        764,148                   --
           Loss on disposal of fixed assets                                        --                3,151
           Changes in assets and liabilities, net of dispositions
                Accounts receivable                                           (22,101)            (252,138)
                Inventories                                                   713,689             (941,584)
                Other current assets                                          (87,660)              12,639
                Accounts payable                                               74,346              416,867
                Accrued liabilities                                          (328,898)             555,167
                Deferred revenue                                              283,308             (487,597)
                Customer deposits                                             511,167                   --
                                                                      ---------------      ---------------

Net cash used in operating activities                                      (2,830,117)          (6,880,511)
                                                                      ---------------      ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
      Sale of discontinued operations                                         929,032                   --
      Proceeds from sale of fixed assets                                           --               10,500
      Purchase of property and equipment                                      (32,304)             (17,487)
                                                                      ---------------      ---------------

Net cash provided by (used in) investing activities                           896,728               (6,987)
                                                                      ---------------      ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
      Payment of amounts due sellers                                               --             (219,067)
      Borrowings (payments) on line of credit                                (500,000)             500,000
      Proceeds from long-term debt                                          1,010,000            1,135,000
      Payments on long-term debt                                             (427,514)          (1,260,161)


                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.


                                                        STATEMENTS OF CASH FLOWS


                                                                         YEAR ENDED           YEAR ENDED
                                                                         DECEMBER 31,        DECEMBER 31,
                                                                            2003                2002
                                                                        -------------       -------------
     Proceeds from issuance of preferred stock                          $   1,500,000       $   2,000,000
     Proceeds from issuance of common stock                                 1,669,914           1,000,000
     Issuance costs related to stock issuances                               (297,462)           (199,743)
     Cash paid for deferred financing costs                                  (308,228)                 --
     Proceeds from exercise of warrants                                       197,000                  --
     Short-swing profit contribution                                              798               1,300
                                                                        -------------       -------------

Net cash provided by financing activities                                   2,844,508           2,957,329
                                                                        -------------       -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          911,119          (3,930,169)

CASH AND CASH EQUIVALENTS, at beginning of period                           1,555,904           5,486,073
                                                                        -------------       -------------

CASH AND CASH EQUIVALENTS, at end of period                             $   2,467,023       $   1,555,904
                                                                        =============       =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

      Cash paid during the period for interest - continuing
           operations                                                   $      44,000       $      52,000
      Cash paid during the period for interest - discontinued
           operations                                                           9,000              22,000


                    See accompanying notes to consolidated financial statements.

                                                             ELECTRIC CITY CORP.


                                                        STATEMENTS OF CASH FLOWS


                                                                                       YEAR ENDED         YEAR ENDED
                                                                                      DECEMBER 31,       DECEMBER 31,
                                                                                          2003               2002
                                                                                     -------------      -------------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

      Stock, warrants and options issued in
           exchange for services received                                            $     393,550      $     137,700

      Accrual satisfied through the issuance of
           common stock                                                                        654                 --

      Satisfaction of accrued dividends on Series A Preferred Stock through the issuance of 225,398 and 204,199 shares of Series A Preferred stock
           during the years ended December 31, 2003 and 2002 respectively                2,253,978          2,041,992

      Satisfaction of accrued dividends on Series C Preferred Stock through the issuance of 21,971 and 11,643 shares of Series C Preferred stock
           during the years ended December 31, 2003 and 2002 respectively                  219,712            116,426

      Satisfaction of accrued dividends on Series D Preferred Stock through the issuance of 7,769 shares of Series D Preferred stock during the year
           ended December 31, 2003                                                          77,689                 --

      Conversion of convertible debt to common stock                                        52,346                 --

                    See accompanying notes to consolidated financial statements.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 1 - DESCRIPTION OF BUSINESS

      Electric City Corp. (the "Company"), a Delaware corporation, is a developer, manufacturer and integrator of energy savings technologies and building automation systems as well as an independent developer of scalable, negative power systems. The Company is made up of two separate companies, each comprising a distinct business segment: Electric City Corp. comprises the energy technology segment and Great Lakes Controlled Energy Corporation comprises the control and automation segment. The two companies operate out of separate facilities, both located in Elk Grove Village, Illinois, a suburb of Chicago. Negative power system development is considered part of the energy technology segment.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Electric City Corp. and its wholly owned subsidiary, Great Lakes Controlled Energy Corporation. All significant intercompany balances and transactions have been eliminated.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      CONCENTRATION OF RISK

      The Company's customers are primarily distributors of its EnergySaver product line, building owners, general contractors and electrical contractors. During the year ended December 31, 2003 four customers accounted for 26%, 15%, 12% and 10% of the Company's consolidated revenue, respectively. Four customers accounted for 22%, 16%, 11% and 10% of the Company's consolidated revenue, respectively, during the year ended December 31, 2002. Of the four customers accounting for more than 10% of the Company's consolidated sales in 2002, only one also accounted for more than 10% of consolidated sales in 2003.

      The Company purchases its raw materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its manufacturing processes will not be interrupted by the inability of a single supplier to deliver product. During the year ended December 31, 2003, one supplier accounted for 44% of the Company's total material purchases. This supplier is a significant supplier to both Electric City and Great Lakes Controlled Energy. During the year ended December 31, 2002, two suppliers accounted for approximately 17% and 14% of the Company's total material purchases, respectively.

      The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS

      The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to us, we believe our allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.

      INVENTORIES

      Inventories are stated at the lower of FIFO cost or market.

      PROPERTIES & EQUIPMENT

      Property and equipment are stated at cost. For financial reporting purposes depreciation is computed over the estimated useful lives of the assets by the straight-line method over the following lives:

           Buildings                                 39 years
           Computer equipment                        3 years
           Office Equipment                          5 years
           Furniture                                 5 - 10 years
           Manufacturing equipment                   3 - 5 years
           Transportation equipment                  3 years

      COST IN EXCESS OF ASSETS ACQUIRED

      Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment. If it is determined that the fair values are less than the carrying amount of goodwill recorded on its Consolidated Balance Sheet, the Company must recognize an impairment in its financial statements. With the adoption of SFAS 142, goodwill is no longer amortized. The Company had made acquisitions in the past that included a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives, and were tested periodically to determine if they were recoverable from operating earnings on an undiscounted basis over their useful lives. Effective in 2002, goodwill is no longer amortized but is subject to an annual (or under certain circumstances more frequent) impairment test based on its estimated fair value. Other intangible assets that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on undiscounted cash flows. Estimated fair value is less than values based on undiscounted operating earnings because fair value estimates include a discount factor in valuing future cash flows. There are many assumptions and estimates underlying the determination of an impairment loss. Another estimate using different but still reasonable assumptions could produce a significantly different result.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. In accordance with SFAS No. 142, the Company completed its transitional impairment testing of

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

intangible assets during the second quarter of fiscal 2002. The impairment testing was performed in two steps: first, determining whether there was an impairment, based upon the fair value of a reporting unit as compared to its carrying value, and second, if there was an impairment, the determination of the impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. Subsequent to the first quarter of fiscal 2002, with the assistance of a third-party valuation firm, the Company finalized the testing of goodwill subject to SFAS 142. Using conservative, but realistic, assumptions to model its power management business and building control and automation business, it determined that the carrying value of the power management business was greater than the derived fair value, indicating an impairment in the recorded goodwill. To determine fair value, the Company relied on a discounted cash flow analysis. For goodwill valuation purposes only, the revised fair value of this unit was allocated to the assets and liabilities of the reporting unit to arrive at an implied fair value of goodwill, based upon known facts and circumstances, as if the acquisition occurred currently. The testing resulted in a write-down of recorded goodwill in the amount of $4,103,872, which was recorded as a cumulative effect of a change in an accounting principle. As part of the 2002 year-end assessment of the fair value of its goodwill the Company determined that the carrying value of the goodwill associated with the building automation and control business exceeded the fair value by $108,000. This difference between the carrying value and the estimated fair value of the goodwill was recorded as an impairment loss in 2002. As part of its 2003 year-end assessment, the Company updated its long-term projections for the building automation and controls business and estimated the fair value based on the discounted current value of the expected future cash flows. The Company then compared the implied fair value of the goodwill to its carrying value and determined that the value of the goodwill was not impaired. It is possible that upon completion of future impairment tests, as the result of changes in facts or circumstances, the Company may have to take additional charges to recognize a further write-down of the value of our acquisitions to their estimated fair values.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



The changes in the carrying amount of goodwill during 2003 by reportable segment are summarized as follows:

                                                         BUILDING
                                    ENERGY              AUTOMATION
                                  TECHNOLOGY            CONTROLS (1)               TOTAL
                              ------------------     ------------------      ------------------
Balance as of
   December 31, 2001          $               --     $          519,573      $          519,573

Adjustment to initial
      purchase accounting                     --                  5,000                   5,000

Impairment losses                             --               (108,000)               (108,000)
                              ------------------     ------------------      ------------------
Balance as of                                 --                416,573                 416,573
   December 31, 2002

Impairment losses                             --                     --                      --
                              ------------------     ------------------      ------------------

Balance as of
   December 31, 2003          $               --     $          416,573      $          416,573
                              ==================     ==================      ==================

          (1) Includes goodwill resulting from the acquisition of Great Lakes Controlled Energy.


      IMPAIRMENT OF LONG-LIVED ASSETS

      The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

      REVENUE RECOGNITION

      The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence has been received that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company follows the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payments and customer acceptance. Any amounts received prior to satisfying the Company's revenue recognition criteria is recorded as deferred revenue in the accompanying balance sheet.

      Revenues on long-term contracts are recorded under the percentage of completion, cost-to-cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable and all contract related profits are deferred until completion of the contract.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



      Billings in excess of costs on long-term jobs of $96,724 and $81,222 are included in accounts receivable at December 31, 2003 and 2002, respectively. Costs in excess of billings on long-term jobs of $280,140 and $0 are included in deferred revenue at December 31, 2003 and 2002, respectively.

      Under certain long-term contracts, customers typically withhold payment on approximately 10% of billings ("retainage") until completion of the job. $260,442 and $161,394 of retainage is included in accounts receivable at December 31, 2003 and 2002. $229,812 of the retainage at December 31, 2003 is expected to be collected during to fiscal 2004.

      SHIPPING AND HANDLING COSTS

      The Company classifies freight costs billed to customers as revenue. Costs related to freight are classified as cost of sales.

      RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are charged to operations when incurred and are included in selling, general and administrative expenses. Total research and development costs charged to operations were $70,000 and $65,000 for the periods ended December 31, 2003 and December 31, 2002, respectively.

      ADVERTISING, MARKETING AND PROMOTIONAL COSTS

      Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $19,000 and $33,000 for the periods ended December 31, 2003, and December 31, 2002, respectively.

      INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

      NET LOSS PER SHARE

      The Company computes loss per share under Statement of Financial Accounting Standards No. 128, "Earnings Per Share." The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Dilutive earnings per share would include all common stock equivalents unless anti-dilutive. The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be antidilutive.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



      The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that is not included in the basic and diluted net loss per share available to common stockholders:

December 31,                                  2003           2002
                                           ----------     ----------
Weighted average shares issuable upon      10,291,351      9,227,761
      exercise of outstanding options
Weighted average shares issuable upon
      exercise of outstanding warrants      9,211,143     11,247,819
Weighted average shares issuable upon
      conversion of preferred stock        25,532,617     21,464,327
Weighted average shares issuable upon
      conversion of term loan                 142,274             --
                                           ----------     ----------
Total                                      45,177,385     41,949,291
                                           ==========     ==========

      FINANCIAL INSTRUMENTS

      The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company's long-term debt approximates fair value based on instruments with similar terms.

      STOCK-BASED COMPENSATION

      At December 31, 2003, the Company has a stock-based compensation plan, which is described in Note 16. The Company applies and intends to continue to apply the recognition and intrinsic value measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for such plan. No stock-based compensation expense was reflected in the 2003 or 2002 net loss as all options granted during those years had an exercise price equal to or greater than the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on the net loss and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation:

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



Year ended December 31,                                             2003              2002
                                                                ------------      ------------
Net Loss, as reported                                           $ (5,482,000)     $(11,112,000)

Deduct: Stock-based employee compensation
     expense included in reported net loss                                --                --
Add: Total stock-based employee
     compensation expense determined under fair value based
     method for awards (1)                                          (889,000)       (1,990,000)
                                                                ------------      ------------

Pro forma net loss                                              $ (6,371,000)     $(13,102,000)

Net loss per share
     Basic and diluted - as reported                            $      (0.31)     $      (0.49)
     Basic and diluted - pro forma                              $      (0.33)     $      (0.55)
                                                                ============      ============

(1) All awards refer to awards granted, modified, or settled in fiscal periods beginning after December 15, 1994 - that is, awards for which the fair value was required to be measured and disclosed under Statement 123.

      WARRANTY OBLIGATIONS

      The Company warrants to the purchasers of its EnergySaver line of products that the product will be free of defects in material and workmanship for one year from the date of installation. The Company records the estimated cost that may be incurred under its warranties at the time the product revenue is recognized based upon the relationship between historical and anticipated warranty costs and sales volumes. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. While the Company believes that its estimated liability for product warranties is adequate and that the judgment applied is appropriate, the estimated liability for product warranties could differ materially from actual future warranty costs. See Note 7 for additional information about the Company's warranty liability.

      DEFERRED FINANCING COSTS

      The costs related to the issuance of the convertible line of credit and the convertible term loan, including lender fees, legal fees, due diligence costs, escrow agent fees and commissions, have all been recorded as deferred financing costs and are being amortized over the term of the loan using the effective interest method.

      RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). In general, a variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or
(b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The Company adopted the provisions of FIN 46 effective February 1, 2003 and such adoption did not have a material impact on its consolidated financial statements since it currently has no variable interest entities. In December 2003, the FASB issued FIN 46R with respect to variable interest entities created before January 31, 2003, which among other things, revised the implementation date to the first fiscal year or interim period ending after March 15, 2004, with the exception of Special Purpose Entities ("SPE"). The consolidation requirements apply to all SPE's in the first fiscal year or interim period ending after December 15, 2003. The Company adopted the provisions of FIN 46R effective December 31, 2003 and such adoption did not have a material impact on its consolidated financial statements since it currently has no SPE's.

       In April 2003, FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. The Company adopted the provisions of SFAS 149 effective June 30, 2003 and such adoption did not have a material impact on its consolidated financial statements since the Company has not entered into any derivative or hedging transactions.

       In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

      o a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional o obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

      o a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer's equity o shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

      o a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed o monetary amount, (2) variations in something other than the fair value of the issuer's equity shares, or (3) variations inversely related to changes in the fair value of the issuer's equity shares.

       In November 2003, FASB issued FASB Staff Position No. 150-3 ("FSS 150-3") which deferred the effective dates for applying certain provisions of SFAS 150 related to mandatorily redeemable financial instruments of certain non-public entities and certain mandatorily redeemable non-controlling interests for public and non-public companies. For public entities, SFAS 150 is effective for mandatorily redeemable financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. For mandatorily redeemable non-controlling interests that would not have to be classified as liabilities by a subsidiary under the exception in paragraph 9 of SFAS 150, but would be classified as liabilities by the parent, the classification and

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



measurement provisions of SFAS 150 are deferred indefinitely. The measurement provisions of SFAS 150 are also deferred indefinitely for other mandatorily redeemable non-controlling interests that were issued before November 4, 2003. For those instruments, the measurement guidance for redeemable shares and non-controlling interests in other literature shall apply during the deferral period. The adoption of FAS 150 did not have a material impact on the consolidated financial statements of the Company.

        On December 17, 2003, the Staff of the SEC issued Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition, which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB 104. The adoption of SAB 104 did not materially affect our revenue recognition policies, nor our results of operations, financial position or cash flows.


NOTE 3 - DISCONTINUED OPERATIONS

      The Company adopted Statement of Financial Accounting Standards No. 144 (SFAS 144) at the beginning of 2002. Among other things, SFAS 144 requires that the results of operations and related disposal costs as well as the gain or loss on the disposal of a business unit be presented on the statement of operations as a separate component of income before extraordinary items for all periods presented.

      On June 3, 2003, the Company entered into an asset purchase agreement with Hoppensteadt Acquisition Corp., whereby Hoppensteadt acquired all of the assets, except for certain receivables and cash, and assumed all of the liabilities, except for bank debt, of the Company' Power Management segment as of May 31, 2003, in exchange for $929,032 in cash. Hoppensteadt Acquisition Corp. is owned by a group of investors that includes former managers of the Company's Power Management segment.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



      The assets and liabilities of the discontinued operations that are included in the Company's consolidated assets and liabilities are as follows:

December 31,                            2003           2002
                                     ----------     ----------
Accounts receivable                  $       --     $1,303,658
Other current assets                         --        787,198
                                     ----------     ----------
     Total current assets                    --      2,090,856

Net property plant and equipment             --        382,103
Other assets                                             1,955
                                     ----------     ----------
Total assets                          2,474,914

Accounts payable                             --        992,000
Accrued expense                              --         48,875
                                     ----------     ----------
     Total current liabilities               --      1,040,875
                                     ----------     ----------
Total liabilities                    $       --     $1,040,875
                                     ==========     ==========


The revenue and loss related to discontinued operations were as follows:

Year ended December 31                2003              2002
                                   -----------      -----------
Revenue                            $ 2,484,336        6,231,750

Net Loss                              (262,503)      (1,017,897)
                                   ===========      ===========


NOTE 4 - INVENTORIES

      Inventories consisted of the following:

December 31,                          2003           2002
                                   ----------     ----------
Raw materials                      $  496,906     $1,488,886
Work in process                        12,817         29,857
Finished goods                        690,423      1,077,475
                                   ----------     ----------
                                   $1,200,146     $2,596,218
                                   ==========     ==========

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



NOTE 5 - PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

December 31,                         2003           2002
                                  ----------     ----------
Land                              $  205,000     $  205,000
Building                             984,396      1,048,381
Furniture                             60,365        111,030
Manufacturing equipment               34,620        588,607
Office equipment                     194,534        191,523
Transportation equipment              37,676         67,260
                                  ----------     ----------
                                   1,516,591      2,211,801
Less accumulated depreciation        383,999        671,882
                                  ----------     ----------
                                  $1,132,592     $1,539,919
                                  ==========     ==========


NOTE 6 - ACCRUED EXPENSES

      Accrued expenses are comprised of the following:

December 31,                         2003         2002
                                   --------     --------
Compensation                       $ 60,706     $108,342
Contract Labor                      108,723      438,698
Interest                             19,937        6,252
Insurance                                --       11,070
Professional fees                    44,963           --
Real estate taxes                    74,506       73,726
Commissions                          45,743       98,890
Sales tax payable                    41,562       59,635
Accrued royalties                     6,300        5,400
Warranty reserve                    121,702      107,127
Other                                17,446       63,444
                                   --------     --------
                                   $541,588     $972,584
                                   ========     ========

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



NOTE 7 - WARRANTY LIABILITY

      Changes in the Company's warranty liability are as follows:

December 31,                      2003            2002
                               ----------      ----------
Balance, beginning of year     $  107,127      $   60,394
Warranties issued                  55,500          82,000
Settlements                       (40,925)        (35,267)
                               ----------      ----------
Balance, end of year           $  121,702      $  107,127
                               ==========      ==========


NOTE 8 - LINE OF CREDIT

      On September 11, 2003 the Company closed on a new credit facility with Laurus Master Fund. The new facility included a $1,000,000 convertible term loan and a $2,000,000 convertible revolving line of credit. The credit line replaced an expiring credit line the Company had with American Chartered Bank. The Laurus revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of the Company's eligible accounts receivable. As of December 31, 2003 eligible receivables would support borrowings of approximately $985,000 under the facility. The Company has not borrowed under the revolving facility. The revolving credit facility has a term of two years and accrues interest on outstanding balances at the rate of prime (4.00% as of December 31, 2003) plus 1.75%. The Company has the option of paying interest and principal, or prepaying all or a portion of the advances under each secured convertible revolving note with shares of its common stock at the fixed conversion price of $2.12 per share, provided that the closing price of its common stock is greater than $2.43 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission. As amounts are drawn on this line-of-credit, to the extent the current market price exceeds the fixed conversion price, additional interest expense will be recognized for this beneficial conversion feature. In addition, Laurus has the option to convert all or a portion of the advances under any secured convertible revolving note into shares of the Company's common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is secured by a blanket lien on all of the Company's assets, except for its real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of the Company's common stock at prices ranging from $2.54 per share to $3.18 per share. These warrants were valued at $320,000 using a modified Black-Scholes option pricing model. In addition, the Company issued a one-year warrant to purchase 50,000 shares of common stock to Wall & Broad Equities as part of its commission for this transaction. These warrants were valued at $58,000 using a modified Black-Scholes option pricing model. The value of the warrants have been recorded as capitalized costs of financing and are being amortized using the effective interest method. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

      As of December 31, 2002, the Company had outstanding borrowings of $500,000 on a revolving line of credit from American Chartered Bank. This line of credit provided for borrowings of up to $2,000,000 based on eligible accounts receivable, carried an interest rate of prime plus 1/4% (4.25% as of December 31, 2002) and was secured by our accounts receivable.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



NOTE 9 - CONVERTIBLE TERM LOAN

      On September 11, 2003, the Company entered into a convertible Term Loan with Laurus Master Fund. The Term Loan has a term of two years and accrues interest at the greater of prime (4.00% as of December 31, 2003) plus 1.75%, or 6%. Interest on the Term Loan will be due monthly in arrears and the loan will amortize at the rate of $50,000 per month beginning February 1, 2004, if not offset by the conversion of all or a portion of the loan prior to the due date of the amortization payment. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of its common stock at the fixed conversion price of $2.12 per share (which was equal to 103% of the recent market price of our common stock at the time when the Loan was funded), provided that the closing price of the common stock is greater than $2.43 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission. Laurus also has the option to convert all or a portion of the Term Loan into shares of the Company's common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all of the Company's assets, except for its real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of the Company's common stock at prices ranging from $2.44 per share to $3.07 per share. The warrants were valued at $163,400 using a modified Black-Scholes option pricing model. The value of these warrants was recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

      The Term Loan is considered to have a beneficial conversion feature since the fair market value of the common stock issuable upon conversion of the Term Loan exceeded the value allocated to the Term Loan on the date of issuance. On the date of issuance, the Term Loan was convertible into 471,698 shares of common stock, which at the then current market price of $2.05 per share was worth $966,981. The difference between the market value of the shares issuable upon conversion and the value allocated to the Term Loan of $180,381 is considered to be the value of the beneficial conversion feature. The value of the beneficial conversion feature has also been recorded as a discount to the term note and will be amortized over the term of the loan using the effective interest method.

      On November 26, 2003, Laurus converted $52,346 of principal and $654 of accrued interest into 25,000 shares of the Company's common stock. The conversion was offset against the scheduled principal payments for February and March of 2004. During January 2004, Laurus converted $270,864 of principal and $4,736 of accrued interest into 130,000 of the Company's common stock. The January conversions were offset against principal payments scheduled for March through August 2004.

NOTE 10 - LONG TERM DEBT

      The Company's long term debt consists of the following:

December 31,                                                                              2003           2002
                                                                                       ----------     ----------
Mortgage note to American Chartered Bank, prime (4.00%)                                $  634,000     $  714,000
     plus 1/2%,  payable in monthly installments of $3,000, plus interest until
     January 2005.  A final payment of  $595,000 is due in February 2005.  This note is collateralized by the building and land

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



Convertible term note to Laurus Master Fund (less debt discount                           705,879             --
     of $241,775), interest rate equal to the greater of the prime rate (4.00%)
     plus 1.75%, or 6.00%, payable in monthly installments of $50,000 plus interest beginning in February 2004, if not converted to common stock prior to the payment due date.  The note is collateralized by a general lien on all of the Company's assets, other than its real estate. (see Note 9)

     Term note to American Chartered Bank, repaid in full during 2003                          --        340,500

Various other notes                                                                         8,766         35,291
                                                                                       ----------     ----------
Total long-term debt                                                                    1,348,645      1,089,791

Less current portion                                                                      536,809        148,531
                                                                                       ----------     ----------
                                                                                       $  811,836     $  941,260
                                                                                       ==========     ==========

The aggregate amounts of long-term debt maturing in each of the next five years as of December 31, 2003, are as follows:

2004                          $  536,809
2005                           1,051,451
2006                               2,160
2007                                  --
2008                                  --
                              ----------
                              $1,590,420
                              ==========

NOTE 11 - LEASE COMMITMENTS

     The Company leases a facility in Elk Grove Village, Illinois from the two former owners of Great Lakes Controlled Energy Corporation, both of whom are currently employees of the Company. Total rent expense for this facility amounted to $120,000 for each of the years ended December 31, 2003 and December 31, 2002.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



      Future minimum rentals to be paid by the Company as of December 31, 2003 are as follows:

                              Related         Unrelated
Year ending December 31,       Party             Party             Total
                           -------------     -------------     -------------
2004                       $      50,000     $          --     $      50,000
2005                                  --                --                --
2006                                  --                --                --
2007                                  --                --                --
                           -------------     -------------     -------------
Total                      $      50,000     $          --     $      50,000
                           =============     =============     =============


      NOTE 12- INCOME TAXES

           The composition of income tax expense (benefit) is as follows:

Year ended December 31                    2003             2002
                                       -----------      -----------
Deferred
     Federal                           $(1,558,000)     $(3,145,000)
     State                                (275,000)        (555,000)
     Change in valuation allowance       1,833,000        3,700,000
                                       -----------      -----------
Benefit for
     income taxes                      $        --      $        --
                                       ===========      ===========


      Significant components of the Company's deferred tax asset are as follows:

December 31                           2003              2002
                                  ------------      ------------
     Net operating loss           $ 16,486,000      $ 13,607,000
     Goodwill                               --           998,000
                                  ------------      ------------
     Other                             147,000           195,000
                                  ------------      ------------
     Less valuation allowance      (16,633,000)      (14,800,000)
                                  ------------      ------------
Total net deferred tax asset      $         --      $         --
                                  ============      ============


      The Company has recorded a valuation allowance equaling the deferred tax asset due to the uncertainty of its realization in the future. At December 31, 2003, the Company has U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $42,271,000, which expire in the years 2018 through 2023.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements



      The reconciliation of income tax expense (benefit) to the amount computed by applying the federal statutory rate is as follows:

Year ended December 31,                                        2003                      2002
                                                       --------------------      --------------------
Income tax (benefit) at federal statutory rate         $         (1,864,000)     $         (3,778,000)

State taxes (net of federal tax benefit)                           (275,000)                 (561,000)

Other nondeductible expenses (primarily
     nondeductible goodwill impairment in 2002 and
     warrants issued for services in 2003)                          144,000                   639,000

Other                                                               162,000                        --

Increase in valuation allowance                                   1,833,000                 3,700,000
                                                       --------------------      --------------------
Income tax expense (benefit)                           $                 --      $                 --
                                                       ====================      ====================


NOTE 13 - COMMITMENTS

a) Pursuant to the Consolidated Agreement dated January 8, 2001, among the Company Giorgio Reverberi ("Reverberi"), the owner of the patent relating to the EnergySaver, and Joseph Marino, former Chairman and CEO of Electric City (who assigned the rights to the Company), the Company agreed to pay Reverberi a royalty of $200 for each EnergySaver unit made by or for the Company and sold by the Company. Mr. Marino is also paid a royalty of $100 for each unit sold by the Company. The term of the license granted to the Company expires when the last of Reverberi's patents expires, which the Company expect to be in November, 2017. The license may be terminated by Reverberi if the Company materially breaches its terms and fails to cure the breach within 180 days after Reverberi gives the Company written notice of the breach. Approximately $65,000 and $99,000 of expense was incurred under the agreement for the years ended December 31, 2003 and 2002, respectively. The Company has accrued $6,300 and $5,400 in royalties payable at December 31, 2003 and 2002, respectively.

b) The Company entered into employment agreements with certain officers and employees expiring in 2003 through 2005. Total future commitments under these agreements are as follows:

Year ending December 31,
2004                          $  576,667
2005                             460,000
                              ----------
Total                         $1,036,667
                              ==========

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 14 - EQUITY TRANSACTIONS

a) During 2002 the Company extended the life of warrants to purchase 200,000 shares of the Company's common stock at an exercise price of $2.00 per share in exchange for consulting services provided to the Company. As a result, these warrants were revalued, resulting in an additional expense of $80,000 during the year ended December 31, 2002.

b) On May 7, 2002, the Company issued 52,454 shares of its common stock pursuant to the exercise of stock options with an exercise price of $1.10. The Company received consulting services as consideration for this exercise.

c) On June 4, 2002, the Company entered into a securities purchase agreement with Richard Kiphart under which the Company received $2,000,000 in gross proceeds for the issuance of a package of securities that included 200,000 shares of Series C Convertible Preferred Stock, 30,082 shares of common stock, warrants to purchase 50,000 shares of the Series C Convertible Preferred Stock initially exercisable at a price of $10.00 per share and warrants to purchase 281,250 shares of the Company's common stock initially exercisable at a price of $1.00 per share.

      The Series C Convertible Preferred Stock carries a dividend rate of 10% per year, which is payable during the first three years following issuance at the Company's option, in cash or additional shares of Series C Convertible Preferred Stock. After three years all dividends must be paid in cash and the dividend rate will increase 1/2% every six months until it reaches 15% per year.

      The Series C Convertible Preferred Stock is convertible at any time into shares of the Company's common stock at the conversion rate of ten shares of common stock for each share of Series C Convertible Preferred Stock. Shares of Series C Convertible Preferred Stock have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series C Convertible Preferred Stock to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series C Convertible Preferred Stock. (Such conversion price is currently $1.00 per share of common stock.) The Series C Convertible Preferred Stock is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of the Company's assets and similar events.

      The Series C Convertible Preferred Stock shares with the Series A Convertible Preferred Stock have a liquidation preference over all other classes of the Company's equity. The holders of the Series C Convertible Preferred Stock also share with the holders of the Series A Convertible Preferred Stock special approval rights over certain matters, including but not limited to, mergers and acquisitions, the issuance of additional debt or equity securities, the sale of assets outside the normal course of business, the payment of dividends, the hiring or firing of our Chief Executive Officer or President, significant capital expenditures, and amendments to the Company's Certificate of Incorporation and/or by-laws that in any way that could adversely affect the rights of the holders of the Series A and/or Series C Convertible Preferred Stock. The Series C Preferred does not have the right to vote for directors.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


      Proceeds from the transaction were allocated to the Series C Convertible Preferred Stock, the common stock and warrants issued as part of the transaction based on their relative fair values. The Series C Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company's common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series C Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $1,444,697, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2002.

d) On December 16, 2002, the Company entered into a securities purchase agreement with the Munder Power Plus Fund ("Munder"), whereby the Company issued, in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) the Company's consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of the Company's Common Stock on such date of filing is less than $2.00 per share.

      The holders of the Series A Convertible Preferred stock and the Series C Convertible Preferred stock waived their rights to adjust the conversion price of their preferred shares and the exercise price on their warrants as a result of the issuance price of the common stock and the exercise price of the warrant issued in this transaction. Also, as a condition to the sale the Company agreed to file a registration statement with the Securities and Exchange Commission for the resale of Munder's shares.

      The Company issued a three-year warrant to purchase 50,000 shares of its common stock at $1.00 per share to Capstone Investments as part of the commission on this transaction.

e) During the year ended December 31, 2002, the Company satisfied the accrued dividend on its preferred stock of $2,158,418 though the issuance of 204,199 shares of its Series A Preferred stock and 11,643 shares of its Series C Preferred stock. Since these shares of preferred stock were convertible into common stock at a price below the market price on the dates of issuance, the Company was required to recognize deemed dividends of $495,589 on the shares issued in satisfaction of the Series A Preferred dividend and $12,403 on the shares issued in satisfaction of the Series C Preferred dividend. These deemed dividends were calculated as the difference between (1) the market value of the common shares into which the Series A shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

f) During the year ended December 31, 2002, two of our stockholders who are subject to Section 16 of the Securities Exchange Act of 1934 unintentionally violated Section 16(b) of the Act by selling and then repurchasing shares of the Company's common stock during a six-month period (a "short-swing" profit). Pursuant to the Act, the shareholders are required to turn over the short-swing profits,

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


      which totaled $2,098 to the Company. The Company received $1,300 from one of the shareholders during 2002, and $798 was received from the other shareholder during 2003.

g) On February 27, 2003, the Company entered into a securities purchase agreement with the SF Capital Partners, Ltd. ("SF"), whereby the Company issued, in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

      The holders of the Series A and the Series C Convertible Preferred Stock waived their rights of first offer on the transaction and their right to adjust the conversion price of their preferred shares and the exercise price on their warrants as a result of the issuance price of the common stock and the exercise price of the warrant issued in this transaction. The Munder Power Plus Fund also had a right of first offer with respect to this transaction. In exchange for its agreement to waive this right, the Company gave Munder a 30 day option to purchase securities under the same terms as those offered to SF (see note (h) below). Munder elected to exercise this option during the option period with respect to an investment of $250,000. Also, as a condition to the sale to SF the Company agreed to file a registration statement with the Securities and Exchange Commission for the registration of these shares.

h) On April 17, 2003, the Company entered into a securities purchase agreement with the Munder Power Plus Fund ("Munder"), whereby the Company issued in exchange for $250,000 in gross proceeds, a package of securities that included 271,739 shares of its common stock and a five year warrant to purchase 75,000 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

      On April 23, 2003, the Company entered into a securities purchase agreement with Mr. Richard Kiphart, whereby the Company issued, in exchange for $419,914 in gross proceeds, a package of securities that included 456,429 shares of its common stock and a five year warrant to purchase 125,974 additional shares of its common stock at an initial exercise price of $0.92 per share. The Company is required to reduce the exercise price on the warrant to $0.75 per share if on the date that the Company files its Report 10-KSB for fiscal year 2003 with the Securities and Exchange Commission (i) its consolidated revenue reported in such 10-KSB is less than $25 million and (ii) the closing price of its Common Stock on such date of filing is less than $2.00 per share.

      The holders of the Series A and the Series C Convertible Preferred Stock waived their rights of first offer on the transaction and their right to adjust the conversion price of their preferred shares and the exercise price on their warrants as a result of the issuance price of the common stock and the exercise price of the warrant issued in this transaction. Also, as a condition to the sale to Mr. Kiphart

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

      the Company agreed to file a registration statement with the Securities and Exchange Commission for the registration of these shares.

i) On June 27, 2003, the Company entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners, Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund, whereby the Company issued, in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of its Series D Convertible Preferred Stock (the "Series D Preferred"), 22,562 shares of its Common Stock, one year warrants to purchase 37,500 additional shares of its Series D Preferred (the "Series D Warrants") and four year warrants to purchase 210,938 additional shares of its Common Stock (the "Common Stock Warrants").

      The Series D Preferred carries a dividend rate of 10% per year, which is payable during the first three years following issuance, at the Company's option, in cash or additional shares of Series D Preferred. After three years all dividends must be paid in cash and the dividend rate will increase 1/2% every six months until it reaches 15% per year.

      The Series D Preferred is convertible at any time into shares of its common stock at the conversion rate of ten shares of common stock for each share of Series D Preferred. Shares of Series D Preferred have, subject to certain exceptions, anti-dilution protection that will automatically adjust the conversion price of the Series D Preferred to the price per share of any common stock the Company issues, or is deemed to have issued, if that price per share is less than the then existing conversion price for the Series D Preferred (which is currently $1.00 per share). The Series D Preferred is also subject to other customary anti-dilution provisions with respect to stock splits, stock dividends, stock combinations, reorganizations, mergers, consolidations, special distributions, sales of all or substantially all of its assets and similar events.

      The Series D Preferred shares with the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock have a liquidation preference over all other classes of equity. The holders of the Series D Preferred also share with the holders of the Series A Convertible Preferred Stock and the Series C Convertible Preferred Stock special approval rights over certain matters, including but not limited to, the issuance of equity securities which would be senior to or on a parity with the Series D Preferred Stock, purchases and redemptions of equity securities (except as otherwise required by the terms of the Series A Preferred, Series C Preferred and Series D Preferred), payment of dividends and amendment of its Certificate of Incorporation and/or by-laws that in any way could adversely affect the rights of the holders of the Series D Preferred Stock. The Series D Preferred does not have the right to vote for directors.

      The Series D Warrants are initially exercisable at $10.00 per share and have a term of one year from the date of issuance. The Common Stock Warrants are initially exercisable at $1.00 per share and have a term of four years.

      In addition, the parties executed a stock trading agreement that imposes certain trading restrictions from time to time on the investors with respect to the Common Stock issued or issuable as part of the transaction. Also, the investors executed a joinder and second amendment to the Investor Rights Agreement among the Company and the holders of the outstanding Series A Preferred and Series C Preferred pursuant to which the investors became parties to such Investor Rights Agreement. Under

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

      the Investor Rights Agreement, the parties thereto (other than the Company) have certain rights to demand that the Company file a registration statement with the Securities and Exchange Commission for the resale of their shares of Common Stock.

      Delano Group Securities, LLC acted as placement agent for the Company with respect to the transaction and was paid a placement agent fee of $120,000. Delano Group Securities, LLC is controlled by Mr. David Asplund, one of the investors in the transaction and one of the Company's directors.

      Proceeds from the transaction were allocated to the Series D Convertible Preferred Stock, the common stock and warrants issued as part of the Transaction based on their relative fair values. The Series D Convertible Preferred Stock contained a beneficial conversion feature as a result of its initial conversion price, which was lower than the market value of the Company's common stock on the date of issue. The value of this beneficial conversion feature was determined based on the value allocated to the Series D Convertible Preferred Stock, along with the discount to the market value of the common stock on the date of issuance. The value of the beneficial conversion feature is deemed to be equivalent to a non-cash preferred stock dividend. The Company recorded the deemed dividend on the date of issuance by offsetting charges and credits to additional paid-in capital in the amount of $386,984, without any effect on total stockholders equity. The deemed dividend increases the loss applicable to common shareholders in the calculation of the basic and diluted net loss per common share for the year ended December 31, 2003.

j) On July 23, 2003, the Board of Directors approved the retirement of 1,000 shares of common stock held in its treasury, which are now deemed authorized but unissued shares.

k) During the year ended December 31, 2002, the Company satisfied the accrued dividend on its preferred stock of $2,551,379 though the issuance of 225,398 shares of its Series A Preferred stock, 21,971 shares of its Series C Preferred stock and 7,769 shares of its Series D Preferred stock. Since these shares of preferred stock were convertible into common stock at a price below the market price on the dates of issuance, the Company was required to recognize deemed dividends of $1,627,985 on the shares issued in satisfaction of the Series A Preferred dividend, $158,691 on the shares issued in satisfaction of the Series C Preferred dividend and $92,878 on the shares issued in satisfaction of the Series D Preferred dividend. These deemed dividends were calculated as the difference between
      (1) the market value of the common shares into which the preferred shares were convertible on the dates of issuance and (2) the accrued dividend obligation on the outstanding preferred stock.

l) The Company had outstanding warrants to purchase 9,369,867 and 8,012,955 shares of its common stock as of December 31, 2003 and 2002, respectively, at an exercise price of between $0.92 per share and $6.56 per share. These warrants expire between April 2004 and September 2008.

m) As of December 31, 2002 the Company had an outstanding warrant to purchase 50,000 shares of its Series C Convertible Preferred stock at an exercise price of $10.00 per share. This warrant expired unexercised on June 4, 2003.

n) As of December 31, 2003 the Company had outstanding warrants to purchase 37,500 shares of its Series D Convertible Preferred stock at an exercise price of $10.00 per share. These warrants will expire on June 27, 2004, if not exercised prior to that date.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

o) During fiscal 2003, the Company issued warrants to purchase 647,000 shares of its Common Stock to consultants as compensation for services received. As the fair market value of these services was not readily determinable, these services were valued based on the fair market value of the warrants at the time of issuance, which ranged from $0.29 to $1.42 per warrant. These warrants had terms ranging from one to three years and exercise prices ranging from $1.00 to $2.10. The Company recognized total expense of $393,550 relating to the issuance of these warrants.

p) During fiscal 2003, the Company received proceeds of $197,000 in connection with the exercise of 197,000 warrants, resulting in the issuance of 197,000 shares of the Company's Common Stock.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 15 - DIVIDENDS

     Dividends are comprised of the following:

Year ended December 31,                                    2003             2002
--------------------------------------------------     ------------     ------------
Accrual of Dividend on Series A
Convertible Preferred (see note 14e and
14k)                                                   $  2,253,978     $  2,041,992

Deemed dividend associated with beneficial
conversion price on shares issuable
in satisfaction of Series A Convertible
Preferred dividend (see notes
14e and 14k)                                              1,627,985          495,589

Deemed dividend associated
with beneficial conversion feature of
Series C Convertible Preferred Stock
dividend (see note 14c)                                          --        1,444,697


Accrual of Series C Preferred dividend
(see note 14e and 14k)                                      219,712          116,426


Deemed dividend associated with beneficial
conversion price on shares issued in
satisfaction of Series C Preferred
dividend (see note 14e and 14k)                             158,691           12,403

Deemed dividend associated
with beneficial conversion feature of
Series D Convertible Preferred Stock
dividend (see note 14i)                                     386,984               --

Accrual of Series D Preferred dividend
(see note 14k)                                               77,689               --

Deemed dividend associated with
beneficial conversion price on shares
issued in satisfaction of Series D
Preferred dividend (see note 14k)                            92,878               --
                                                       ------------     ------------
Total                                                  $  4,817,917     $  4,111,107
                                                       ============     ============

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 16 - STOCK OPTIONS

      On August 30, 2001, the Company's shareholders approved the adoption of the 2001 Stock Incentive Plan (the "Plan"), which provides that up to 800,000 shares of the Company's common stock may be delivered under the Plan to certain employees of the Company or any of its subsidiaries and to consultants and directors who are not employees. In addition, the Plan provides for an additional number of shares of the Company's common stock to be reserved for issuance under the plan on January 1st of each succeeding year, beginning January 1, 2002, in an amount equal to the lesser of (i) 5% of the number of outstanding shares of Common Stock, or (ii) 500,000 shares. The awards to be granted under the Plan may be incentive stock options or non-qualified stock options. The exercise price for any incentive stock option ("ISO") may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any non-qualified option shall be in the sole discretion of the Compensation Committee or the Board. The aggregate fair market value of the shares that may be subject to any ISO granted to any participant may not exceed $100,000 on the date of grant. There is no comparable limitation with respect to non-qualified stock options. The term of all options granted under the Plan will be determined by the Compensation Committee or the Board in their sole discretion, provided, however, that the term of each ISO shall not exceed 10 years from the date of grant thereof.

      In addition to the ISOs and non-qualified options, the Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion.

      The Plan is administered by the Board, which is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to determine the employees to whom, and the time, terms and conditions under which, options are to be granted. The Board may also amend, suspend or terminate the Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved for option under the Plan, (iii) modify the requirements for participation in the Plan, or (iv) modify the Plan, in any way that would require stockholder approval under the rules and regulations under the Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed.

      As of December 31, 2003, there were approximately 26 employees of the Company eligible to participate in the Plan, and 1,800,000 shares of Common Stock reserved under the Plan.

      Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2001 Stock Incentive Plan described above. The director's stock option plan provides that eligible directors receive an initial option grant to purchase 75,000 shares upon being appointed to our Board of Directors and additional grants to purchase 25,000 shares on each anniversary of their appointment to the board. These options have exercise prices equal to the greater of the closing price of our common stock on the grant date, or $1.00, terms of ten years and vest in three equal amounts, beginning on the grant date and at the beginning of each of the next two calendar years following the grant

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

      During 2002, certain directors, officers and key employees of the Company were granted options to acquire 400,000 shares of common stock at exercise prices ranging from $1.00 to $1.34 per share. These options vest over periods through November 2005. Of the options granted in 2002, 208,333 were forfeited during 2003.

      During 2003, certain directors, officers and key employees of the Company were granted options to acquire 1,370,000 shares of common stock at exercise prices ranging from $0.84 to $2.51 per share. These options vest over periods through December 2005.

      The following table summarizes the options granted, exercised and outstanding as of December 31, 2003:

                                                                                  WEIGHTED
                                                            EXERCISE              AVERAGE
                                                            PRICE PER             EXERCISE
                                         SHARES               SHARE                PRICE
                                     ---------------      ---------------     ---------------
Outstanding at December 31, 2001           9,819,634      $ 1.10 - $12.99     $          4.12

Granted                                      400,000      $  1.00 - $1.34     $          1.10
Exercised                                    (52,454)     $  1.10 - $1.10     $          1.10
Forfeited                                   (973,332)     $  1.75 - $7.75     $          6.18
                                     ---------------      ---------------     ---------------
Outstanding at December 31, 2002           9,193,848      $ 1.00 - $12.99     $          3.78

Granted                                    1,370,000      $  0.84 - $2.51     $          0.99
Exercised                                         --                                       --
Forfeited                                   (341,667)     $  1.00 - $8.00     $          2.88
                                     ---------------      ---------------     ---------------
Outstanding at December 31, 2003          10,222,181      $ 0.84 - $12.99     $          3.45
                                     ===============      ===============     ===============
Options exercisable at
    December 31, 2003                      8,850,189      $   0.84-$12.99     $          3.54
                                     ===============      ===============     ===============
Options exercisable at
    December 31, 2002                      7,910,103      $   1.00-$12.99     $          3.63
                                     ===============      ===============     ===============

                               Electric City Corp.
                   Notes to Consolidated Financial Statements

      The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model for stock options under Statement of Financial Accounting Standards No. 123, are as follows:

Year ended December 31,                               2003             2002
-----------------------------------------------     ----------      ----------
Weighted average fair value per options granted     $     0.57      $     0.79

Significant assumptions (weighted average):
    Risk-free interest rate at grant date                 1.13%           1.71%
    Expected stock price volatility                         73%             92%
    Expected dividend payout                                --              --
    Expected option life (years)                           8.8             9.4

The following table summarizes information about stock options outstanding at December 31, 2003:

                                Options Outstanding                        Options Exercisable
                  ------------------------------------------------   -------------------------------
                                       Weighted
                      Number           Average          Weighted         Number           Weighted
                  Outstanding at      Remaining         Average      Exercisable at       Average
                   December 31,      Contractual        Exercise      December 31,        Exercise
Exercise Price         2003              Life            Price            2003             Price
--------------    --------------     ------------     ------------   --------------     ------------
$0.84 - $2.00          6,097,547        5.8 years     $       1.16        5,172,551     $       1.20
$2.01 - $4.00            183,334        7.5 years             3.30          150,002             3.48
$4.01 - $6.00            175,000        6.3 years             4.53          175,000             4.53
$6.01 - $8.00          3,714,000        6.3 years             7.09        3,300,336             7.08
$8.01 - $10.00            52,000        6.1 years             9.00           52,000             9.00
$10.01 - $13.00              300        7.2 years            12.99              300            12.99
                  --------------     ------------     ------------   --------------     ------------
                      10,222,181        6.0 years     $       3.45        8,850,189     $       3.54
                  ==============     ============     ============   ==============     ============

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 17 - RELATED PARTIES

      Related party transactions, other than those disclosed in Notes 11 and 13 consist of the following:

a) On January 5, 2000, the Company entered into a distributor agreement with Electric City of Southern California L.L.C., of which Joseph Marino is a member, which provides for an initial term of 10 years. Mr. Marino is one of the Company's founders and its former Chairman and CEO. The agreement grants to Electric City of Southern California a distribution territory which extends from Monterey to Fresno to the northern edge of Death Valley, south to the southern border of California. This agreement provides for terms which members of the Company's board believe are substantially similar to those of other distributor agreements and as favorable to the Company as if negotiated with an unaffiliated third party. Approximately $0 and $59,000 due from Electric City of Southern California is included in accounts receivable at December 31, 2003, and December 31, 2002, respectively.


NOTE 18 - BUSINESS SEGMENT INFORMATION

      The Company organizes and manages its business in two distinct segments: the Energy Technology segment, and the Building Control and Automation segment. In classifying its operational entities into a particular segment, the Company segregated its businesses with similar economic characteristics, products and services, production processes, customers, and methods of distribution into distinct operating groups.

      The Energy Technology segment designs, manufactures and markets energy saving technologies, primarily to commercial and industrial customers. The principal products produced and marketed by this segment are the EnergySaver, the Global Commander and negative power systems under the trade name, Virtual "Negawatt" Power Plan or "VNPP". This segment is headquartered, and most of its operations are located, in Elk Grove Village, Illinois.

      The Building Control and Automation segment, which is comprised of our Great Lakes Controlled Energy subsidiary, provides integration of building and environmental control systems for commercial and industrial customers. Great Lakes Controlled Energy is headquartered in, and operates out of its own leased facility, located in Elk Grove Village, Illinois.

      Prior to fiscal year 2003, the Company's reportable segments included the Power Management segment, which designed, manufactured and marketed a wide range of commercial and industrial switching gear and distribution panels. Effective May 31, 2003, the Company divested this segment, accordingly, the net assets and operating results have been separately reported as discontinued operations. Prior year segment information has been restated to reflect corporate costs previously allocated to the Power Management segment, which will continue despite the divestiture of the segment.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


      An analysis and reconciliation of the Company's business segment information to the respective information in the consolidated financial statements is as follows:

Year ended December 31,                             2003              2002
--------------------------------------------    ------------      ------------
REVENUES:
     Energy Technology                          $  2,064,097      $  3,090,005
     Building Control and Automation               2,618,486         2,925,384
     Intercompany sales - Energy Technology          (36,940)          (37,343)
     Intercompany sales - Building Control
         and Automation                              (13,810)         (443,524)
                                                ------------      ------------
         Total                                     4,631,833         5,534,522

OPERATING LOSS:
     Energy Technology                            (1,975,441)       (3,222,689)
     Building Control and Automation (1)            (550,595)         (840,195)
     Corporate                                    (1,573,896)       (1,893,531)
                                                ------------      ------------

         Total                                    (4,099,932)       (5,956,415)

Interest Expense, net                               (355,359)          (33,615)
                                                ------------      ------------

Loss from continuing operations                   (4,455,291)       (5,990,030)

DEPRECIATION AND AMORTIZATION:
     Energy Technology                                47,425            76,367
     Building Control and Automation                  10,103             7,284
     Power Management                                 53,104           148,400
                                                ------------      ------------
         Total                                       110,632           232,051

CAPITAL ADDITIONS:
     Energy Technology                                19,474             8,829
     Building Control and Automation                  12,830             6,316
     Power Management                                     --             2,342
                                                ------------      ------------
         Total                                        32,304            17,487

TOTAL ASSETS:
     Energy Technology                             5,824,080         4,999,300
     Building Control and Automation               1,529,547         1,028,839
     Power Management                                     --         2,880,412
                                                ------------      ------------
         Total                                  $  7,353,627      $  8,908,551

----------
(1) 2002 operating loss includes a $108,000 impairment loss

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


NOTE 19 - SUBSEQUENT EVENT

On March 19, 2004, the Company entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. ("Security Benefit"), whereby the Company issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 5,000,000 shares of the Company's common stock and 5 year warrants to purchase 1,750,000 additional shares of common stock at $2.42 per share (the "Common Stock Warrants"). The exercise price under the Common Stock Warrants is subject to adjustment if the Company issues shares of common stock at a price below the lower of the exercise price or the market price at the time, subject to certain exceptions.

Also on March 19, 2004, the Company entered into a Redemption and Exchange Agreement with the holders of its outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the "Existing Preferred Stock") under which the Company agreed to redeem 538,462 shares of Existing Preferred Stock at a price of $13 per share (the "Redemption") and to exchange shares of its newly authorized Series E Convertible Preferred Stock (the "Series E Preferred") for all remaining outstanding shares of Existing Preferred Stock (the "Exchange") on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Existing Preferred Stock). The Company used $7 million of the proceeds from the issuance of securities to Security Benefit to accomplish the Redemption, which closed on March 22, 2004.

Under the Redemption and Exchange transaction, the Company redeemed 538,462 shares of its outstanding Existing Preferred Stock which were convertible into 5,384,620 shares of common stock, at a price equivalent to $1.30 per common share, and exchanged 210,451 shares of the new Series E Preferred) for the remaining 2,104,509 outstanding shares of the Existing Preferred Stock. All of the Existing Preferred Stock has been cancelled. The Series E Preferred has substantially the same rights as the shares of Existing Preferred Stock that it replaced, including:

o special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company that would have the right to receive dividends or the right to participate in any distribution upon liquidation which was senior to or equal to the rights of the Series E Preferred (other than issuances to pay dividends on the preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

o     a conversion price equivalent to $1.00 per common share;

o     the right to elect up to four directors;

o the right to vote with the holders of common stock on an "as converted" basis on all matters on which holders of our common stock are entitled to vote, except with respect to the election of directors or as otherwise provided by law;

o a right of first offer on the sale of equity by the Company in a private transaction; and

o anti-dilution protection that would adjust the conversion price in the event we issue equity at a price which is less than the conversion price .

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


The Exchange was effected on a 1 for 10 basis: whereas each share of the Existing Preferred Stock was convertible into 10 shares of Common Stock and had a liquidation preference of $20 per share, each share of the Series E Preferred is convertible into 100 shares of Common Stock and has a liquidation preference of $200 per share. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred. Such Series E warrants issued are exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share.

In addition, the Existing Preferred Stock carried a dividend rate of 10% payable at the Company's election in cash or in additional shares of preferred stock during the first three years following issuance. After the third anniversary of issuance we were required to pay all dividends in cash and the dividend rate increased by 1/2% every six months until it reached 15%, where it would remain until the shares were converted or redeemed. The Series E Preferred carries a 6% dividend that is payable at the Company's election in cash or additional shares of Series E Preferred for as long as the shares remain outstanding.

The following table summarizes the change in outstanding shares that resulted from this series of transactions:

                                                                   Number of Shares (1)
                     --------------------------------------------------------------------------------------------------------------
                                                                                                                       Change in
                                                                                                                        Common
                                    Conversions                                                                          Share
                                    of Preferred                                                                      Equivalents
                                     Stock and                                                                         Resulting
                                     Term Loan        Outstanding       Sale to                                       from Sale and
                         As of        Prior to          Prior to       Security       Redemption &       After        Redemption &
                      12/31/2003    Transactions      Transactions      Benefit         Exchange      Transactions      Exchange
                     ------------   ------------      ------------    ------------    ------------    ------------    -------------
Series A Preferred     23,965,900     (1,450,000)(2)    22,515,900                     (22,515,900)              0      (22,515,900)
Series C Preferred      2,336,140              0         2,336,140                      (2,336,140)              0       (2,336,140)
Series D Preferred      1,577,690              0         1,577,690                      (1,577,690)              0       (1,577,690)
Series E Preferred              0              0                 0                      21,045,100      21,045,100       21,045,100
                     ------------   ------------      ------------    ------------    ------------    ------------    -------------
                       27,879,730     (1,450,000)       26,429,730                      (5,384,630)     21,045,100       (5,384,630)

Common stock           34,342,022      1,580,000(3)     35,922,022       5,000,000               0      40,922,022       5,000,000

Warrants to
purchase common
stock                   9,744,867              0         9,744,867(4)    1,750,000(5)            0      11,494,867(6)    1,750,000

(1)   All shares presented on an as converted basis

(2) 145,000 shares of Series A Preferred Stock were converted into Common Stock in February and March 2004 prior to the Transactions

(3) Includes 130,000 shares issued in January 2004 upon conversion of Convertible Term Debt

(4) Includes warrants to purchase Series D Preferred, which are convertible into 375,000 shares of common stock

(5)   Five year warrants to purchase common stock at $2.42 per share in cash

(6) Includes warrants to purchase Series E Preferred, which are convertible into 375,000 shares of common stock

As part of the Redemption and Exchange, the preferred stockholders agreed to amend and restate their existing stock trading agreements, effectively replacing them with a new three year agreement containing volume and price limitations which become effective on September 8, 2004 after the original expiration date of September 7, 2004. The Investor Rights Agreement and the Stockholders Agreement among the Company, the preferred stockholders and certain other parties were also amended and restated as part of the Redemption and Exchange, principally to reflect the changes in the outstanding preferred stock resulting from the transactions.

                               Electric City Corp.
                   Notes to Consolidated Financial Statements


The Company has agreed to file a registration statement to register the shares of common stock issued to the Security Benefit purchasers and the shares issuable under their Common Stock Warrants within 45 days of the closing and to use its best efforts to have the registration statement declared effective within 120 days of the closing.

Morgan Kegan & Company, Inc. acted as placement agent for the Company with respect to the transaction and was paid a placement agent fee of $660,000.

The Company expects to retain approximately $3.3 million of the proceeds from the Common Stock sale after the Redemption and all offering costs. These funds will be used for general corporate purposes.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


         Article VIII of Electric City's By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors. In certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City is also required to approve any amendment of the By-Laws.


         Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.

         Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.


         Electric City's Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City, and, in certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City, is required to amend such provisions.


         Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.


SEC Registration Fee                                                  $      198
Legal Fees and Expenses                                                   18,000
Accounting Fees and Expenses                                              16,000
Costs of Printing                                                          3,000
Miscellaneous Expenses                                                     1,800
                                                                      ----------

Total                                                                 $   38,998
                                                                      ==========



         We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock offered by this registration statement other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Those commissions, fees and discounts, if any, will be borne by the selling stockholders.

RECENT SALES OF UNREGISTERED SECURITIES

         Since our organization as a limited liability company on December 5, 1997, we have sold securities in the transactions described below without registering the securities under the Securities Act of 1933, as amended. No underwriter or sales or placement agent was involved in the transactions.



(1) On May 3, 2001, we issued to Wall & Broad Equities warrants to purchase 30,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $16,500. The warrants were exercisable at $2.50 per share, but have expired unexercised

(2) On May 3, 2001, we issued 15,000 shares of our common stock valued at $30,150 based on the closing price of our common stock on the preceding day to John Prinz of Associates LLC.

(3) On June 7, 2001, pursuant to an Agreement and Plan of Merger by and among us, Electric City Great Lakes Acquisition Corporation, Great Lakes Controlled Energy Corporation ("Great Lakes"), Eugene Borucki and Denis Enberg, we acquired ownership of Great Lakes. In connection with the acquisition, Great Lakes was merged into our wholly-owned subsidiary, Electric City Great Lakes Acquisition Corporation, with our subsidiary continuing as the surviving corporation under the name Great Lakes Controlled Energy Corp. The aggregate purchase price was $350,000, paid by issuing 137,904 shares of our common stock priced at $2.538 per share (equal to the average closing price of our common stock during the 120 day period prior to the closing of the acquisition) plus 75,000 shares of our common stock.

(4) On June 14, 2001, we issued 5,000 shares of our common stock valued at $16,500 based on the closing price of our common stock on the preceding day to Cambell Becher for services rendered.

(5) On June 15, 2001, Augustine Fund, L.P. elected to convert 2,000 shares of Series B Preferred Stock outstanding into 1,472,244 shares of our common stock. The conversion price was $1.36. In addition, we elected to pay the accrued dividends on the Series B Preferred Stock in 56,764 shares of our common stock, which dividends were calculated based upon a conversion price of $1.36 per share.

(6) On June 23, 2001, we issued 500 shares of our common stock valued at $1,600 based on the closing price of our common stock on the preceding day to Evelyn Ber for her participation in a promotional event sponsored by the Company.

(7) On July 31, 2001, we issued to Newcourt Capital Securities, Inc. (now known as CIT Capital Securities, Inc.) warrants to purchase 3,314,830 shares of our common stock as consideration related to its affiliate, Newcourt Capital USA Inc. providing the Company with $3,200,000 of Senior Subordinated Convertible Promissory Notes and services performed by Newcourt Capital Securities, Inc. as placement agent in the issuance of our Series A Convertible Preferred Stock. In connection therewith, we recorded an expense of $1,200,000. The warrants are exercisable at $1.00 per share and have an exercise period of seven years from the closing of the initial Series A Convertible Preferred Stock issuance, which was September 7, 2001. Concurrent with this issuance, we cancelled the warrants for 1,700,000 shares of our common stock previously issued to Newcourt Capital USA on April 18, 2001.

(8) On August 2, 2001, we issued 25,684 shares of our common stock to John Prinz pursuant to the exercise of a warrant held by Mr. Prinz (See Note
         2). Mr. Prinz elected to exercise these warrants pursuant to a cashless exercise option at an exercise price per share of $1.36. The market price of our common stock on the date of exercise was $3.80 per share.

(9) On August 8, 2001, we issued to Jerome Lipman warrants to purchase 3,500 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $5,775. The warrants were exercisable at $2.00 per share, but have expired unexercised

(10) On August 14, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $19,650. The warrants were exercisable at $2.30 per share, but have expired unexercised

(11) On August 28, 2001, we issued to John Bendheim warrants to purchase 15,000 shares of our common stock for consulting services rendered. In connection therewith, we recorded an expense of $7,800. The warrants were exercisable at $2.30 per share, but have expired unexercised

(12) On September 7, 2001, we issued the following securities to a group of investors for an aggregate purchase price of $16,000,000:

                  o 400,000 shares of our Series A Convertible Preferred Stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 380,000 shares of our Series A Convertible Preferred Stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 20,000 shares of our Series A Convertible Preferred Stock to Originators Investment Plan, L.P.;

                  o Warrants to purchase 100,000 shares of our Series A Convertible Preferred Stock with an initial exercise price of $10.00 per share to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 95,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 5,000 shares of our Series A Convertible Preferred Stock with an exercise price of $10.00 per share to Originators Investment Plan, L.P. These warrants expired unexercised on September 7, 2002;

                  o 80,217 shares of our common stock to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., 76,206 shares of our common stock to Morgan Stanley Dean Witter Equity Funding, Inc. and 4,011 shares of our common stock to Originators Investment Plan, L.P.;

                  o Warrants to purchase 750,000 shares of our common stock with an initial exercise price of $1.00 to each of Newcourt Capital USA, Inc., Duke Capital Partners, LLC, and EP Power Finance, L.L.C., warrants to purchase 712,500 shares of our common stock with an exercise price of $1.00 per share to Morgan Stanley Dean Witter Equity Funding, Inc. and warrants to purchase 37,500 shares of our common stock with an exercise price of $1.00 per share to Originators Investment Plan, L.P.

(13) On October 17, 2001, the Board of Directors declared and paid dividends on our Series A Convertible Preferred Stock for the third calendar quarter ending September 30, 2001 to shareholders of record of our Series A Convertible Preferred Stock as of September 30, 2001. The dividends were paid in additional shares of Series A Convertible Preferred Stock to the holders as follows: 6,778 shares to EP Power Finance, L.L.C., 3,400 shares to Newcourt Capital USA, Inc., 6,439 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 339 shares to Originators Investment Plan, L.P., and 6,778 shares to Duke Capital Partners, LLC.

(14) On November 29, 2001, we issued the following securities to Leaf Mountain Company, LLC for an aggregate purchase price of $3,000,000 (See "Description of Securities - Additional Issuance of Series A Preferred Stock"):

                  o        300,000 shares of our Series A Convertible Preferred
                           Stock;

                  o Warrants to purchase 75,000 shares of our Series A Convertible Preferred Stock with an initial exercise price of $10.00 per share. These warrants expired unexercised on November 29, 2002;

                  o        45,122 shares of our common stock;

                  o Warrants to purchase 421,875 shares of our common stock with an initial exercise price of $1.00.

(15) On November 28, 2001, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the fourth calendar quarter ending December 31, 2001 to shareholders of record of our Series A Convertible Preferred Stock as of December 31, 2001. The dividends were paid on December 31, 2001 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,169 shares to EP Power Finance, L.L.C., 10,085 shares to Newcourt Capital USA, Inc., 9,661 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 508 shares to Originators Investment Plan, L.P., 10,169 shares to Duke Capital Partners, LLC and 2,667 shares to Leaf Mountain Company, LLC.

(16) On December 31, 2001, we issued to each of Ms. Josephine Riina and Mr. Dominic DiFrisco, warrants to purchase 25,000 shares of our common stock as settlement for a dispute regarding a consulting agreement between the Company and the aforementioned parties. In connection therewith, we recorded an aggregate expense of $8,000. These warrants expired unexercised on December 31, 2003

(17) On March 27, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the first calendar quarter ending March

         31, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of March 31, 2002. The dividends were paid on March 31, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,424 shares to EP Power Finance, L.L.C., 10,337 shares to Newcourt Capital USA, Inc., 9,902 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 521 shares to Originators Investment Plan, L.P., 10,424 shares to Duke Capital Partners, LLC and 7,567 shares to Leaf Mountain Company, LLC.

(18) On May 7, 2002, we issued 52,454 shares of our common stock to Nikolas Konstant pursuant to his exercise of stock options with an exercise price of $1.10. We received consideration for this exercise in the form of consulting services provided by Mr. Konstant.

(19) On May 22, 2002, the Board of Directors declared dividends payable on our Series A Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series A Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in additional shares of Series A Convertible Preferred Stock to the holders as follows: 10,684 shares to EP Power Finance, L.L.C., 10,596 shares to Newcourt Capital USA, Inc., 10,150 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 534 shares to Originators Investment Plan, L.P., 10,684 shares to Duke Capital Partners, LLC and 7,756 shares to Leaf Mountain Company, LLC.

(20) On June 4, 2002, we issued the following securities to Richard Kiphart for an aggregate purchase price of $2,000,000:

                  o        200,000 shares of our Series C Convertible Preferred
                           Stock;

                  o Warrants to purchase 50,000 shares of our Series C Convertible Preferred Stock with an initial exercise price of $10.00 per share. This warrant expired unexercised on June 4, 2003;

                  o        30,082 shares of our common stock;

                  o Warrants to purchase 281,250 shares of our common stock with an initial exercise price of $1.00.

(21) On June 11, 2002, the Board of Directors, by unanimous consent, declared dividends payable on our Series C Convertible Preferred Stock for the second calendar quarter ending June 30, 2002 to shareholders of record of our Series C Convertible Preferred Stock as of June 30, 2002. The dividends were paid on June 30, 2002 in 1,444 additional shares of Series C Convertible Preferred Stock to the holder, Richard Kiphart;

(22) On December 16, 2002, we entered into a securities purchase agreement with the Munder Power Plus Fund, whereby we issued, in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of its common stock and a five year warrant to purchase 300,000 additional shares of its common stock at an initial exercise price of $0.92 per share.

(23) On December 16, 2002, we issued three year warrants to purchase 50,000 shares of our common stock at $1.00 per share to Capstone Investments as a commission on the private placement to the Munder Power Plus Fund. This warrant was valued at $20,500 using a modified Black-Sholes option pricing model.

(24) On November 20, 2002, the Board of Directors declared dividends payable on our Series A and Series C Convertible Preferred Stock for the calendar quarter ending December 31, 2002 to shareholders of record of our Series A and Series C Convertible Preferred Stock as of December 31, 2002. The dividends were paid on December 31, 2002 in additional shares of preferred stock to the holders as follows: 11,225 shares to EP Power Finance, L.L.C., 11,132 shares to Newcourt Capital USA, Inc., 10,664 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 561 shares to Originators Investment Plan, L.P., 11,225 shares to Duke Capital Partners, LLC, 8,148 shares to Leaf Mountain Company, LLC, and 5,162 to Mr. Richard Kiphart.

(25) On February 27, 2003, we entered into a securities purchase agreement with the SF Capital Partners Ltd., whereby we issued in exchange for $1,000,000 in gross proceeds, a package of securities that included 1,086,957 shares of our common stock and a five year warrant to purchase 300,000 additional shares of our common stock at an initial exercise price of $0.92 per share.

(26) On March 18, 2003, we issued a warrant to purchase 50,000 shares of our common stock to Jason Diamond as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of 3 years and an exercise price of $1.23 per share. This warrant was valued at $38,000 using a modified Black-Sholes option pricing model.

(27) On March 18, 2003, we issued a warrant to purchase 12,500 shares of our common stock to Lon Frederick as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of 3 years and an exercise price of $1.00 per share. This warrant was valued at $10,250 using a modified Black-Sholes option pricing model.

(28) On March 18, 2003, we issued a warrant to purchase 12,500 shares of our common stock to Paul Frederick as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of 3 years and an exercise price of $1.00 per share. This warrant was valued at $10,250 using a modified Black-Sholes option pricing model.

(29) On March 26, 2003, the Board of Directors declared dividends payable on our Series A and Series C Convertible Preferred Stock for the first calendar quarter ending March 31, 2003 to shareholders of record of our Series A and Series C Convertible Preferred Stock as of March 31, 2003. The dividends were paid on March 31, 2003 in additional shares of preferred stock to the holders as follows: 11,506 shares to EP Power Finance, L.L.C., 11,410 shares to Newcourt Capital USA, Inc., 10,931 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 575 shares to Originators Investment Plan, L.P., 11,506 shares to Duke Capital Partners, LLC, 8,352 shares to Leaf Mountain Company, LLC, and 5,291 to Mr. Richard Kiphart.

(30) On April 1, 2003, we issued a warrant to purchase 27,000 shares of our common stock to William Ritger as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant had an expiration date of April 14, 2003 and an exercise price of $1.00 per share. This warrant was valued at $10,800 using a modified Black-Sholes option pricing model.

(31) On April 1, 2003, we issued a warrant to purchase 15,000 shares of our common stock to the Stockbroker.com as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $9,450 using a modified Black-Sholes option pricing model.

(32) On April 2, 2003, we issued a warrant to purchase 5,000 shares of our common stock to the Engle Group as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $3,150 using a modified Black-Sholes option pricing model.

(33) On April 14, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 27,000 shares of our common stock in exchange for $27,000.

(34) On April 17, 2003, we entered into a securities purchase agreement with the Munder Power Plus Fund, whereby we issued in exchange for $250,000 in gross proceeds, a package of securities that included 271,739 shares of our common stock and a five year warrant to purchase 75,000 additional shares of our common stock at an initial exercise price of $0.92 per share.

(35) On April 23, 2003, we entered into a securities purchase agreement with Mr. Richard Kiphart, whereby we issued in exchange for $419,914 in gross proceeds, a package of securities that included 456,429 shares of our common stock and a five year warrant to purchase 125,974 additional shares of our common stock at an initial exercise price of $0.92 per share.

(36) On June 9, 2003, we issued a warrant to purchase 20,000 shares of our common stock to Barretto Pacific as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $8,600 using a modified Black-Sholes option pricing model.

(37) On June 9, 2003, we issued a warrant to purchase 20,000 shares of our common stock to Gregory Hawkins as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $8,600 using a modified Black-Sholes option pricing model.

(38) On June 9, 2003, we issued a warrant to purchase 50,000 shares of our common stock to R&R Investments as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $21,500 using a modified Black-Sholes option pricing model.

(39) On June 10, 2003, we issued a warrant to purchase 50,000 shares of our common stock to Wall & Broad Equities as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $14,500 using a modified Black-Sholes option pricing model.

(40) On June 27, 2003, we entered into a securities purchase agreement with a group of investors that included Cinergy Ventures II, LLC, Mr. Richard Kiphart, SF Capital Partners Ltd., John Thomas Hurvis Revocable Trust and Mr. David Asplund, whereby we issued in exchange for $1,500,000 in gross proceeds, a package of securities that included 150,000 shares of our Series D Convertible Preferred Stock, 22,562 shares of our common stock, one year warrants to purchase 37,500 additional shares of our Series D Convertible Preferred Stock at $10.00 per share and four year warrants to purchase 210,938 additional shares of our common stock at $1.00 per share.

(41) On June 30, 2003, we issued a warrant to purchase 200,000 shares of our common stock to the theStockPage.com as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $64,000 using a modified Black-Sholes option pricing model.

(42) On June 30, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending June 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of June 30, 2003. The dividends were paid on June 30, 2003 in additional shares of preferred stock to the holders as follows: 11,696 shares to Newcourt Capital USA, Inc., 11,204 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 590 shares to Originators Investment Plan, L.P., 8,561 shares to Leaf Mountain Company, LLC, 13,736 shares to Mr. Richard Kiphart, 9,502 shares to Cinergy Ventures II, LLC, 4,750 shares to SF Capital Partners Ltd., 594 shares to the John Thomas Hurvis Revocable Trust and 594 shares to Mr. David Asplund.

(43) On July 23, 2003, our Board of Directors approved the retirement of 1,000 shares of common stock held in our treasury.

(44) On August 22, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(45) We entered into a financing arrangement with Laurus Master Fund, Ltd. ("Laurus") as of September 11, 2003, providing for a $1,000,000 term loan (the "Term Loan") and a revolving credit facility of up to $2,000,000. The principal documents involved are a Securities Purchase Agreement, two Security Agreements, a Convertible Term Note, two warrants to purchase common stock of the Company (one relating to the revolving loan facility and one relating to the term loan), two registration rights agreements (one with respect to the revolving loan facility and one with respect to the term loan), and an agreed form of Secured Convertible Revolving Note. All of the documents are dated September 11, 2003, except that no Secured Convertible Revolving Note has been executed or delivered yet. When we desire to access the revolving credit facility, we will execute and deliver to Laurus one or more Secured Convertible Revolving Notes (which, in the aggregate, will not exceed $2,000,000).

         The Term Loan has a term of two years and accrues interest at the greater of prime plus 1.75% or 6%. Interest on the Term Loan will be due monthly in arrears and the loan amortizes at the rate of $50,000 per month beginning February 1, 2004. We have the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of our common stock at the fixed conversion price of $2.12 per share, provided that the closing price of the common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. Laurus also has the option to convert all or a portion of the Term Loan into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The Term Loan is secured by a blanket lien on all our assets, except for our real estate. In conjunction with the Term Loan, Laurus was paid a fee of $50,000 and received a five year warrant to purchase up to 140,000 shares of our common stock at prices ranging from $2.44 per share to $3.07 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

         The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of our eligible accounts receivable. We did not borrow under the facility at closing. The revolving credit facility also has a term of two years and accrues interest at the rate of prime plus 1.75%. We have the option of paying interest and principal, or prepaying all or a portion of the advances under each Secured Convertible Revolving Note with shares of our common stock at the fixed conversion price of $2.12 per share, provided that the closing price of our common stock is greater than $2.43 per share for the 11 trading days immediately proceeding the payment date and that the shares are registered with Securities and Exchange Commission. In addition, Laurus has the option to convert all or a portion of the advances under any Secured Convertible Revolving Note into shares of our common stock at any time, subject to certain limitations, at a fixed conversion price of $2.12 per share. The revolving credit facility is also secured by a blanket lien on all of our assets, except for our real estate. In conjunction with the revolving credit facility, Laurus was paid a fee of $100,000 and received a five year warrant to purchase up to 280,000 shares of our common stock at prices ranging from $2.54 per share to $3.18 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends or similar events.

(46) On September 23, 2003, we issued a warrant to purchase 100,000 shares of our common stock to Utica Properties as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of three years and an exercise price of $2.00 per share. This warrant was valued at $100,000 using a modified Black-Sholes option pricing model.

(47) On September 24, 2003, the Board of Directors declared dividends payable on our Series A, Series C and Series D Convertible Preferred Stock for the calendar quarter ending September 30, 2003 to shareholders of record of our Series A, Series C and Series D Convertible Preferred Stock as of September 30, 2003. The dividends were paid on September 30, 2003 in additional shares of preferred stock to the holders as follows: 11,988 shares to Newcourt Capital USA, Inc., 11,484 shares to Morgan Stanley Dean Witter Equity Funding, Inc., 604 shares to Originators Investment Plan, L.P., 8,775 shares to Leaf Mountain Company, LLC, 15,335 shares to Mr. Richard Kiphart, 11,173 shares to Cinergy Ventures II, LLC, 5,586 shares to SF Capital Partners Ltd., 698 shares to the John Thomas Hurvis Revocable Trust and 698 shares to Mr. David Asplund.

(48) On October 3, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 20,000 share of our common stock in exchange of $20,000.

(49) On October 8, 2003, we issued a warrant to purchase 10,000 shares of our common stock to Catalina Capital Management, Inc. as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of one year and an exercise price of $1.00 per share. This warrant was valued at $14,200 using a modified Black-Scholes option pricing model.

(50) On October 29, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(51) On November 5, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(52) On November 12, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 share of our common stock in exchange of $5,000.

(53) On November 20, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 5,000 shares of our common stock in exchange for $5,000.

(54) On November 24, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 10,000 shares of our common stock in exchange for $10,000.

(55) On November 26, 2003, Laurus Master Funds converted $52,346 of principal and $664 of accrued interest on the Company's Convertible Term Note into 25,000 shares of our common stock.

(56) On December 5, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 100,000 shares of our common stock in exchange for $100,000.

(57) On December 15, 2003, the holder of a warrant to purchase common stock exercised the warrant, receiving 15,000 shares of our common stock in exchange for $15,000.

(58) On December 30, 2003, we issued a warrant to purchase 75,000 shares of our common stock to a consultant as compensation for services received in a private transaction not involving any solicitation or offering of such warrant to anyone else. The warrant has a term of three years and an exercise price of $2.10 per share. This warrant was valued at $80,250 using a modified Black-Scholes option pricing model.

(59) On January 2, 2004, Laurus Master Funds converted $63,600 of principal on the Company's Convertible Term Note into 30,000 shares of our common stock.

(60) On January 28, 2004, Laurus Master Funds converted $207,264 of principal and $4,736 of accrued interest on the Company's Convertible Term Note into 100,000 shares of our common stock.

(61) On February 10, 2004, Leaf Mountain Company converted 45,000 shares of Series A Convertible Preferred Stock into 450,000 shares of common stock.

(62) On March 19, 2004, Morgan Stanley Dean Witter Equity Funding, Inc. converted 95,000 shares of Series A Convertible Preferred Stock into 950,000 shares of common stock.

(63) On March 19, 2004, Originators Investment Plan L.P. converted 5,000 shares of Series A Convertible Preferred Stock into 50,000 shares of common stock.

(64) On March 19, 2004, we entered into a securities purchase agreement with a group of four mutual funds managed by Security Benefit Group, Inc. ("Security Benefit"), whereby we issued to such purchasers, in exchange for $11,000,000 in gross proceeds, a package of securities that included 5,000,000 shares of the Company's common stock and 5 year warrants to purchase 1,750,000 additional shares of common stock at $2.42 per share.

         On March 19, 2004, we entered into a Redemption and Exchange Agreement with the holders of its outstanding Series A Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (collectively, the "Existing Preferred Stock") under which we redeemed 538,462 shares of our outstanding Existing Preferred Stock which were convertible into 5,384,620 shares of common stock, at a price equivalent to $1.30 per common share, and exchanged 210,451 shares of our newly authorized Series E Convertible Preferred Stock (the "Series E Preferred") for the remaining 2,104,509 outstanding shares of the Existing Preferred Stock (the "Exchange") on a 1 for 10 basis (one share of Series E Preferred exchanged for 10 shares of Existing Preferred Stock). All of the Existing Preferred Stock has been cancelled. As part of the Exchange, all outstanding warrants to purchase shares of Series D Convertible Preferred Stock were exchanged for similar warrants to purchase shares of Series E Preferred. Such Series E warrants issued are exercisable for an aggregate of 3,750 shares of Series E Preferred at a price of $100 per share. They replaced warrants exercisable for 37,500 shares of Series D Preferred at an exercise price of $10 per share.

(65) On April 7, 2004, the Board of Directors declared dividends payable on our Series E Convertible Preferred Stock for the calendar quarter ending March 31, 2004 to shareholders of record of our Series E Convertible Preferred Stock as of March 31, 2004. The dividends were paid with 6,579 additional shares of Series E Convertible Preferred Stock. Each share of Series E Convertible Preferred Stock is convertible into 100 shares of our common stock.

         No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were "accredited investors" as defined in Regulation D and/or were acquiring such securities for investment for their own account and not for distribution. All certificates representing the common stock so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

                                    EXHIBITS


   EXHIBIT
    NUMBER                DESCRIPTION OF EXHIBIT
 --------------           ------------------------------------------------------
    2.1(1)                Agreement and Plan of Merger, dated June 5, 1998, by
                          and between Electric City Corp. and Pice Products
                          Corporation.

    2.2(6) Agreement and Plan of Merger, dated August 31, 2000, by and among Electric City Corp., Electric City
                          Acquisition, a wholly owned subsidiary of the Company, Switchboard Apparatus, Inc., Dale Hoppensteadt, George
                          Miller and Helmut Hoppe.

    2.3(12) Letter Agreement, dated November 21, 2000, amending the Agreement and Plan of Merger, dated August 31,
                          2000, by and among Electric City Corp., Electric City
                          Acquisition, Switchboard Apparatus and the stockholders of Switchboard Apparatus.

    2.4(12) Letter Agreement, dated December 22, 2000, amending the Agreement and Plan of Merger dated August 31, 2000 among Electric City Corp., Electric City Acquisition,
                          Switchboard Apparatus and the stockholders of Switchboard Apparatus.

    2.5(11) Agreement and Plan of Merger, dated June 7, 2001, by and among Electric City Corp., Electric City Great
                          Lakes Acquisition Corporation, a wholly owned subsidiary of the Company, Great Lakes Controlled
                          Energy Corporation, Eugene Borucki and Denis Enberg.

    3.1(1)                Certificate of Incorporation

    3.2(1)                By-laws

    3.3(16)               Certificate of Amendment to Certificate of
                          Incorporation dated August 30, 2001.

    3.4(16)               Bylaws, as amended

    3.5(20)               Certificate of Amendment to Certificate of
                          Incorporation, dated July 31, 2002.

    3.6(20)               Charter of Audit Committee, as restated.

    4.1(6) Indemnification and Stockholder Agreement, dated as of August 31, 2000, by and among Electric City Corp. and
                          Dale Hoppensteadt, George Miller and Helmut Hoppe.

    4.2(7)                The Securities Purchase Agreement, made as of October
                          17, 2000, by and between Electric City Corp. and
                          Augustine Fund, L.P.

    4.3(7)                Certificate of Designation of the Relative Rights and
                          Preferences of the Series B Convertible Preferred
                          Stock of Electric City Corp.

   EXHIBIT
    NUMBER                DESCRIPTION OF EXHIBIT
 --------------           ------------------------------------------------------
    4.4(7)                The Registration Rights Agreement, made as of October
                          17, 2000, by and between Electric City Corp. and
                          Augustine Fund, L.P.

    4.5(7) Trading Agreement, made as of October 17, 2000, by and between Augustine Fund, L.P. and Electric City Corp.

    4.6(8)                Specimen Stock Certificate

    4.7(11) Registration Rights Agreement dated April 18, 2001 by and between Electric City Corp. and Newcourt Capital
                          Securities Inc.

    4.8(11) Securities Purchase Agreement dated July 31, 2001 between Electric City Corp. and Newcourt Capital USA,
                          Inc., Duke Capital Partners, LLC, Morgan Stanley Dean
                          Witter Equity Funding, Inc., Originators Investment
                          Plan, L.P. and EP Power Finance, L.L.C.

    4.9(11) Investor Rights Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt
                          Capital USA, Inc., Newcourt Capital Securities Inc.,
                          Duke Capital Partners, LLC, Morgan Stanley Dean Witter
                          Equity Funding, Inc., Originators Investment Plan,
                          L.P. and EP Power Finance, L.L.C.

    4.10(11) Stockholders Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt Capital
                          USA, Inc., Duke Capital Partners, LLC, Morgan Stanley
                          Dean Witter Equity Funding, Inc., Originators
                          Investment Plan, L.P. and EP Power Finance, L.L.C.

    4.11(11) Stock Trading Agreement, dated as of July 31, 2001 made by and among Electric City Corp. and Newcourt
                          Capital USA, Inc., Duke Capital Partners, LLC, Morgan
                          Stanley Dean Witter Equity Funding, Inc., Originators
                          Investment Plan, L.P. and EP Power Finance, L.L.C.

    4.12(14)              Certificate of Designations, Preferences and Relative,
                          Participating, Optional and Other Special Rights of
                          Preferred Stock and Qualifications, Limitations and
                          Restrictions Thereof of Series A Convertible Preferred
                          Stock of Electric City Corp. dated August 30, 2001.

    4.13(15) Securities Purchase Agreement dated November 29, 2001 between Electric City Corp. and Leaf Mountain Company,
                          LLC.

    4.14(15)              Consent and Amendment of Securities Purchase
                          Agreement, Stock Trading Agreement, Stockholders
                          Agreement and Investor Rights Agreement dated November
                          29, 2001 between Newcourt Capital Securities, Inc.,
                          Newcourt Capital USA, Inc., Duke Capital Partners,
                          LLC, Morgan Stanley Dean Witter Equity Funding, Inc.,
                          Originators Investment Plan, L.P., EP Power Finance,
                          L.L.C., Electric City Corp. and Leaf Mountain Company,
                          LLC.

    4.15(15)              Joinder to Investor Rights Agreement, Stockholders
                          Agreement and Stock Trading Agreement dated November
                          29, 2001 between Electric City Corp. and Leaf Mountain
                          Company, LLC.

    4.16(18) Securities Purchase Agreement dated as of May 31, 2002 between Electric City Corp. and Richard Kiphart.

    4.17(18)              Certificate of Designations, Preferences and Relative,
                          Participating, Optional and Other Special Rights of
                          Preferred Stock and Qualifications, Limitations and
                          Restrictions Thereof of Series C Convertible Preferred
                          Stock of Electric City Corp. dated June 3, 2002.

    4.18(18)              Certificate of Correction Filed to Correct a Certain
                          Error in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other
                          Special Rights of Preferred Stock and Qualifications,
                          Limitations and Restrictions Thereof of Series C
                          Convertible Preferred Stock of Electric City Corp.
                          dated June 11, 2002.

    4.19(18) Consent and Amendment, dated as of June 4, 2002, By and Among Electric City Corp., Newcourt Capital USA,
                          Inc., EP Power Finance, L.L.C., Morgan Stanley Dean
                          Witter Equity Funding, Inc., Originators Investment
                          Plan, L.P., Duke Capital Partners, LLC, Leaf Mountain
                          Company, LLC, Newcourt Capital Securities, Inc., and
                          Richard P. Kiphart.

    4.20(18) Joinder and First Amendment to Stockholders Agreement, dated as of June 4, 2002, By and Among Electric City
                          Corp., Newcourt Capital USA, Inc., EP Power Finance,
                          L.L.C., Morgan Stanley Dean Witter Equity Funding,
                          Inc., Originators Investment Plan, L.P., Duke Capital
                          Partners, LLC, Leaf Mountain Company, LLC, and Richard
                          P. Kiphart.

    4.21(18)              Joinder and First Amendment to Investors Rights
                          Agreement, dated as of June 4, 2002, By and Among
                          Electric City Corp., Newcourt Capital USA, Inc.,
                          Newcourt Capital Securities, Inc., EP Power Finance,
                          L.L.C., Morgan Stanley Dean Witter Equity Funding,
                          Inc., Originators Investment Plan, L.P., Duke Capital
                          Partners, LLC, Leaf Mountain Company, LLC, and Richard
                          P. Kiphart.

    4.22(18) Stock Trading Agreement, dated as of June 4, 2002, between Electric City Corp. and Richard P. Kiphart.

    4.23(13)              2001 Stock Incentive Plan

    4.24(20) Securities Purchase Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus
                          Fund, A Series of the Munder Funds, Inc.

    4.25(20) Stock Trading Agreement dated December 16, 2002, between Electric City Corp. and Munder Power Plus
                          Fund, A Series of the Munder Funds, Inc.

    4.26(20) Securities Purchase Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners,
                          Ltd.

    4.27(20) Stock Trading Agreement dated February 27, 2003, between Electric City Corp. and SF Capital Partners,
                          Ltd.

    4.28(21) Securities Purchase Agreement dated April 17, 2003, between Electric City Corp. and Munder Power Plus
                          Fund, A Series of the Munder Funds, Inc.

    4.29(21)              Acknowledgment and Amendment to Stock Trading
                          Agreement dated April 17, 2003, between Electric City
                          Corp. and Munder Power Plus Fund, A Series of the
                          Munder Funds, Inc.

    4.30(21) Securities Purchase Agreement dated April 23, 2003, between Electric City Corp. and Richard P. Kiphart

    4.31(21)              Stock Trading Agreement dated April 23, 2003, between
                          Electric City Corp. and Richard P. Kiphart

    4.32(22)              Stock Trading Agreement dated May 31, 2003 between
                          Dale Hoppensteadt and Electric City Corp.

    4.33(22) Securities Purchase Agreement dated June 27, 2003, between Electric City Corp. and Cinergy Ventures II,
                          LLC, Mr. Richard Kiphart, SF Capital Partners, Ltd.,
                          John Thomas Hurvis Revocable Trust and Mr. David
                          Asplund

    4.34(23)              Certificate Of Designations, Preferences And Relative,
                          Participating, Optional And Other Special Rights Of
                          Preferred Stock And Qualifications, Limitations And
                          Restrictions Thereof Of Series D Convertible Preferred
                          Stock Of Electric City Corp.

    4.35(23)              Stock Trading Agreement dated June 27, 2003, between
                          Electric City Corp. and Cinergy Ventures II, LLC, Mr.
                          Richard Kiphart, SF Capital Partners, Ltd., John
                          Thomas Hurvis Revocable Trust and Mr. David Asplund

    4.36(24) Registration Rights Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master
                          Fund, Ltd.

    4.37(24) Registration Rights Agreement dated September 11, 2003 by and between Electric City Corp. and Laurus Master
                          Fund, Ltd.

    4.38(23)              Joinder and Second Amendment To Investor Rights
                          Agreement by and among Electric City Corp., Newcourt
                          Capital USA Inc., Newcourt Capital Securities, Inc.,
                          EP Power Finance L.L.C., Morgan Stanley Dean Witter
                          Equity Funding, Inc., Originators Investment Plan,
                          L.P., Duke Capital Partners, LLC, Leaf Mountain
                          Company, LLC, Richard P. Kiphart, Cinergy Ventures II,
                          LLC, SF Capital Partners, Ltd., John Thomas Hurvis
                          Revocable Trust and David R. Asplund.


    4.55(27)              Warrant Certificate to Purchase 442,750 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to UMBTRU for benefit of Security
                          Equity Fund, Mid Cap Value Series.

    4.56(27)              Warrant Certificate to Purchase 350,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to UMBTRU for benefit of SBL Fund, Series V.

    4.57(27)              Warrant Certificate to Purchase 311,500 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to UMBTRU for benefit of Security
                          Mid Cap Growth Fund.

    4.58(27)              Warrant Certificate to Purchase 645,750 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to UMBTRU for benefit of SBL Fund, Series J.

    4.59(27)              Certificate Of Designations, Preferences And Relative,
                          Participating, Optional And Other Special Rights Of
                          Preferred Stock And Qualifications, Limitations And
                          Restrictions Thereof Of Series E Convertible Preferred
                          Stock Of Electric City Corp.

    4.60(27) Amended and Restated Investor Rights Agreement, dated as of March 19, 2004 made by and among Electric City
                          Corp. and Newcourt Capital USA Inc., CIT Capital
                          Securities, Inc., Morgan Stanley Dean Witter Equity
                          Funding, Inc., Originators Investment Plan, L.P.,
                          Cinergy Ventures II, LLC, Leaf Mountain Company, LLC,
                          SF Capital Partners, Ltd., Richard Kiphart, David P.
                          Asplund, John Thomas Hurvis Revocable Trust, John
                          Donohue, Augustine Fund, LP, And Technology
                          Transformation Venture Fund, LP.

    4.61(27) Amended And Restated Stockholders Agreement dated as of March 19, 2004 made by and among Electric City
                          Corp., Newcourt Capital USA Inc., Morgan Stanley Dean
                          Witter Equity Funding, Inc., Originators Investment
                          Plan, L.P., Cinergy Ventures II, LLC, Leaf Mountain
                          Company, LLC, Richard Kiphart, David P. Asplund, John
                          Thomas Hurvis Revocable Trust, John Donohue, Augustine
                          Fund, LP, And Technology Transformation Venture Fund,
                          LP.

    4.62(27) Amended And Restated Stock Trading Agreement dated as of March 19, 2004 made by and among Electric City
                          Corp., Newcourt Capital USA Inc., CIT Capital
                          Securities, Inc., Morgan Stanley Dean Witter Equity
                          Funding, Inc., Originators Investment Plan, L.P.,
                          Cinergy Ventures II, LLC, Leaf Mountain Company, LLC,
                          SF Capital Partners, Ltd., Richard Kiphart, David P.
                          Asplund, John Thomas Hurvis Revocable Trust, John
                          Donohue, Augustine Fund, LP, And Technology
                          Transformation Venture Fund, LP.



    5.1(25)               Opinion of Schwartz Cooper Greenberger & Krauss, Chtd.
                          with respect to the legality of the common stock being registered.


    10.1(1) Sales, Distribution and Patent License Agreement, dated January 1, 1998, by and between Giorgio
                          Reverberi and Joseph C. Marino

    10.2(1) Sublicense Agreement, dated June 24, 1998, by and between the Electric City Corp. and Joseph C. Marino




    10.4(1) Real Estate Sales Contract, dated July 3, 1998, by and between Electric City Corp. and the Giovanni Gullo and
                          Mario Gullo Family Limited Partnership

    10.5(1) Asset Purchase Agreement, dated May 24, 1999 by and between Electric City Corp. and Marino Electric, Inc.

    10.6(1) Distribution Agreement, dated September 7, 1999 by and between Electric City Corp. and Electric City of
                          Illinois LLC

    10.7(2) Consulting Agreement, dated April 16, 1999 by and between Electric City Corp. and John Prinz &
                          Associates

    10.8(2) Consulting Agreement, dated January 18, 1999 by and between Electric City Corp. and 1252996 Ontario
                          Limited d/b/a The Stockpage)

    10.9(2)               Warrant to Purchase Common Stock dated January 15,
                          1999, from Electric City Corp. to 1252996 Ontario
                          Limited (d/b/a The Stockpage)

    10.10(3)              Professional Services Agreement dated September 1,
                          1998 between the Company and TJ Riley and Associates

    10.11(4) Employment Agreement, dated November 19, 1999 by and between John Mitola and Electric City Corp.

    10.12(4) Employment Agreement, dated November 19, 1999 by and between Brian Kawamura and Electric City Corp.

    10.13(4) Employment Agreement, dated November 19, 1999 by and between Michael Pokora and Electric City Corp.

    10.14(4) Employment Agreement, dated November 19, 1999 by and between Jeffrey Mistarz and Electric City Corp.




    10.21(7)              Warrant to Purchase Shares of Common Stock issued by
                          Electric City Corp. in favor of Augustine Fund, L.P.

    10.22(9) Settlement Agreement, dated as of the June 30, 2000, between John Prinz & Associates LLC and the Company

    10.23(9) Agreement and Mutual Release dated May 26, 2000 between the Electric City Corp. and Joseph Marino,
                          Jeffrey A. Dome, Ronald Stone and Curtis Vernon


    10.24(10)             Loan Agreement dated March 22, 2001, by and among
                          American National Bank & Trust Company of Chicago,
                          Electric City Corp. and Switchboard Apparatus, Inc.

    10.25(10)             Revolving Note dated March 22, 2001, made by Electric
                          City Corp. and Switchboard Apparatus, Inc. in favor of
                          American National Bank & Trust Company of Chicago

    10.26(10)             Term Note dated March 22, 2001, made by Switchboard
                          Apparatus, Inc. in favor of American National Bank &
                          Trust Company of Chicago

    10.27(10)             Security Agreement dated March 22, 2001, by Electric
                          City Corp. to and for the benefit of American National
                          Bank and Trust Company of Chicago.

    10.28(10)             Security Agreement dated March 22, 2001, by
                          Switchboard Apparatus, Inc. to and for the benefit of
                          American National Bank and Trust Company of Chicago.

    10.29(11)             Convertible Senior Subordinated Promissory Note and
                          Warrant Purchase Agreement Dated as of April 18, 2001
                          by and between Electric City Corp. and Newcourt
                          Capital USA, Inc.

    10.30(11)             Convertible Senior Subordinated Promissory Note Dated
                          as of April 18, 2001 by and between Electric City
                          Corp. and Newcourt Capital USA, Inc.

    10.31(11)             Warrant Certificate to Purchase 1,700,000 Shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Newcourt Capital USA, Inc.

    10.32(11)             Convertible Senior Subordinated Promissory Note Dated
                          as of June 8, 2001 by and between Electric City Corp.
                          and Newcourt Capital USA, Inc.

    10.33(11)             First Amendment to Convertible Senior Subordinated
                          Promissory Note and Warrant Purchase Agreement dated
                          July 31, 2001 by and between Electric City Corp. and
                          Newcourt Capital USA, Inc.

    10.34(11)             Convertible Senior Subordinated Promissory Note Dated
                          as of July 31, 2001 by and between Electric City Corp.
                          and Newcourt Capital USA, Inc.

    10.35(11)             Warrant Certificate to Purchase 3,314,830 Shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Newcourt Securities, Inc.

    10.36(11)             Commercial Building Lease Dated June 7, 2001, by and
                          between Electric City Corp. and Eugene Borucki and
                          Denis Enberg.

    10.37(14)             Warrant Certificate to Purchase 750,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Newcourt Capital USA, Inc.


    10.38(14)             Warrant Certificate to Purchase 712,500 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Morgan Stanley Dean Witter Equity
                          Funding, Inc.

    10.39(14)             Warrant Certificate to Purchase 37,500 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Originators Investment Plan, L.P.

    10.40(14)             Warrant Certificate to Purchase 750,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Duke Capital Partners, LLC.

    10.41(14)             Warrant Certificate to Purchase 750,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to EP Power Finance, L.L.C.




    10.47(15)             Warrant Certificate to Purchase 421,876 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Leaf Mountain Company, LLC.




    10.49(17)             Warrant Certificate to Purchase 25,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Josephine Riina.

    10.50(17)             Warrant Certificate to Purchase 25,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Dominic DiFrisco.




    10.52(18)             Warrant Certificate to Purchase 281,250 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Richard Kiphart.

    10.53(18)             Warrant Certificates to Purchase 25,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to each of Thomas Duszynski, Brian
                          Porter, John Porter and David R. Asplund, replacing a
                          Warrant Certificate to Purchase 100,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. previously issued to Delano Group
                          Securities.




    10.63(19)             Amendment of contract between Electric City Corp. and
                          the Stockpage, dated June 18, 2002.

    10.64(19)             Fourth Amendment To The Warrant To Purchase Common
                          Stock Of Electric City Corp. dated June 18, 2002 by
                          and between Electric City Corp. and the Stockpage.

    10.65(20)             Warrant Certificate to Purchase 300,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Munder Power Plus Fund, A Series
                          of the Munder Funds, Inc.

    10.66(20)             Warrant Certificate to Purchase 50,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Capstone Investments.


    10.67(20)             Warrant Certificate to Purchase 300,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to SF Capital Partners.

    10.68(20)             Warrant Certificate to Purchase 50,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Capstone Investments.

    10.69(20)             Employment Agreement, dated as of January 13, 2003,
                          between the Company and John Mitola

    10.70(21)             Warrant Certificate to Purchase 75,000 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Munder Power Plus Fund, A Series
                          of the Munder Funds, Inc.

    10.71(21)             Warrant Certificate to Purchase 125,974 shares of
                          Common Stock Par Value $0.0001 Per Share, of Electric
                          City Corp. issued to Richard P. Kiphart

    10.72(21)             Employment Agreement, effective January 1, 2003,
                          between the Company and Jeffrey Mistarz

    10.73(22)             Asset Purchase Agreement dated June 3, 2003, by and
                          among Electric City Corp., Switchboard Apparatus,
                          Inc., and Hoppensteadt Acquisition Corp.

    10.74(22)             Strategic Alliance, Co-Marketing and Licensing
                          Agreement dated May 31, 2003 by and between
                          Hoppensteadt Acquisition Corp. and Electric City Corp.

    10.75(23)             Form of Series D Convertible Preferred Stock Warrant
                          issued by Electric City in favor of Cinergy Ventures
                          II, LLC, Mr. Richard Kiphart, SF Capital Partners,
                          John Thomas Hurvis Revocable Trust and Mr. David
                          Asplund

    10.76(23)             Form of Common Stock Warrant issued by Electric City
                          in favor of Cinergy Ventures II, LLC, Mr. Richard
                          Kiphart, SF Capital Partners, John Thomas Hurvis
                          Revocable Trust and Mr. David Asplund

    10.77(24)             Securities Purchase Agreement dated September 11, 2003
                          between Electric City Corp. and Laurus Master Fund,
                          Ltd.

    10.78(24)             Convertible Term Note dated September 11, 2003, made
                          by Electric City Corp. in favor of Laurus Master Fund,
                          Ltd.

    10.79(24)             Security Agreement dated September 11, 2003 by and
                          between Electric City Corp. and Laurus Master Fund,
                          Ltd.

    10.80(24)             Common Stock Purchase Warrant dated September 11, 2003
                          issued by Electric City Corp. in favor of Laurus
                          Master Fund, Ltd.

    10.81(24)             Form of Secured Convertible Revolving Note dated
                          September 11, 2003, made by Electric City Corp. in
                          favor of Laurus Master Fund, Ltd.


    10.82(24)             Security Agreement dated September 11, 2003 by and
                          between Electric City Corp. and Laurus Master Fund,
                          Ltd.

    10.83(24)             Common Stock Purchase Warrant dated September 11, 2003
                          issued by Electric City Corp. in favor of Laurus
                          Master Fund, Ltd.

    10.84(26)             Amended And Restated Mortgage, Assignment Of Leases
                          and Rents, And Security Agreement dated September 30,
                          2003 by Electric City Corp. and American Chartered
                          Bank.

    10.85(26)             Mortgage Note made and entered into on the 30th day of
                          September 2003, by and among American Chartered Bank
                          and Electric City Corp., and Great Lakes Controlled
                          Energy Corporation.

    10.86(26)             Assignment of Leases and Rents by Electric City Corp.
                          in favor of American Chartered Bank, dated September
                          30, 2003.


    10.87(27)             Securities Purchase Agreement dated March 19, 2004,
                          between Electric City Corp. and Security Equity Fund,
                          Mid Cap Value Series, SBL Fund, Series V, Security Mid
                          Cap Growth And SBL Fund, Series J.

    10.88(27)             Redemption and Exchange Agreement dated March 19,
                          2004, by and among Electric City Corp. and Newcourt
                          Capital USA Inc., Morgan Stanley Dean Witter Equity
                          Funding, Inc., Originators Investment Plan, L.P.,
                          Cinergy Ventures II, LLC, Leaf Mountain Company, LLC,
                          SF Capital Partners, Ltd., Richard Kiphart, David P.
                          Asplund, John Thomas Hurvis Revocable Trust, John
                          Donohue, Augustine Fund, LP, And Technology
                          Transformation Venture Fund, LP.


    21(25)                List of subsidiaries

    23.(25) Consent of BDO Seidman LLP with respect to the consolidated financial statements of Electric City
                          Corp.

    23.4(12)              Consent of John R. Waters and Company


    23.6(25)              Consent of Schwartz Cooper Greenberger & Krauss, Chtd.
                          (contained in exhibit 5.1).


    24                    Power of Attorney (included on signature page hereto)


*Filed herewith

(1) Incorporated herein by reference to Electric City Corp.'s registration statement on Form 10SB filed on September 9, 1999 (No. 000-2791).

(2) Incorporated herein by reference to Electric City Corp.'s registration statement Amendment No. 3 to Form 10SB filed on October 29, 1999 (No. 000-2791).

(3) Incorporated herein by reference to Electric City Corp.'s registration statement Amendment No. 5 to Form 10SB, as amended (No. 000-2791).

(4) Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the period ended March 31, 2000, filed with the SEC on May 15, 2000 (No. 0-2791).

(5) Incorporated herein by reference to Electric City Corp.'s Quarterly Report on Form 10-QSB for the period ended June 30, 2000, filed with the SEC on August 11, 2000 (No. 0-2791).

(6) Incorporated herein by reference to Electric City Corp.'s Current Report on Form 8-K dated August 31, 2000 and filed with the SEC on September 14, 2000 (No. 0-2791).

(7) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-K dated October 17, 2000 filed with the SEC on November 30, 2000 (No. 0-2791).

(8) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-A filed with the SEC on December 8, 2000 (No. 0-2791).

(9) Incorporated herein by reference to Electric City Corp's Annual Report for the year ended December 31, 2000 on Form 10-KSB filed with the SEC on April 20, 2001 (No. 0-2791).

(10) Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the period ended March 31, 2001, filed with the SEC on May 15, 2001 (No. 0-2791).

(11) Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the period ended June 30, 2001, filed with the SEC on August 13, 2001 (No. 0-2791).

(12) Incorporated herein by reference to Electric City Corp's registration statement on Form SB-2 filed August 16, 2001 (No. 333-67642).

(13) Incorporated herein by reference to the Company's definitive Proxy Statement for the 2000 Annual Meeting of Stockholders, filed August 14, 2001 (No. 0-2791)

(14) Incorporated herein by reference to Electric City Corp's Amendment No. 1 to Registration Statement on Form SB-2 filed September 27, 2001 (No. 333-67642).

(15) Incorporated herein by reference to Electric City Corp's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed December 7, 2001 (No. 333-67642).

(16) Incorporated herein by reference to Electric City Corp's Annual Report on Form 10-KSB for the year ended December 31, 2001, filed April 15, 2002 (No. 0-2791).

(17) Incorporated herein by reference to Electric City Corp's Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 filed on April 24, 2002 (No. 333-67642).

(18) Incorporated herein by reference to Electric City Corp's Post-Effective Amendment No. 3 to Registration Statement on Form SB-2 filed July 16, 2002 (No. 333-67642).

(19) Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, filed with the SEC on August 14, 2002 (No. 0-2791).

(20) Incorporated herein by reference to Electric City Corp's Annual Report on Form 10-KSB for the year ended December 31, 2002, filed March 31, 2003 (No. 0-2791).

(21) Incorporated herein by reference to Electric City Corp's registration statement on Form S-3 filed May 8, 2003 (No. 333-105084).

(22) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-K dated June 3, 2003 filed with the SEC on June 5, 2003 (No. 0-2791).

(23) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-K dated June 27, 2003 filed with the SEC on July 2, 2003 (No. 0-2791).

(24) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-K dated September 11, 2003 filed with the SEC on September 16, 2003 (No. 0-2791).

(25) Incorporated herein by reference to Electric City Corp's registration statement on Form SB-2 filed October 20, 2003 (No. 333-109835).

(26) Incorporated herein by reference to Electric City Corp's Quarterly Report on Form 10-QSB for the period ended September 30, 2003, filed with the SEC on November 11, 2003 (No. 0-2791).


(27) Incorporated herein by reference to Electric City Corp's Current Report on Form 8-K dated March 19, 2004 filed with the SEC on March 23, 2004 (No. 0-2791).

                                  UNDERTAKINGS

RULE 415 OFFERING.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in this registration statement; and

         (iii) To include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Elk Grove Village, State of Illinois, on the 3rd day of May 2004.


                        ELECTRIC CITY CORP.


                        By:   /s/ John P. Mitola
                            ---------------------------------------------------
                            John P. Mitola, Chief Executive Officer and Director

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form SB-2 in connection with the registration of common stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature                                          Title                            Date
---------                                          -----                            ----
/s/ John P. Mitola                 Chief Executive Officer and Director      September 23, 2003
------------------------------                                              ---------------------
John P. Mitola

/s/ Jeffrey Mistarz                Chief Financial Officer and Treasurer     September 23, 2003
------------------------------                                              ---------------------
Jeffrey Mistarz

/s/ Robert Manning                 Chairman of the Board                     September 24, 2003
------------------------------                                              ---------------------
Robert Manning

/s/ David Asplund                  Director                                  September 24, 2003
------------------------------                                              ---------------------
David Asplund

/s/ Frederic Brace                 Director                                  September 29, 2003
------------------------------                                              ---------------------
Frederic Brace

/s/ Kevin Kushman                  Director                                  September 24, 2003
------------------------------                                              ---------------------
Kevin Kushman

/s/ Kevin McEneely                 Director                                  September 24, 2003
------------------------------                                              ---------------------
Kevin McEneely

/s/ Gerald Pientka                 Director                                  September 24, 2003
------------------------------                                              ---------------------
Gerald Pientka

/s/ Michael Stelter                Director                                  September 24, 2003
------------------------------                                              ---------------------
Michael Stelter

/s/ Robert Wagner, Jr.             Director                                  September 24, 2003
------------------------------                                              ---------------------
Robert Wagner, Jr.



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